SCHEDULE 14A

Information Required in Proxy Statement

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Huntington Bancshares Incorporated
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

March 9, 2015

Dear Fellow Shareholders:

We are pleased to invite you to the annual meeting of shareholders to be held on Thursday, April 23, 2015. The meeting will be held at our Easton Business Service Center, in Columbus, Ohio. We will consider the matters described in the following notice of annual meeting and proxy statement and review highlights of the past year.

2014 was another very good year for Huntington. We delivered on our commitments and, as a result, delivered solid returns.

We hope you will attend the meeting. Whether or not you plan to attend, we encourage you to read the proxy statement carefully and to promptly submit your vote via Internet, telephone or mail to ensure that your shares are represented.

Thank you for your support of Huntington.

Sincerely,

Stephen D. Steinour

Chairman, President and Chief Executive Officer

Information for Shareholders Who Plan to Attend

the 2015 Annual Meeting of Shareholders

Our Business Service Center, 7 Easton Oval, is located on the east side of Columbus near I-270 and Easton Way.

There will be ample parking available as well as assistance (shuttle service and wheel chairs) in transportation from the parking lot to the building entrance.

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Richard A. Cheap

General Counsel and Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

2015 Annual Meeting of Shareholders of Huntington Bancshares Incorporated

Date:	Thursday, April 23, 2015
Time:	2:00 p.m. EDT
Location:	Huntington’s Easton Business Service Center, 7 Easton Oval, Columbus, Ohio 43219

The purposes of the annual meeting are to consider and vote on the following matters:

•	the election of directors;

•	the approval of the 2015 Long-Term Incentive Plan;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

•	an advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the accompanying proxy statement; and

•	any other business that properly comes before the meeting.

Your vote is important. You may vote by executing and returning your proxy card in the accompanying envelope, or by authorizing your proxy electronically over the Internet or by telephone. Please refer to the proxy card enclosed for information on authorizing your proxy electronically. If you attend the meeting, you may vote in person, if you are a holder of record or you obtain a legal proxy from your broker, bank or other holder of record.

If your shares are held by a broker, it is important that you provide instructions to your broker so that your vote is counted on all matters. Brokers do not have discretionary authority to vote on the election of directors or matters related to the compensation of executives.

Sincerely,

Richard A. Cheap

March 9, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 23, 2015

The proxy statement and annual report to security holders are available at

www.edocumentview.com/HBAN

Proxy Statement Summary

This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

2015 Annual Meeting of Shareholders

Date:	Thursday, April 23, 2015
Time:	2:00 p.m. EDT
Location:	Huntington’s Easton Business Service Center 7 Easton Oval, Columbus, Ohio 43219

Voting Matters and Board Recommendations

Voting Matters:	Our Board’s Recommendation:

Proposal 1 – Election of Directors	FOR ALL
Proposal 2 – Approval of the 2015 Long-Term Incentive Plan	FOR
Proposal 3 – Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015	FOR
Proposal 4 – Advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the accompanying proxy statement	FOR

Executive Compensation Highlights

We believe our compensation philosophy and programs for executives are balanced and risk appropriate, demonstrate long-term alignment with long-term sustained performance and shareholder interests, and provide a competitive and effective program to attract, motivate and retain the best talent. This is supported by the following leading market practices incorporated into our program:

•	We require that executives hold a significant amount of company stock

•	We require that executives hold a significant portion of the net shares earned until retirement

•	Any above target payments from our annual incentive program are paid in restricted stock units that vest over 3 years

•	50% of our long-term incentive awards for named executives only vest to the extent performance criteria have been achieved or exceeded

•	We use a broad, diverse group of incentive metrics in both our annual and long-term incentive program

PROXY STATEMENT

We are providing this proxy statement in connection with the solicitation by the board of directors of Huntington Bancshares Incorporated, a Maryland corporation (“we”, “us”, “our”, the “company” or “Huntington”), of proxies to be voted at our 2015 annual meeting of shareholders to be held on April 23, 2015, and at any adjournment. We are sending or making this proxy statement available to our shareholders on or about March 12, 2015.

General Information about the Meeting

Voting Procedures

Holders of common stock at the close of business on February 18, 2015, are entitled to vote at the annual meeting. As of that date, there were 810,945,700 shares of common stock outstanding and entitled to vote. Holders of our Series A Preferred Stock and our Series B Preferred Stock are not entitled to vote.

Each holder of common stock is entitled to cast one vote on each matter submitted at the annual meeting for each share of stock held of record at the close of business on February 18, 2015. The shares represented by a properly submitted proxy will be voted as directed provided we receive the proxy prior to or at the meeting. A properly executed proxy without specific voting instructions will be voted FOR Proposal 1 — Election of Directors, FOR Proposal 2 — Approval of the 2015 Long-Term Incentive Plan, FOR Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm, and FOR Proposal 4 — Advisory Approval of Executive Compensation. A properly submitted proxy will also confer discretionary authority to vote on any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

You may vote by executing and returning your proxy card in the envelope provided, or by voting electronically over the Internet or by telephone. Please refer to the proxy card for information on voting electronically. If you attend the meeting, you may vote in person and the proxy will not be used.

We are not currently aware of any matters that may properly be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock at the adjournment as well, unless you have revoked your proxy instructions.

Revoking Your Proxy

If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our secretary in writing before the proxies vote your common stock at the meeting, deliver later dated proxy instructions, or attend the meeting and vote your shares in person.

Expenses of Solicitation

We will pay the expenses of this proxy solicitation, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to their customers who are beneficial owners. In addition to soliciting proxies by mail and via the Internet, our employees may also solicit proxies by telephone and in person. We have retained Morrow & Co. LLC, 470 West Avenue, Stamford, Connecticut 06902 to assist in the solicitation of proxies for a fee of $10,000 plus reasonable out-of-pocket expenses.

Vote Required

A quorum is required to conduct business at the annual meeting. Shareholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting, present in person or by proxy, will constitute a quorum. Proposal 1: a nominee for election to the board of directors at a meeting of shareholders at which a quorum is present will be elected only if the number of votes cast “for” such nominee’s election exceeds the total number of votes cast “against” or affirmatively “withheld” as to such nominee’s election; provided, however, that if, on either the date of the company’s proxy statement for the meeting or on the date of the meeting, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of all the votes cast at the meeting. Proposals 2, 3 and 4: each requires the affirmative vote of a majority of all votes cast on the matter by the holders of common stock at a meeting at which a quorum is present.

Broker Voting

Under the laws of Maryland, our state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the ratification of the independent registered public accounting firm, but not on non-routine matters. Brokers are no longer permitted to vote on the election of directors or on matters related to executive compensation without instructions from their customers. Broker non-votes and abstentions will have no effect on the election of any director or the approval of the other matters described above since they are not counted as votes cast at the meeting, but votes affirmatively “withheld” from the election of any nominee will have the effect of a vote against that nominee’s election as a director.

Board Recommendation

The board of directors recommends that you vote FOR each proposal.

Corporate Governance

Board Meetings and Committee Information

Our board of directors has separate standing Audit, Community Development, Compensation, Executive, Nominating and Corporate Governance, Risk Oversight, and Technology Committees. From time to time the board of directors may appoint ad hoc committees. All board members receive copies of committee reports and materials. In addition, all board members are welcome to attend any meetings of the standing committees. Each standing committee has a separate written charter. Current copies of the committee charters are posted on the Investor Relations pages of our website at www.huntington.com. Information about the board’s standing committees, including the committee members and a brief review of each committee’s responsibilities, is set forth below.

Committee Members	Audit Committee	Community Development Committee	Compensation Committee	Executive Committee	Nominating & Corporate Governance Committee	Risk Oversight Committee	Technology Committee
Don M. Casto III	X			C	X		X
Ann B. Crane	X	X
Steven G. Elliott				X		C	X
Michael J. Endres				X			X
John B. Gerlach, Jr.			C		X
Peter J. Kight			X				C
Jonathan A. Levy				X		X
Richard W. Neu	C	X
Eddie R. Munson	X
David L. Porteous			X	X	C	X
Kathleen H. Ransier		C	X
Stephen D. Steinour				X
Number of Meetings Held During 2014	11	4	7	1	5	21	5

The total number of meetings for each of the Audit Committee and the Risk Oversight Committee include 4 joint meetings of both committees.

The board of directors held a total of 12 regular and special meetings in 2014. We believe that regular attendance at meetings is of utmost importance, and we encourage our directors to attend the annual shareholders meetings and at least 75% of all regularly scheduled board and committee meetings. During 2014, each director attended greater than 75% of the meetings of the full board of directors and the committees on which he or she served. All directors then serving attended the 2014 annual meeting of shareholders.

Audit Committee

The Audit Committee oversees the integrity of the consolidated financial statements, including policies, procedures, and practices regarding the preparation of financial statements, the financial reporting process, disclosures, and internal control over financial reporting. The Audit Committee also provides assistance to the board in overseeing the internal audit division and the independent registered public accounting firm’s qualifications and independence; compliance with our Financial Code of Ethics for the chief executive officer and senior financial officers; and compliance with corporate securities trading policies.

The board of directors has determined that each of Richard W. Neu, chairman of the Audit Committee, and Eddie R. Munson qualifies as an “audit committee financial expert” as the term is defined in the rules of the Securities and Exchange Commission (SEC). This designation does not impose any duties, obligations or liabilities on them that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. Each member of the Audit Committee qualifies as an “independent director” as the term is defined in the Nasdaq Stock Market Marketplace Rules.

Report of the Audit Committee

The primary responsibility of the Audit Committee is to oversee the integrity of Huntington’s consolidated financial statements. In carrying out its duties, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2014 with Huntington management and with Huntington’s independent registered public accounting firm, Deloitte & Touche LLP. This discussion included the selection, application and disclosure of critical accounting policies. The Audit Committee has also reviewed with Deloitte & Touche LLP its judgment as to the quality, not just the acceptability, of Huntington’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board in Rule 3526 regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from Huntington. Based on this review and discussion, and a review of the services provided by Deloitte & Touche LLP during 2014, the Audit Committee believes that the services provided by Deloitte & Touche LLP in 2014 are compatible with, and do not impair, Deloitte & Touche LLP’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Huntington’s Annual Report on Form 10-K for the year 2014 for filing with the SEC.

Submitted by the Audit Committee:

Richard W. Neu, Chair

Don M. Casto III

Ann B. Crane

Eddie R. Munson

Compensation Committee

The Compensation Committee fulfills the duties and responsibilities of the board as it relates to executive and director compensation matters. In carrying out its duties, the committee reviews and approves Huntington’s goals and objectives with respect to the compensation of the chief executive officer and other executive management. The Compensation Committee also evaluates the performance of the chief executive officer and other executive management in light of such goals and objectives, and sets their compensation levels based on such evaluation. The Compensation Committee advises the board of directors with respect to compensation for service by non-employee directors on the board of directors and its committees. The Compensation Committee also makes recommendations to the board of directors with respect to Huntington’s incentive compensation plans and equity-based plans, oversees the activities of the individuals and committees responsible for administering these plans, and discharges any responsibility imposed on the Compensation Committee by any of these plans. In addition, the Compensation Committee assists the board of directors in fulfillment of the duties and responsibilities delegated to the board under our retirement plans.

Procedures for Determining Executive and Director Compensation; Compensation Consultant

The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities. This includes authority to select, retain, terminate and approve fees and other retention terms of advisors, including legal counsel and other advisors. The Compensation Committee engaged Pearl Meyer & Partners, LLC, an independent consulting firm, to provide advisory services related to executive and director compensation. The individual consultant managing the relationship with Huntington (the compensation consultant) reports directly to the Compensation Committee, and is evaluated by the Compensation Committee on an annual basis.

The compensation consultant is available as needed for expert guidance and support, provides updates on emerging trends and best practices, and frequently attends meetings of the Compensation Committee. Services provided by the compensation consultant during 2014 included review of our selected peer group, benchmarking compensation and performance, and establishing total compensation guidelines, including targets for short and long-term incentive plans, and modeling payouts under various performance scenarios. During 2014 the compensation consultant did not provide any services other than advice and recommendations related to executive and director compensation.

The Compensation Committee has received representations from the compensation consultant with respect to independence, including with respect to: the fees received by the consulting firm from Huntington as a percentage of total revenue of the consulting firm; the policies or procedures maintained by the consulting firm designed to prevent a conflict of interest; any business or personal relationship between the compensation consultant and any Compensation Committee member; any business or personal relationship between the compensation consultant and executive officers of Huntington; and; any Huntington stock owned by the compensation consultant. Based on review of these representations and the services provided by the compensation consultant, the Compensation Committee has determined that the compensation consultant is independent and that the consultant’s work has not created any conflicts of interest.

Although the Compensation Committee makes independent determinations on all matters related to compensation of executive officers, certain members of management are requested to attend committee meetings and provide input to the Compensation Committee. Input may be sought from the chief executive officer, Human Resources, Finance, and Risk Management colleagues and others as needed to ensure the Compensation Committee has the information and perspective it needs to carry out its duties. In particular, the Compensation Committee will seek input from the chief executive officer on matters relating to strategic objectives, company performance goals and input on his assessment of the other executive officers. The Committee also receives regular updates from the chief risk officer and chief financial officer throughout the year as appropriate. Representatives of Human Resources work with the Chair of the Compensation Committee to ensure he has the background, information and data needed to facilitate meetings.

The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee, or in accordance with the terms of a particular compensation plan, to a management committee. The Compensation Committee delegates some responsibilities to management to assist in development of design considerations, with permission to work with the Committee’s compensation consultant to develop proposals for the committee’s consideration. The Compensation Committee may not, however, delegate the determination of compensation for executive officers to management. From time to time, the Compensation Committee may obtain the approval of the board of directors with respect to certain executive and director compensation matters.

Compensation Committee Interlocks and Insider Participation. We have no compensation committee interlocks. In addition, no member of the Compensation Committee has served as one of our officers or employees.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in Huntington’s proxy statement for its 2015 annual meeting of shareholders.

Submitted by the Compensation Committee:

John B. Gerlach, Jr., Chair

Peter J. Kight

David L. Porteous

Kathleen H. Ransier

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary responsibilities are to annually: review the composition of the board of directors to assure that the appropriate knowledge, skills, and experience are represented, in the Committee’s judgment, and to assure that the composition of the board of directors complies with applicable laws and regulations; review the qualifications of persons recommended for board of directors membership, including persons recommended by shareholders; discuss with the board of directors standards to be applied in making determinations as to the independence of directors; and review the effectiveness of the board of directors, including but not limited to, considering the size and desired skills of the board of directors and the performance of individual directors as well as collective performance of the board of directors. The Nominating and Corporate Governance Committee reviews and approves related party transactions. The Nominating and Corporate Governance Committee oversees the CEO succession plan, including emergency succession. Additionally the Committee oversees the company’s efforts to effectively communicate with shareholders, including the annual outreach, matters relating to the corporation’s proxy filing, and other governance issues and efforts throughout the year. Other primary responsibilities of the Nominating and Corporate Governance Committee include reviewing and making appropriate changes to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Huntington’s directors, officers and employees.

Nominating and Corporate Governance Committee Members:

David L. Porteous, Chair

Don M. Casto III

John B. Gerlach, Jr

Community Development Committee

The Community Development Committee’s principal role is to promote our mission of local involvement and leadership in the communities where we are located and where our employees work. This committee provides primary oversight of the company’s programs relating to community development and involvement, philanthropy, government affairs and diversity. The committee also has responsibility for monitoring our commitments pursuant to the Community Reinvestment Act (CRA). This responsibility includes review of CRA examination reports and related internal reports, and review of the company’s relationships with external constituencies concerning these activities, including investors, regulators, elected officials and community leaders. The Community Development Committee also reviews the company’s mortgage lending activities considering its obligations under the Home Mortgage Disclosure Act, and reviews the company’s compliance with fair lending obligations, including monitoring procedures and programs. The committee also monitors employee-related programs that could affect the company’s reputation for social responsibility, such as affinity networks, mentoring programs and other broad-based employee development programs. The Community Development Committee also reviews any shareholder proposals involving issues of public interest.

Community Development Committee Members:

Kathleen H. Ransier, Chair

Ann B. Crane

Richard W. Neu

Executive Committee

The Executive Committee’s purpose is to provide an efficient means of considering matters that arise between regularly scheduled meetings of the full board of directors. Matters that might be considered by the Executive Committee are such that either require prompt attention or are deemed appropriate by the Executive Committee to consider on behalf of the full board of directors. Meetings of this committee may be called by the chief executive officer (who is a member of the committee) or the committee chairperson. The Executive Committee shall have and may exercise all of the powers and authority of the board of directors as may be permitted by law, and the charter and bylaws of the company. All actions of and powers conferred by the Executive Committee are deemed to be done and conferred under the authority of the board of directors.

Executive Committee Members:

Don M. Casto III, Chair

Steven G. Elliott

Michael J. Endres

Jonathan A. Levy

David L. Porteous

Stephen D. Steinour

Risk Oversight Committee

The Risk Oversight Committee assists the board of directors in overseeing management of material risks, and the approval and monitoring of the company’s capital position and plan supporting our overall aggregate moderate-to-low risk profile; the risk governance structure; compliance with applicable laws and regulations; and determining adherence to the board’s stated risk appetite. The committee has oversight responsibility with respect to the full range of inherent risks: market, credit, liquidity, legal, compliance/regulatory, operational, strategic and reputational. This committee also oversees our capital management and planning process, and ensures that the amount and quality of capital are adequate in relation to expected and unexpected risks and that our capital levels exceed “well-capitalized” requirements. Additional detail about the role and responsibilities of this committee is set forth under “The Board’s Role in Risk Oversight”, below.

Risk Oversight Committee Members:

Steven G. Elliott, Chair

Jonathan A. Levy

David L. Porteous

Technology Committee

The purpose of the Technology Committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to all technology, cyber security and vendor management strategies and plans. The committee is charged with evaluating Huntington’s capability to properly perform all technology functions necessary for its business plan, including projected growth, technology capacity, planning, operational execution, product development and management capacity. The committee provides oversight of the technology segment investments and plans to drive efficiency as well as to meet defined standards for risk, security, and redundancy. The Committee oversees the allocation of technology costs and ensures that they are understood by the board of directors. The Technology Committee monitors and evaluates innovation and technology trends that may affect the company’s strategic plans, including monitoring of overall industry trends. The Technology Committee reviews and provides oversight of the company’s continuity and disaster recovery planning and preparedness.

Technology Committee Members:

Peter J. Kight, Chair

Don M. Casto III

Steven G. Elliott

Michael J. Endres

Corporate Governance Guidelines, Policies and Procedures

Our board of directors has a corporate governance program which includes Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Corporate Governance Guidelines are attached as an exhibit to the charter for the Nominating and Corporate Governance Committee. The Code of Business Conduct and Ethics applies to all of our employees and, where applicable, to our directors, and to employees and directors of our affiliates. Our employees serving as chief executive officer, chief financial officer, corporate controller, and principal accounting officer are also bound by a Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Code of Business Conduct and Ethics and the Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations pages of Huntington’s website at www.huntington.com.

Communication with the Board of Directors

Shareholders who wish to send communications to the board of directors may do so by following the procedure set forth on the Investor Relations pages of Huntington’s website at www.huntington.com.

Director Nomination and Board Evaluation

Our board of directors believes that one of its most important responsibilities is identifying, evaluating and selecting candidates for the board. Board members are encouraged to identify prospective directors and recommend them to the Nominating and Corporate Governance Committee. At least annually the Nominating and Corporate Governance Committee reviews the composition of the board to assure that the appropriate knowledge, skills and experience are represented, in the Committee’s judgment, and in order to comply with applicable laws and regulations. The board’s commitment to expand the skills, experience and backgrounds of its members and ensure a well-rounded and effective board, is demonstrated by the addition of six directors since 2008. Fifty percent of the current directors have tenure of six years or less.

The Nominating and Corporate Governance Committee reviews the qualifications of potential director candidates and makes recommendations to the full board. The factors considered by the Committee and the board in their review of potential candidates include whether the candidate:

•	has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•	has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which the company operates;

•	has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the board is called upon to make;

•	possesses a willingness to challenge management while working constructively as part of a team in an environment of trust; and

•	will be able to devote sufficient time and energy to the performance of his or her duties as a director.

The board also believes that board membership should reflect the diversity of the markets in which we do business. From time to time the Nominating and Corporate Governance Committee will identify additional selection criteria for board membership, taking into consideration the current board composition and whether appropriate knowledge, skills, and experience are represented. There are no other specific additional criteria at this time. So as not to unduly limit the pool of qualified directors and potential nominees for director, the bylaws were amended in July 2014 to increase the age at which a person may no longer be appointed, nominated or elected a director from age 70 to age 72. This change is consistent with market trends.

Regular self-evaluation to ensure an engaged and effective board is another important responsibility of the directors. The Corporate Governance Guidelines provide that the board will undertake a performance evaluation at least every two years, however, in practice, the board performs a self-evaluation each year. Each committee of the board also performs an annual self-evaluation.

The Nominating and Corporate Governance Committee oversees the board’s self-evaluation process. For the annual full board assessment, questions for consideration are provided to each board member. Although the specific questions may vary from year-to-year, the topics generally include the substance and efficiency of board and committee meetings and materials, utilization of skills and committee appointments, board engagement and interaction, and director expectations. The Lead Director reviews the questions, and any other comments or recommendations the directors may have, with the board of directors in executive session.

Recommendations for Director Candidates

Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending a written notice to the Secretary at Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. The notice should indicate the name, age, and address of the person recommended, the person’s principal occupation or employment for the last five years, other public company boards on which the person serves, whether the person would qualify as independent as the term is defined under the Marketplace Rules of the Nasdaq Stock Market, and the class and number of shares of Huntington securities owned by the person. The Nominating and Corporate Governance Committee may require additional information to determine the qualifications of the person recommended. The notice should also state the name and address of, and the class and number of shares of our securities owned by, the person or persons making the recommendation. There have been no material changes to the shareholder recommendation process since we last disclosed this item.

Eddie R. Munson, who was appointed to the board in July 2014, has been nominated by the directors for election by shareholders for the first time. Mr. Munson was initially recommended for consideration by a non-management director.

Independence of Directors

Our board of directors and the Nominating and Corporate Governance Committee have reviewed and evaluated transactions and relationships with board members to determine the independence of each of the members. The board of directors does not believe that any of its non-employee members has relationships with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as director. Further, the board and the Nominating and Corporate Governance Committee have determined that a majority of the board’s members are “independent directors” as the term is defined in the Nasdaq Stock Market Marketplace Rules. The directors determined to be independent under this definition are: Don M. Casto III, Ann B. Crane, Steven G. Elliott, John B. Gerlach, Jr., Peter J. Kight, Jonathan A. Levy, Eddie R. Munson, Richard W. Neu, David L. Porteous, and Kathleen H. Ransier. The board of directors has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent under such definition and that the members of the Audit Committee are independent under the additional, more stringent requirements of the Nasdaq Stock Market applicable to audit committee members.

In making the independence determinations for each of the directors, the board took into consideration the transactions disclosed in this proxy statement under “Review, Approval or Ratification of Transactions with Related Persons”, below. In addition, the board of directors considered that the directors and their family members are customers of our affiliated financial and lending institutions. Many of the directors have one or more transactions, relationships or arrangements where Huntington’s affiliated financial and lending institutions, in the ordinary course of business, act as depository of funds, lender or trustee, or provide similar services. Directors may also be affiliated with entities which are customers of our affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. The board also considered charitable donations to organizations in which directors have an interest, and the following relationships and transactions, and determined them to be immaterial: employment of the son-in-law of Mr. Porteous as a non-executive employee of the company, and routine transactions and relationships entered into in the ordinary course of business between the Bank and business organizations with which Ms. Crane, Mr. Casto, Mr. Gerlach, and Ms. Ransier, respectively, have an interest.

The Board’s Leadership Structure

Our chief executive officer, Stephen D. Steinour, serves as chairman of the board. Director David L. Porteous has served as independent lead director since the board created the position in November 2007. The board believes that having a combined chief executive officer and chairman along with a strong independent lead director provides an efficient and effective leadership structure.

Mr. Porteous fulfills the specific responsibilities of the lead director as set forth in our Corporate Governance Guidelines, which include:

•	serving as liaison between the chairman of the board and the outside directors;

•	consulting with the chairman of the board on information sent to the board;

•	reviewing and providing input to the chairman of the board on board meeting agendas;

•	consulting with the chairman of the board on meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	presiding at all meetings of the board at which the chairman is not present, including executive sessions of the outside directors;

•	having the authority to call meetings of the outside directors; and

•	ensuring that he or she is available for consultation and direct communication with key stakeholders, if requested by the chief executive officer.

Mr. Porteous also takes an active role in outreach efforts with various constituents, including Huntington employees. He regularly engages with the employees and acts as a liaison between employees and the board. Mr. Porteous is available to the chief executive officer and frequently acts as a sounding board for a variety of matters.

The board believes that having an independent lead director performing these duties effectively complements and counterbalances the role of the combined chairman / chief executive officer. The interaction of the roles of the chairman / chief executive officer and the lead director is reflected in the table below.

Areas of Responsibility	Chair/CEO Role	Lead Director Role
Full Board Meetings	Has the authority to call meetings of the board of directors	Participates in board meetings like every other director
	Chairs meetings of the board of directors and the annual meeting of shareholders	Acts as intermediary — at times, the chair may refer to the lead director for guidance or to have something taken up in executive session
Provides leadership to the board of directors if circumstances arise in which the role of the chair may be, or may be perceived to be, in conflict with board of directors
Suggests calling full board meetings to the chair when appropriate
Executive Sessions	Receives feedback from the executive sessions	Has the authority to call meetings of the outside directors
Sets the agenda for and leads executive sessions of the outside directors
Briefs the CEO on issues arising out of the executive sessions
Board Agendas and Information	Takes primary responsibility for shaping board agendas, consulting with the lead director to ensure that board agendas and information provide the board with what is needed to fulfill its primary responsibilities.

Collaborates with the chair to shape the board agenda and board information so that adequate time is provided for discussion of issues and so that appropriate information is made available to directors

Solicits agenda items from members of the board
Board Communications	Communicates with the directors on key issues and concerns outside of board meetings	Facilitates discussion among the outside directors on issues and concerns outside of board meetings
	Takes responsibility for new director orientation and continuing education for board of directors	Serves as a non-exclusive conduit to the chair of views, concerns, and issues of the outside directors
Coordinates with the chair on director orientation and continuing education
Committee Meetings	Member of Executive Committee and attends such other committee meetings (excluding executive sessions) as chair shall so choose	Participates on such committees (including executive sessions) to which he is elected and is ex-officio member of all other committees
Chairs the Nominating and Corporate Governance Committee which recommends the membership of various board committees as well as selection of committee chairs
External and Other Stakeholders	Represents the organization to, and interacts with, external stakeholders and employees	Available at the request of the chair to participate in meetings with key institutional investors and other stakeholders
Has authority to engage advisors and consultants who report directly to the board of directors on board issues

In addition to having an engaged lead director, additional factors contribute to the board’s comfort with Mr. Steinour serving in the combined roles of chairman and chief executive officer. These factors include our strong corporate governance practices, our board’s independence, and the accountability of the chief executive officer to the board. Executive sessions, excluding the chairman and chief executive officer, are held in conjunction with each regularly scheduled board meeting to ensure open dialogue with the lead director. Moreover, there is regular reporting by senior management to the board of directors as further described under “The Board’s Role in Risk Oversight” below. The board has also considered our leadership structure in light of the company’s size, the nature of its business, the regulatory framework in which it operates, and its peers and determined that the board’s leadership structure is appropriate for our company at this time.

The Board’s Role in Risk Oversight

We have a robust Enterprise Risk Management Program that supports sound and proactive risk governance. The program is overseen by the board of directors and implemented by executive leadership and other personnel. It is applied throughout the company to ensure that business is managed within defined risk tolerances and incorporates the board’s stated risk appetite of aggregate moderate-to-low risk.

The company’s risk committee structure is designed to allow for escalation and information flow of risk related issues. This structure includes board of directors, executive, and management level committees.

At the board level, the Risk Oversight, Audit, Community Development, Compensation, Executive, Nominating and Corporate Governance, and Technology committees direct the executive officers’ establishment and conformance with the company’s aggregate moderate-to-low risk appetite. At the executive level, the committees for Asset and Liability Management, Risk Management, Credit Policy & Strategy, Incentive Compensation Oversight, and Capital Management provide proactive risk management.

Key components of the Enterprise Risk Management Program and risk culture include the following:

Risk Philosophy

The company’s risk philosophy asserts that:

•	Risk is inherent within the lines of business. The company’s shareholders expect the executive officers will assume risk to generate revenue, and manage risks in order to provide an appropriate return on investment.

•	Governance begins with “tone at the top” and is driven by the board, chief executive officer, and the Executive Leadership Team.

•	While tone is set at the top, Huntington stresses the principle that “everyone owns risk.” All employees, regardless of their position in the company, have a role in the identification and management of risk.

Risk Appetite

The Company has established an aggregate moderate-to-low risk appetite, set by the board. The Company’s risk appetite is implemented through a series of risk-tolerance mechanisms that are generally quantitatively driven. Corporate Risk Management creates an Enterprise Risk Assessment (“ERA”), which provides an overview of each quarter’s risk position including the top risks of the Company. The ERA results and emerging and existing risks are discussed with the board’s Risk Oversight Committee quarterly.

Enterprise Risk Management Framework

The enterprise risk management framework plays a key role in the management and control of Huntington’s risk profile. The process starts with the board and is enhanced by the committee structure. It is implemented and managed through three lines of defense then measured and reported back to the board to ensure sustainability and conformance with expectations. The first line of defense is comprised of business line employees, as well as risk teams led by segment risk officers (SROs) which are embedded within each major segment of the company. The second line includes corporate risk functions such as credit risk, compliance risk, operational risk, and market and liquidity risk. The third line includes the company’s independent review functions (i.e., Internal Audit and Credit Review). The framework provides a mechanism to identify, measure, and monitor material risks from business units and corporate support functions alike, which are considered during the capital adequacy and planning processes.

The Role of the Risk Oversight Committee. Additional detail about the role and authority of the Risk Oversight Committee is set forth below.

The Risk Oversight Committee was established to assist the board in overseeing material risks and conformance to its aggregate moderate-to-low risk appetite, including approval and monitoring of the capital position and oversight of the risk governance structure, which includes policies, procedures and practices relating to enterprise-wide risks. The Risk Oversight Committee has the authority to direct management to develop and implement policies and procedures, and take any appropriate actions to manage or mitigate risk.

The Risk Oversight Committee has primary oversight of capital management activity, which includes capital stress testing processes and results that are used in connection with the company’s Comprehensive Capital Analysis and Review (CCAR) and mid-year company-run stress testing requirements.

The Risk Oversight Committee reviews and approves the annual budget for the risk management function, and separately reviews and approves the annual budget for the credit review function. Other matters reviewed by the Risk Oversight Committee include the status of asset quality trends, the adequacy of the allowance for loan loss reserves, and management’s assessment of enterprise-wide risks. The duties and responsibilities of the Risk Oversight Committee further include annual review and approval of our executive level risk management committee charters and board-level risk policies.

Members of senior management, including representatives of Credit, Risk Management, and Finance, report regularly to the Risk Oversight Committee on risk issues including credit, compliance, market, operational, and liquidity risk matters. Our credit review executive reports directly to the Risk Oversight Committee. In addition, the chief auditor reports directly to the Audit Committee. The Risk Oversight Committee meets jointly with other board committees as deemed necessary to discuss matters of common interest. The Committee meets regularly with the Audit Committee to review the provision for loan losses and to review our periodic reports before filing with the SEC. The Committee also meets periodically in separate executive sessions with our chief risk officer, chief financial officer, credit review executive, and chief credit officer, and may meet with any other members of executive management.

The Risk Oversight Committee has the authority to request any reports or information from management and is empowered to investigate any matter. The Committee has the authority to engage independent counsel and other advisors as it deems necessary. All members of the Risk Oversight Committee must be financially literate. The chair of the Committee, Steven G. Elliott, has significant financial institution expertise. The committee meets as often as necessary.

Risk Assessment of Incentive Compensation

Corporate Governance. The Compensation Committee has oversight of the risk assessment of the company’s incentive compensation programs. To facilitate the Compensation Committee’s oversight, Huntington has established an Incentive Compensation Oversight Committee (the “Oversight Committee”), an executive level management committee reporting to the Compensation Committee. Its purpose is to provide oversight and governance of Huntington’s incentive plans and help ensure sound incentive compensation practices. The Oversight Committee consists of senior management from Human Resources, Compensation and Benefits, Finance, Legal, Credit Administration, and Risk Management, and is co-chaired by the chief risk officer and the chief human resources officer. The chief auditor and the chief revenue officer are ex-officio members.

Appropriate Balance of Risk and Reward. Incentive plans are reviewed at least annually to ensure that the risk profile of each plan is understood and that appropriate risk balancing mechanisms are incorporated. Huntington uses the following incentive plan design features to balance risk and rewards:

•	recoupment/clawback provisions;

•	a combination of multiple performance criteria;

•	a corporate performance component;

•	risk-related performance criteria;

•	management discretion to reduce or eliminate awards, including for qualitative factors, such as risk management and compliance with regulations and procedures; and

•	deferral of incentive payments, and credit valuation adjustments.

In addition to the risk control features within the incentive plans, Huntington maintains an over-arching risk management framework that supports risk management in our incentive arrangements. We view risk management as every employee’s responsibility. Communication of annual incentive plans includes a review of how employee behavior affects risk and thus impacts incentive compensation.

For executive officers, our compensation philosophy balances risk and reward with a mix of base pay, short-term incentives and long-term incentives, with greater emphasis on long-term incentives. We maintain stock ownership guidelines for executives and impose a “hold until retirement” requirement of up to 50% of the net shares for executives. See “Compensation of Executive Officers” below for detail about our executive compensation philosophy and programs.

Effective Controls and Risk Management. Governance policies and practices play an important role in managing incentive plan risk. Huntington’s incentive compensation arrangements reflect the principle through a number of design, control, and monitoring features.

•	Incentive plans are reviewed annually and adjusted to ensure alignment with the company’s risk profile.

•	Business plans are reviewed against the risk management framework and incentive compensation plans and performance goals are tied to the risk-assessed business plans.

•	The chief risk officer and the chief human resources officer present an annual risk-based review of Huntington’s incentive plans and review the findings with the Compensation Committee.

•	Key controls related to incentive compensation are tested annually under Huntington’s internal controls program.

•	Incentive plans are documented using a standard template.

•	Plans are reviewed and assessed annually by a design team consisting of representatives from the business segment, Finance, Human Resources, Risk Management and other areas as needed.

•	The Oversight Committee annually reviews and approves incentive plans with respect to ensuring that the plans are appropriately risk-balanced and financially sound.

•	Internal Audit reviews incentive compensation programs on a periodic basis.

•	Finance monitors incentive plan performance during the year for comparison to budgeted amounts.

•	Finance performs a simulation analysis of potential payouts under the incentive plans based on various performance scenarios.

•	Senior Management, Finance, and Human Resources review incentive compensation spend on a quarterly basis as a percentage of revenue as well as other key performance metrics and ratios on a 3-year trend basis including ROA, ROE, Net Income, EPS, Efficiency Ratio, and Operating Leverage.

•	Incentive plans are reviewed using a product profitability analysis tool which provides a consistent evaluation of the impact of incentives across products and segments and facilitates evaluation of the linkage between incentive spend and financial performance.

•	Huntington reserves the right to modify or terminate any incentive plan at any time.

We believe that our incentive compensation arrangements are consistent with safe and sound practices. We will continue to monitor our incentive compensation arrangements and enhance our risk review in light of developing best practices and future rules and regulatory guidance.

Review, Approval or Ratification of Transactions with Related Persons

The Nominating and Corporate Governance Committee of the board of directors oversees our Related Party Transactions Review and Approval Policy, referred to as the Policy. This written Policy covers “related party transactions”, including any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, either currently proposed or since the beginning of the last fiscal year in which we were or will be a participant, involving an amount exceeding $120,000 and in which a director, nominee for director, executive officer or his or her immediate family member has or will have a direct or indirect material interest. The Policy requires our senior management and directors to notify the general counsel of any existing or potential “related party transactions.” Our general counsel reviews each reported transaction, arrangement or relationship that constitutes a “related party transaction” with the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee determines whether or not “related party transactions” are fair and reasonable for us. The Nominating and Corporate Governance Committee also determines whether any “related party transaction” in which a director has an interest impairs the director’s independence. Approved “related party transactions” are subject to on-going review by our management on at least an annual basis. Loans to directors and executive officers and their related interests made and approved pursuant to the terms of Federal Reserve Board Regulation O are deemed to be approved under this Policy. Any of these loans that become subject to specific disclosure in our annual proxy statement are reviewed by the Nominating and Corporate Governance Committee at that time. The Nominating and Corporate Governance Committee would also consider and review any transactions with a shareholder having beneficial ownership of more than 5% of Huntington’s voting securities in accordance with the Policy.

Indebtedness of Management. Many of our directors and executive officers and their immediate family members are customers of our affiliated financial and lending institutions in the ordinary course of business. In addition, our directors and executive officers also may be affiliated with entities which are customers of our affiliated financial and lending institutions in the ordinary course of business. Loan transactions with directors, executive officers and their immediate family members and affiliates have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers otherwise not affiliated with us. Such loans also have not involved more than the normal risk of collectability or presented other unfavorable features.

Certain Other Transactions. One of our subsidiaries, Huntington Mezzanine Opportunities Inc., established in 2002 a private corporate mezzanine investment fund to provide financing in transaction amounts of up to $10 million to assist middle market companies primarily in the Midwest with growth or acquisition strategies. The investment fund was dissolved in 2014. Huntington Mezzanine Opportunities Inc. purchased the last remaining asset in the fund, and Stonehenge Mezzanine Partners LLC (as holder of a 1% interest in the fund) received $31,000 of the proceeds. Stonehenge Mezzanine Partners LLC, as its sole purpose, served as the asset manager of the fund through May 2014. After June 1, Stonehenge Mezzanine Partners LLC received 19.315% of amounts collected from any earn-out payments, escrow payments or other similar contingent payments related to other previous investments that had been held by the fund. During 2014, Stonehenge Mezzanine Partners LLC received management fees from Huntington Mezzanine Opportunities, Inc. of $11,593 and earned $384,662 as a percentage of profits, including $38,132 from earn-out/escrow payments/contingent payments.” Our director Michael J. Endres has a 12.6% equity interest in Stonehenge Mezzanine Partners LLC.

The Huntington National Bank has a $7.85 million commitment (reduced from $10 million) for an equity investment in the Stonehenge Opportunity Fund II, LP, a $150 million investment fund, which was organized in 2004. This fund’s origination period ended in 2010. As of December 31, 2014, $6.36 million of the $10 million commitment has been funded. The remaining $1.49 million commitment is limited to fund follow-on investments in existing portfolio companies and fund expenses. The Huntington National Bank also has a $10 million commitment for an equity investment in the Stonehenge Opportunity Fund III, LP, a $250 million investment fund, which was organized in 2010. As of December 31, 2013, $6.21 million of the $10 million commitment has been funded.

The Stonehenge Opportunity Fund II, LP and the Stonehenge Opportunity Fund III, LP each operate as a “Small Business Investment Company” licensed by the Small Business Administration. Each of these funds seeks to generate long-term capital appreciation by investing in equity and, in certain cases, mezzanine securities of a diverse portfolio of companies across a variety of industries. Our management determined that the investment would provide a cost effective means to participate in financing small businesses, provide a means of obtaining lending or investment credits under the Community Reinvestment Act and generally be favorable to us. Each of the funds is managed by Stonehenge Partners Corp., an investment firm of which Michael J. Endres is a principal and holds a 9.8% equity interest. These funds pay to Stonehenge Partners Corp. management fees not to exceed on an annual basis 2.00% of the aggregate of private capital commitments and Small Business Administration debentures of the respective fund. In addition, Stonehenge Partners Corp. is the controlling entity of Stonehenge Equity Partners, LLC, which serves as managing member of each of the funds.

Compensation of Outside Directors

Our compensation philosophy for the board of directors is to provide a compensation arrangement to outside directors that reflects the significant time commitment and substantial contributions the directors are expected to make to the value creation and governance of Huntington. Our compensation level and structure are designed to enable us to attract and retain high caliber talent at a national level, and also to align the directors’ interests with those of the shareholders. Our compensation program for non-employee directors is a combination of cash and equity. Directors who are also employees of Huntington do not receive compensation for their services as directors.

Fees Payable in Cash. Each non-employee director earns an annual retainer of $35,000. We pay an additional annual retainer of $65,000 to the lead director, and $20,000 to the chairmen of all standing board committees. We pay meeting fees at the standard rate of $2,000 for each board of directors or committee meeting the director attends and $1,000 for each teleconference board of directors or committee meeting in which the director participates. In addition, we pay directors fees of $2,000 per day in the event Huntington requests a director to attend or participate in an event or meeting, in person, in his capacity as a director. All fees are payable quarterly. Retainer fees are payable in four equal quarterly installments. A director may defer all or a portion of the cash compensation payable to the director if he or she elects to participate in the Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors, referred to as the Directors Deferred Plan. The trustee of the plan has typically invested the trust fund primarily in shares of our common stock. The Directors Deferred Plan is described below.

Equity Compensation. To align the interests of directors with shareholders, a meaningful portion of director compensation is paid in equity that is subject to holding requirements. The Compensation Committee considers equity grants for non-employee directors on an annual basis, and the form and amounts of any equity grants for directors are determined at the discretion of the Compensation Committee. Since 2006, the equity grants for directors have been in the form of deferred stock units which are vested upon grant but not released to the director until six months following separation of service. Based on the market data and peer review facilitated by the independent compensation consultant, in May 2014, the Compensation Committee granted each non-employee director a deferred stock award having a value of $105,000. Divided by the stock price of $9.08 per share on the date of grant, each director was awarded 11,563 deferred stock units, rounded down to the nearest whole share. The Compensation Committee awarded an additional $20,000 grant value to the chairpersons of the Audit, Compensation and Risk Oversight Committees which converted to an additional 2,203 deferred stock units.

In addition to the mandated holding of shares imposed by the deferred stock units, the Compensation Committee has established a minimum ownership level guideline for directors based on five times the annual retainer fee (excluding committee chairmanship retainers). Based on the fair market value of our common stock on October 21, 2009, the date the guidelines were established, the guideline for directors was set at 40,603 shares. Directors have five years to meet the minimum guidelines, from the date the guidelines were established, or if later, the date of joining the board. All of the directors who have served at least one year have met their guidelines.

Director Compensation 2014

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (3)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
Don M. Casto III	$123,000	$104,992	—	—	—	—	$227,992
Ann B. Crane	94,000	104,992	—	—	—	—	198,992
Steven G. Elliott	145,000	124,995	—	—	—	—	269,995
Michael J. Endres	73,000	104,992	—	—	—	—	177,992
John B. Gerlach, Jr.	103,000	124,995	—	—	—	—	227,995
Peter J. Kight	102,000	104,992	—	—	—	—	206,992
Jonathan A. Levy	92,000	104,992	—	—	—	—	196,992
Eddie R. Munson	46,500	0					46,500
Richard W. Neu	131,000	124,995	—	—	—	—	255,995
David L. Porteous	238,000	104,992	—	—	—	—	342,992
Kathleen H. Ransier	101,000	104,992	—	—	—	—	205,992

(1)	Amounts earned include fees deferred by participating directors under the Directors Deferred Plan.

(2)	On May 1, 2014, grants of 13,766 deferred stock units were made to the chairpersons of the Audit, Compensation and Risk Oversight Committees and grants of 11,563 deferred stock units were made to each other director under the 2012 Long-Term Incentive Plan. These awards were vested upon grant and are payable six months following separation from service. This column reflects the grant date fair value in accordance with FASB Topic 718 and is equal to the number of units times the fair market value (the closing price) on the date of grant ($9.08). Dividends will be accumulated and paid when the shares are released.

(3)	The Compensation Committee has granted deferred stock awards to non-employee directors each year since 2006. The Compensation Committee previously granted equity awards to directors in the form of stock options, from 1997 through 2005, all of which have expired. Mr. Levy continues to hold stock options that were granted by Sky Financial Group, Inc., or a predecessor, and converted to options for Huntington common stock upon the merger with us in 2007. The directors’ deferred stock units and stock option awards outstanding as of December 31, 2014 are set forth in the table below.

Name	Deferred Stock Awards Outstanding	Stock Options Outstanding
Don M. Casto III	57,291	0
Ann B. Crane	40,660	0
Steven G. Elliott	42,863	0
Michael J. Endres	57,291	0
John B. Gerlach, Jr.	59,494	0
Peter J. Kight	21,832	0
Jonathan A. Levy	55,291	34,414
Eddie R. Munson	0	0
Richard W. Neu	49,994	0
David L. Porteous	57,291	0
Kathleen H. Ransier	57,291	0

Directors Deferred Plan. The Directors Deferred Plan allows the members of the board to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. We transfer cash equal to the compensation deferred pursuant to the plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including our common stock. During 2014, the trustee invested primarily in shares of our common stock.

A director’s account will be distributed either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director’s termination as a director. All of the assets of the plan including the assets of the trust fund are subject to the claims of our creditors. The rights of a director or his or her beneficiaries to any of the assets of the plan are no greater than the rights of our unsecured general creditors. Since directors who are also our employees do not receive compensation as directors, they are not eligible to participate in this plan.

As of December 31, 2014, the participating directors’ accounts were substantially comprised of Huntington common stock and had the values set forth in the table below.

Name	Account Balance at December 31, 2014
Don M. Casto III	$820,238
Ann B. Crane	461,144
Michael J. Endres	974,778
John B. Gerlach, Jr.	1,486,016
Richard W. Neu	710,351
David L. Porteous	1,714,087
Kathleen H. Ransier	268,776

Ownership of Voting Stock

The table below sets forth the beneficial ownership of Huntington common stock by each of our directors, nominees for director, executive officers named in the Summary Compensation Table, and the directors and all executive officers as a group, as of January 31, 2015. Beneficial ownership is determined in accordance with the rules of the SEC. Generally, the rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities, including shares which could be acquired within 60 days. The table also sets forth additional share interests not reportable as beneficially owned.

	Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)(2)(3)(4)(5)	Percent of Class	Additional Share Interests (6)(7)	Total Share Interests
David S. Anderson	86,428	*	15,336	101,764
Don M. Casto III	583,310	*	57,291	640,601
Ann B. Crane	48,053	*	40,660	88,713
James E. Dunlap	427,450	*	50,292	477,742
Steven G. Elliott	0	*	42,863	42,863
Michael J. Endres	278,207	*	57,291	335,498
John B. Gerlach, Jr.	1,739,387	*	59,494	1,798,881
Paul G. Heller	205,035	*	0	205,035
Peter J. Kight	114,285	*	21,832	136,117
Jonathan A. Levy	146,390	*	55,291	201,681
Howell D. McCullough III	0	*	0	0
Eddie R. Munson	7,000	*	0	7,000
Mary W. Navarro	825,031	*	39,613	864,644
Richard W. Neu	142,652	*	49,994	192,646
David L. Porteous	645,647	*	57,291	702,938
Kathleen H. Ransier	53,657	*	57,291	110,948
Stephen D. Steinour	5,682,986	*	241,351	5,924,337
Directors and All Executive Officers as a Group (24 in the group)	13,277,623	1.63%	1,046,918	14,324,541

*	Indicates less than 1% of outstanding shares.

(1)	This column consists of shares for which the directors and executives, directly or indirectly, have the power to vote or to dispose, or to direct the voting or disposition thereof, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. None of the shares reported are pledged as security.

(2)	Figures include the number of shares of common stock which could have been acquired within 60 days of January 31, 2015, under stock options as set forth below. The stock option shares reported for Mr. Levy were awarded under stock option plans of Sky Financial Group, Inc. (or its predecessors) and converted to Huntington options. The rest of the reported stock options were awarded under our employee and director stock option plans.

Mr. Anderson	65,622
Mr. Dunlap	297,791
Mr. Heller	179,238
Mr. Levy	34,414
Mr. McCullough	0
Ms. Navarro	568,707
Mr. Steinour	3,589,424
Directors and Executive Officers as a Group	6,480,073

(3)

Figures include shares of common stock that could be acquired upon conversion at any time at the option of the holder of our 8.50% Series A non-voting perpetual convertible preferred stock (“Series A Preferred Stock”) as follows: 25,100 shares for Mr. Casto and 41,834 shares for Mr. Endres. Each share of Series A Preferred Stock is convertible into 83.668 shares of common stock. Collectively, Mr. Casto and Mr. Endres own 800 shares of Series A Preferred Stock, which is less than 1% of the Series A Preferred Stock outstanding.

(4)	Figures include 11,778 shares, 1,098,085 shares, 13,180 shares, 9,622 shares, 1,772 shares and 446,049 shares of common stock owned by members of the immediate families or family trusts of Messrs. Casto, Gerlach, Levy, and Porteous, Ms. Ransier and Mr. Steinour, respectively; 416,228 shares and 1,762 shares owned by various corporations and partnerships attributable to Messrs. Gerlach, and Levy, respectively; and 313,345 shares owned jointly by Mr. Porteous and his spouse, 1,500 shares owned jointly by Ms. Ransier and her spouse, and 151,131 shares owned jointly by Mr. Steinour and his spouse.

(5)	Figures also include the following shares of common stock held as of December 31, 2014, in Huntington’s deferred compensation plans for directors: 78,001 for Mr. Casto, 43,853 for Ms. Crane, 92,698 for Mr. Endres, 141,310 for Mr. Gerlach, 67,552 for Mr. Neu, 163,002 for Mr. Porteous, and 25,560 Ms. Ransier. Prior to the distribution from the deferred compensation plans to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans.

(6)	This column includes shares in benefit plans in which the executive officers have vested ownership interests but do not have the power to vote or dispose of the shares, or the right to acquire such shares within 60 days. Figures include the following shares of common stock held as of December 31, 2014 in Huntington’s Supplemental Stock Purchase and Tax Savings Plan: 15,336 for Mr. Anderson, 50,292 for Mr. Dunlap, 39,613 for Ms. Navarro, 39,217 for Mr. Steinour and 241,809 shares for all executive officers as a group. Figures also include the following shares of common stock held as of December 31, 2013 in Huntington’s Executive Deferred Compensation Plan: 202,134 for Mr. Steinour and 305,811 shares for all executive officers as a group. Prior to the distribution from these plans to the participants, voting power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan.

(7)	Figures in this column for the directors consist of deferred stock awards that will be issued in shares of common stock six months following separation from service. These amounts are also set forth in footnote 3 to the Director Compensation 2014 Table above.

As of December 31, 2014, we knew of no person who was the beneficial owner of more than 5% of our outstanding shares of common stock, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
The Vanguard Group, Inc. (1) 100 Vanguard Boulevard Malvem, PA 19355	64,888,246	7.96%
FMR LLC (2) 245 Summer Street Boston, MA 02210	62,223,356	7.607%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10022	44,972,981	5.50%
State Street Corporation (4) State Street Financial Center One Lincoln Street Boston, MA 02211	43,282,577	5.30%

(1)	This information is based on an amendment to Schedule 13-G filed by The Vanguard Group, Inc. on February 10, 2015. The Vanguard Group, Inc. has sole voting power for 1,337,677 of the shares, sole dispositive power for 63,659,769 of the shares, and shared dispositive power for 1,288,477 of the shares. The Vanguard Group, Inc. acquired the shares in the ordinary course of business.

(2)	This information is based on an amendment to Schedule 13-G filed by FMR LLC on February 13, 2015. FMR LLC has sole voting power for 1,218,893 of the shares and sole dispositive power over all of the shares. The shares are beneficially owned, or may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates and other companies. The shares were acquired in the ordinary course of business.

(3)

This information is based on a Schedule 13-G filed by BlackRock Inc. on February 6, 2015. BlackRock Inc. has sole voting power for 38,208,008 of the shares and sole dispositive power for all of the shares. These shares were acquired and are held by BlackRock, Inc. and various subsidiaries of BlackRock, Inc. in the ordinary course of business.

(4)	This information is based on a Schedule 13-G filed by State Street Corporation on February 12, 2015. State Street Corporation has shared voting power and shared dispositive power for all of the shares. These shares were acquired and are held by State Street Corporation and various subsidiaries of State Street Corporation in the ordinary course of business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors, and persons who are beneficial owners of more than ten percent of Huntington common stock to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. To the best of our knowledge, and following a review of the copies of Section 16(a) forms received, we believe that during 2014 all filing requirements applicable for reporting persons were met.

Compensation of Executive Officers

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (CD&A) focuses on the compensation for 2014 for the “named executive officers” (NEOs) whose compensation is detailed in the Summary Compensation Table that follows. In this discussion we explain our compensation philosophy and program, factors considered by the Compensation Committee in making compensation decisions and additional details of our practices.

The “NEOs” are Stephen D. Steinour, chief executive officer (CEO); Howell D. McCullough III, who has served as chief financial officer (CFO) since April 15, 2014; David S. Anderson, who served as interim CFO from May 22, 2013 to April 15, 2014; and the three most highly compensated other executive officers serving as of December 31, 2014: Paul G. Heller, chief technology and operations officer, who also leads Home Lending; Mary W. Navarro, executive in charge of Retail and Business Banking; and James E. Dunlap, executive in charge of Regional Banking and the Huntington Private Client Group.

Executive Summary

Our Business Strategy, Goals, and Accomplishments

Over the last 5 years, we have executed our long-term strategic plan that focuses on growing market share and “share of wallet”. This long-term plan is bolstered by annual strategic and operating goals intended to drive shareholder value over time.

Huntington Long-term Strategic Plan: • Create a compelling consumer brand

•  Grow market share and “share of wallet” to create long-term, primary relationships with consumers and businesses

•  Consumer products that add value and are simple, clear and easy to understand

•  Best in class customer service provided by engaged colleagues

•  Commercial focus on small business, middle market companies, select specialty lending and auto finance

•  Community leadership and support

•  Alignment of employees with shareholders through long-term ownership of equity

In 2014, we faced a number of key external challenges, including but not limited to an uneven U.S. economic recovery, beginning with the first quarter economic conditions, a prolonged low interest rate environment, and a heightened regulatory environment. Even with these headwinds we achieved steady improvement in a number of key areas:

•	1.01% return on average assets, 11.8% return on average tangible common equity (1)

•	$6.1 billion, or 12%, increase in average earning assets including a $3.6 billion, or 9%, increase in average loans and leases

•	Achieved positive operating leverage for the second consecutive year

•	$100 million, or 4%, increase in fully-taxable equivalent revenue

•	The combination of share repurchases and dividends returned $506 million to shareholders

2014 was also a year of strategic accomplishments as well as strong financial performance. Among these accomplishments were:

•	Recognized as the #1 SBA 7(a) Lender in the nation in the number of loans for the fiscal year ending September 30, 2014. Source: U.S. Small Business Administration (SBA)

•	Acquisition and integration of Camco Financial Corporation

•	Acquisition and integration of 24 former Bank of America branches

•	Enhanced digital channel, including mobile deposit, Quick Balance, deposit automated/image enabled ATMs, and digital image enabled teller workstations

•	Highest in Customer Satisfaction for second year in a row — J.D. Power 2014 U.S. Retail Banking Satisfaction Study — North Central Region.

•	Highest in Customer Satisfaction with Small Business Banking in Midwest Region — J.D. Power 2014 Small Business Banking Satisfaction StudySM

•	Launched an enhanced suite of checking products for business banking and consumer customers

In 2014, we focused on capital management and driving revenue growth. For the 2014 Management Incentive Plan, we chose performance metrics that represent key short-term strategic areas of focus intended to support our long-term success.

2014 Strategy and Goals:

• Capital management • Operating leverage & continuous improvement • Delivering returns on existing investments	• Profitability and performance • Acquisitions and integrations • Core growth in customers and “share of wallet” • Strategic planning for continued long-term success

Management Incentive Plan Targets for 2014:

•	Achieve EPS target of $0.72

•	Grow core deposits by 5%

•	Achieve operating leverage of 2%

The metrics and goals for the 2014 Management Incentive Plan are discussed in further detail under “2014 Compensation Decisions” below. For 2014, earnings per share exceeded target performance, and core deposit growth and operating leverage were slightly below target performance.

Our first three-year PSU performance cycle ended on December 31, 2014. The metrics for this cycle were relative return on assets targeted at the 50th percentile performance, efficiency ratio targeted at 62% for the three years, and absolute revenue growth targeted at 3.5% annualized over the three years, all unadjusted for significant items. During the period January 1, 2012 through December 31, 2014, absolute efficiency ratio and revenue growth were below target performance. Our performance against the relative metric has not yet been determined. The Compensation Committee expects to certify the results and determine the final award values in April 2015.

(1)	The calculation of this non-GAAP financial measure can be found on pages 25-26 of our 2014 Annual Report to Shareholders.

Compensation Programs Align with our Business Strategy and Goals

Huntington’s executive compensation program and practices are aligned with our business strategy. Our program is balanced, risk appropriate for our aggregate moderate-to-low risk appetite, and designed to promote long-term alignment with shareholder interests. The program places significant emphasis on performance-based compensation, particularly long-term incentives via stock-based pay.

The alignment of our compensation programs and business strategy and goals is illustrated by the following:

Long-term Equity Ownership

Share ownership guidelines and share retention requirements.

Role	Stock Ownership Guideline	Hold until Retirement Provision
CEO	6X Base Salary	50% of net settled shares
Other NEOs	3x Base Salary*

* Other than interim CFO

Long-term Pay and Performance

Majority of compensation is dependent upon long-term performance.

Role	% Performance Based	% Long- term Incentives

CEO	86%	70%
Other NEOs	80%	63%

Balanced Incentive Measurement

A balanced portfolio of metrics that drive annual and long-term goals in a risk appropriate manner.

Time Horizon	Measures Employed in Our Incentive Plans
MIP 1 year measurement	EPS, Core Deposit Growth, Operating Leverage
LTI 3 year measurement (2014-2016)	ROA, Revenue Growth, Efficiency Ratio

Highlights of 2014 Compensation Decisions — Connecting Pay and Performance

The compensation decisions made for 2014 strongly reflect our compensation philosophy and core objectives. Details of the program and individual award decisions are set forth below under our “Compensation Components” and “2014 Compensation Decisions” sections, respectively.

Element	Key Actions & Outcomes	Details
Base Salaries	No increase for the CEO Merit-based increases for other NEOs	• The CEO’s pay is focused on equity compensation • Other NEOs received competitive merit-based increases to keep pace with current market levels

Management Incentive Plan	Overall performance at 131.3% of target on: • Earnings per share • Core deposit growth • Operating Leverage

•    Goals for 2014 represent key strategic objectives intended to support our long-term success

•    Cash portion of the award is capped at 100% of target; any award above target is paid in RSUs with a 3 year ratable vesting period

•    Funding is further subject to a performance and risk adjustment review process for segment and individual performance to determine payouts

Long-term Incentive Plan	Awarded long-term incentive grants comprised of: • PSUs (50%) • Stock Options (15%) • RSUs (35%)

•    65% of the award value is focused on future performance (50% performance share units (PSUs) and 15% stock options)

•    Reduced options to 15% of LTI grant value consistent with market trends.

•    The compensation ultimately earned from all of these awards is highly dependent upon future financial performance and future stock price

Other	Implemented updated overarching Recoupment and Clawback Policy

•    Misconduct and taking excessive risk trigger review for possible recoupment or clawback of incentive compensation

•    Implemented “adverse risk outcome” provisions in equity grants for executives officers tied to our capital adequacy

The mix of compensation elements resulting from our decisions in 2014 is illustrated in the chart below. Fixed compensation consists of base salaries. Variable, performance-based compensation includes our annual incentive payouts in cash and restricted stock units (“RSUs”), the target value of performance share units (“PSUs”), and the grant date fair value of stock options and RSUs.

Executive Compensation Program Enhancements and Shareholder Outreach

We continually strengthen our compensation practices based on our philosophy, market best practices and feedback received from shareholders. While our shareholders have overwhelmingly supported our executive compensation practices — 97.6% of the votes cast on the matter at our 2014 annual meeting were in favor of our say-on-pay proposal — we nevertheless continually monitor emerging trends and best practices and seek ways to improve our compensation programs and ensure continued alignment between our pay and performance. During 2014, we continued our shareholder outreach and held conversations with shareholders holding approximately 22% of our outstanding common stock. The Board, the Compensation Committee and management have gained valuable insight from these interactions and will continue to seek shareholder input.

2014 Enhancements

•    Reduced stock options from 25% to 15% of LTI grant values based on market trends and regulatory guidance

•    Reduced the maximum PSU award to 150% of target (down from 200%) values based on market trends and regulatory guidance

•    Added a specific “adverse risk outcome” provision to equity grants for executive officers in 2014 which may result in delayed vesting or forfeiture if Huntington fails to maintain the board-approved Tier 1 Common Equity level

•    Adopted enhanced recoupment / clawback policy encompassing all employees and all incentive compensation

•    Introduced an individual MIP funding metric for select NEOs that allows the company to approach annual incentive decision-making in a more holistic, performance-based fashion while preserving the 162(m) tax deductibility of the plan

Key Compensation Practices

•    Any above-target annual non-equity incentive plan awards for executive officers are delivered in RSUs with a three-year ratable vesting period

•    Meaningful stock ownership guidelines and hold until retirement requirements apply to executives and senior management

•    Performance share units with multi-year performance criteria comprise 50% of the total annual long-term incentive value

•    Prohibition on hedging shares by executives. Pledging of shares by directors and executives is restricted and discouraged

•    Executive-level Incentive Compensation Oversight Committee reports to and supports the Compensation Committee’s oversight

Compensation Philosophy & Process

The Compensation Committee of our board of directors provides independent oversight of our executive compensation and has engaged an independent compensation consultant, Pearl Meyer & Partners LLC, to provide advice with respect to the amount and form of executive compensation.

As discussed under “Procedures for Determining Executive and Director Compensation; Compensation Consultant” in the Corporate Governance section above, the Compensation Committee develops and approves our executive compensation with input from our management and the independent compensation consultant. Our management provides information and may make recommendations to the Compensation Committee with respect to the amount and form of executive compensation. In addition, our CEO and CFO make recommendations to the Compensation Committee when it sets specific financial measures and goals for determining incentive compensation. Our CEO provides input and makes recommendations to the Compensation Committee regarding the performance and compensation of his direct reports, which include the NEOs, but he does not make recommendations to the Compensation Committee regarding his own compensation. From time to time, the Compensation Committee consults with other committees of the board and may obtain the approval of the full board of directors with respect to certain executive and director compensation matters.

Guiding Principles

The Compensation Committee, working with management and the independent compensation consultant, has developed a comprehensive philosophy for executive compensation. Our total executive compensation program is designed to achieve the following six objectives:

1. Focus on Shareholder Alignment — A significant portion of our total compensation is stock-based and long-term in focus. We expect our executives to retain and own significant shares in company stock.

2. Approach Compensation in a Balanced and Holistic Fashion — Our program is designed to provide a total compensation package that considers multiple perspectives. To achieve our goal of appropriate balance, we deliver compensation in multiple forms, including elements that are fixed in nature (e.g. base salary and benefits) as well as performance-based (e.g. short and long-term incentives). The use of both short-term and long-term incentives ensures that the ultimate compensation delivered is dependent upon both achievement of our annual business goals, as well as delivering long-term shareholder value. Our performance and evaluation process considers company, business segment and individual performance. We further consider performance relative to industry peers.

3. Vary Pay Based on Performance — Total compensation is expected to vary each year and evolve over the long-term to reflect our performance and key objectives. We also provide meaningful differentiation in our rewards for high performers.

4. Maintain an Appropriate Risk Profile — We monitor our programs, controls and governance practices for consistency with our aggregate moderate-to-low risk appetite. Risk management of our incentive compensation plans is discussed in detail under “Risk Assessment of Incentive Plans”, above.

5. Assure Appropriate Positioning in the Market — Our target pay levels are designed to be competitive with market practice. Since a majority of our pay is variable and based on performance, our actual pay positioning will vary appropriately to reflect our performance. The Compensation Committee manages the pay-performance relationship on a short- and long-term basis to ensure the appropriate positioning in the market.

6. Reflect Internal Equity — While overall compensation policies generally apply to all executives, we recognize the need to differentiate compensation by individual, reflecting on his or her role, experience, performance, and expected contributions. Base salaries and incentive targets are the primary means for differentiating compensation opportunities to reflect executive role and scope of responsibility. For example, Mr. Steinour has a higher base salary and higher potential award opportunities due to his responsibilities as CEO. He is also held to a higher stock ownership guideline, reflecting his increased stake in our performance.

Framework

The Compensation Committee has developed a holistic framework for assessing compensation decisions. While we set performance targets and standards, we consider a range of factors when making our decisions. Factors that the Compensation Committee and management might consider in making compensation decisions include: strategic objectives and business plans, company and business segment performance, individual performance and contribution, external market practice, industry / economic factors, tally sheets and other internal analytical information, including “realizable pay” and “realized pay,” regulatory requirements, executives’ stock ownership level, and tax and accounting considerations. Realizable pay reflects the current value of historical compensation, including base salary, earned MIP, the current in-the-money value of historical stock option grants, restricted stock unit grants, and performance share units. Realized pay refers to the pre-tax value earned from stock option exercises, and restricted stock unit vesting.

Market Referencing

The Compensation Committee regularly reviews peer / industry information in regard to levels of compensation, performance, and other key data that might provide reference for decision making. The Compensation Committee uses this information and analysis as a benchmarking reference for setting pay opportunities and making pay decisions, such as changes to base salaries, annual incentive awards and long-term incentive grants.

A key source of information is a peer group of regional banks similar to Huntington. The peer banks are chosen using an objective process recommended by the independent compensation consultant and approved by the Compensation Committee.

As we do each year, we re-evaluated and updated the peer group in 2014 for ongoing relevance. The process began with the selection of U.S. based publicly traded commercial banks considering asset size as of December 31, 2013. A number of banks within the relevant asset size were eliminated due to a business model which included one or more of: international operations, a focus on target market or services, or a high level of inside ownership.

The resulting group consisted of 15 bank holding companies; seven larger and eight smaller, positioning Huntington at approximately the 50th percentile for asset size. The 2014 peer group includes all of the members of the 2013 peer group with the addition of FirstMerit Corporation which is new to the size range. The increased size of the peer group improves the statistical reliability of the data. The Compensation Committee used the fifteen peers to represent the most appropriate market comparators for Huntington in terms of industry and size.

The table below lists the peer banks approved by the Compensation Committee for 2014.

Peer Banks for 2014

Associated Banc-Corp.	First Niagara Financial Group, Inc.
BB&T Corporation	KeyCorp
Comerica Incorporated	M&T Bank Corporation
Commerce Bancshares Inc.	Regions Financial Corporation
Cullen/Frost Bankers, Inc.	SunTrust Banks, Inc.
Fifth Third Bancorp	Synovus Financial Corp.
First Horizon National Corporation	Zions Bancorporation
FirstMerit Corporation

The independent compensation consultant included industry surveys as appropriate to supplement the peer group data. When using survey data, the information collected was reflective of Huntington’s size and industry. This included utilizing size adjusted comparisons representing data from companies that fell closest to our asset size. The Compensation Committee also relied on the independent compensation consultant to provide a broader industry perspective of emerging trends and best practices.

Among the peer and industry data considered in 2014 were three-year total shareholder return relative to peers, three-year relative performance in incentive measures, realizable pay over the prior three years relative to peers, and levels of base salary, total cash compensation, and long-term incentive grants. With the assistance of the independent compensation consultant, the Compensation Committee performed a pay and performance analysis in 2014 for the 2011—2013 period and determined that there was appropriate alignment between performance and pay. The Compensation Committee performs a pay and performance analysis on an annual basis.

Compensation Components

There are four primary components of executive compensation: base salary, annual cash incentive awards, equity-based long-term incentive awards, and benefits. A summary of the purpose, performance orientation, and focus of each element is set forth below.

Base Salary

We provide fixed compensation in the form of base salaries. In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice. Individual pay will vary within the range depending on each NEO’s role, performance, experience, and contribution. Salaries also provide the foundation from which incentives and other select benefits are determined.

Annual Incentive Award

Annual incentive awards under the Management Incentive Plan, or MIP, are an important part of our balanced compensation philosophy. Annual incentive awards disclosed in the Summary Compensation Table reflect performance in the year for which they are reported.

The objective of our Management Incentive Plan is to motivate and reward executives for achieving (or exceeding) annual financial, strategic, and operational goals that ultimately support sustained long-term profitable growth of the company and value creation for shareholders. Incentives paid reflect company performance on key annual strategic, financial and operational measures, adjusted for business unit and individual performance, including risk management. Each NEO has an annual target incentive opportunity, expressed as a percentage of base salary reflective of the NEO’s role (that is, as chief executive officer, chief financial officer, head of a business segment, or head of support function) and competitive market practice. In addition, for 2014 each of our NEOs, excluding our CEO, CFO, and interim CFO, has an individual funding mechanism equal to a maximum of 0.2% of net income.

It has been Huntington’s practice since 2011 to pay the portion of annual incentive awards in excess of target in the form of RSUs which vest in increments over three years. This practice further aligns annual incentive compensation to future sustained performance and discourages imprudent short-term risk. Consistent with the practice initiated in 2014, RSUs granted in February 2015 for awards in excess of target are subject to delayed vesting and forfeiture under Huntington’s updated recoupment/clawback policy.

Long-Term Incentive Compensation

The primary objective of our long-term incentive program is to motivate and reward executives for delivering long-term, sustained performance aligned with shareholder interests. Our long-term incentive program is designed to provide employees with a significant portion of compensation in the form of company stock to support ownership with required retention goals, as well as to assure alignment with long-term value creation. Grants of performance share units (PSUs), restricted stock units (RSUs), and stock options made under the long-term incentive program are based on an annual assessment process that considers multiple factors, including but not limited to, competitive market data, business segment, and individual performance, and historical equity grants. Once granted, the awards vest based on a combination of time and performance with the ultimate value contingent on our future stock price performance. Stock received in connection with awards granted under the plan is also subject to significant holding restrictions. The NEOs must hold 50% of net shares received until retirement (or exit from the company). We believe this feature represents best industry practice and reinforces our culture of significant ownership as a means of aligning executives with our shareholders. Annual equity awards granted in 2014 are subject to delayed vesting and forfeiture under Huntington’s updated recoupment/clawback policy.

Long-term incentives are granted mid-year (May 1) and based on the factors above and do not tie directly to corporate performance in the fiscal year for which they are reported.

At this meeting, we are asking shareholders to approve a new long-term incentive plan to replenish the pool of shares we have available for granting stock-based compensation. See Proposal 2 — Approval of the 2015 Long-Term Incentive Plan beginning on page 53.

Executive Benefits

Executive officers participate in the same broad-based benefit programs generally available to all employees. A limited number of additional benefits are offered to executive officers and certain other officers and are designed to represent a modest portion of total compensation. We target these benefits to be within typical market practice and as needed to attract and retain executive talent. Following is a list of the additional benefits and compensation elements offered to executive officers during 2014.

•	Supplemental Savings: The NEOs are eligible to participate in a supplemental defined contribution plan. This plan is further discussed under the Non-Qualified Deferred Compensation 2014 table below.

•	Deferred Compensation: Our Executive Deferred Compensation Plan, a non-qualified plan, provides a vehicle for participants to defer receipt of cash or stock to a time when taxes may be at a more personally beneficial rate and / or to save for long-term financial needs. This plan is discussed in more detail following the Non-Qualified Deferred Compensation 2014 table below.

•	Perquisites: A very limited number of perquisites are utilized at Huntington; they represent a small component of compensation and are not intended to be performance-based. We offer an incurred expense reimbursement allowance for tax and financial planning to our NEOs, equal to 2% of base salary per year. For the chief executive officer, we provide security monitoring of his personal residence, and for efficiency and security, use of our cars and drivers and occasional use of a corporate aircraft to which the company has access. All personal use of the corporate aircraft is in accordance with Huntington’s Aircraft Usage Policy. We also provide relocation benefits to assist senior level employees to make a smooth transition to their new locations.

•	Employment Agreement: Only one executive officer, the CEO, has an employment agreement with us, which is described under “Mr. Steinour’s Employment Agreement” below.

•	Severance Arrangements: Huntington has change-in-control agreements, referred to as Executive Agreements, with our NEOs. The objectives of the Executive Agreements are to provide severance protections for the NEOs in the event of a qualifying termination of employment in connection with a change-in-control of Huntington and to encourage their continued employment in the event of any actual or threatened change-in-control of Huntington. The Executive Agreements are further described under “Potential Payments upon Termination or Change in Control” below.

•	Frozen Supplemental Pension: NEOs who are participants in the frozen pension plan (frozen on December 31, 2013) are participants in a supplemental defined benefit plan that was also frozen on the same date. This plan is further discussed under the Pension Benefits 2014 table, below.

2014 Compensation Decisions

Timing of Compensation Decisions

In February, the Compensation Committee approves annual incentive awards which are tied directly to prior year performance. During the second quarter of the year, the Compensation Committee makes decisions with respect to base salaries and equity-based long-term incentive based on performance and on other factors discussed below. With respect to the incentive compensation amounts reported for 2014 in the Summary Compensation Table:

•	Annual incentives based on 2014 performance are reported under the Non-Equity Incentive Plan column; and

•	Long-term incentives, reported under the columns Stock Awards and Option Awards, are based on a multi-faceted approach that includes company and individual performance and contributions, retention value of current equity ownership, historical long-term incentive compensation awards and the market-based framework the independent consultant developed.

Base Salary

For the fifth year in a row, the CEO did not receive a base salary increase. The CEO expressed a desire not to receive a base salary increase each year during the period 2010 through 2013, which was honored by the Compensation Committee. In 2014, the Compensation Committee continued to focus the CEO’s compensation on performance-based elements and again did not increase the CEO’s salary. The salary for the CFO was determined in connection with his hire in April. The other NEOs each received a merit-based salary increase effective May 1, 2014. Mr. Heller’s salary increase also reflected his additional responsibilities.

Annual Incentive Award

Huntington’s annual incentive awards under the Management Incentive Plan reflect a balanced and risk appropriate compensation approach, as both an individual component of compensation and as a part of Huntington’s overall executive compensation program. Incentives paid reflect company performance on key short-term measures, adjusted, in the discretion of the CEO and the Compensation Committee, for business segment and individual performance.

Each executive has an annual target incentive opportunity based on the company’s performance against the metrics selected for the year by the Compensation Committee. The specific threshold, target and maximum opportunity for each executive is expressed as a percentage of base salary, reflective of the executive’s role and competitive market practice. Corporate performance metrics for annual cash incentives for the Management Incentive Plan in 2014 were determined by the Compensation Committee to be earnings per share, core deposit growth, and operating leverage. These performance metrics were chosen from among the list of available criteria under the Management Incentive Plan and represented key short-term strategic areas of focus intended to support long-term success. They were also intended to reflect a strong balanced approach to measuring our success, bolstering the company’s view of holistic pay determination and risk appropriate programs. Earnings per share and core deposit growth were metrics in 2013. Operating leverage was chosen because we made a commitment to our shareholders for 2014 that we would grow revenue faster than expense and we wanted to ensure that incentives were aligned with this goal. Operating leverage replaced efficiency ratio, which remains one of the metrics for each of the outstanding PSU cycles.

For each metric the Compensation Committee determined a threshold, target, and maximum level of achievement based on the company’s operating plan for 2014. The Management Incentive Plan allows for awards to be earned under each plan criterion, independent of the other criteria. We interpolate between the threshold, target, and maximum goals to ensure sound incentive compensation arrangements and appropriate pay for performance alignment. In determining whether a performance goal has been met, the Committee will include or exclude “extraordinary events” or any other objective events or occurrences, in either establishing the performance goal based on the qualifying performance criteria or in determining whether the performance goal has been achieved; provided, however, that the Committee retains the discretion to reduce or eliminate an award that would otherwise be paid to any participant based on the Committee’s evaluation of such events or other factors. Awards may be paid only after the Committee has certified in writing that the performance goals have been met. Awards are determined based on corporate performance and business segment and individual performance.

In addition, for 2014 there was an individual funding mechanism for each of our NEOs, excluding our CEO, CFO, and interim CFO, equal to a maximum of 0.2% of net income. If positive net income was not achieved for 2014, no awards would have been paid to these select NEOs. This mechanism provides the Committee with more discretion to differentiate awards while preserving the 162m tax deductibility.

The company’s 2014 performance was reviewed in accordance with the Management Incentive Plan and certified by the Compensation Committee in February 2015, and resulted in an overall incentive pool that was 131.3% of targeted opportunity under the 2014 Plan. For 2014, earnings per share exceeded target performance, core deposit growth was slightly below target performance and operating leverage was slightly below target performance.

The table below provides the schedule of metrics and goals that the Compensation Committee approved for 2014, along with the company’s performance.

Metric	Weight	Threshold	Target	Maximum	2014 Performance	Performance Factor
Earnings per Share	50%	$0.64	$0.72	$0.78	$0.769	89.3%
Core Deposit Growth	25%	2%	5%	10%	4.4%	22.0%
Operating Leverage	25%	1%	2%	4%	1.6%	20.0%

% of Target	100%					131.3%

Core deposit growth is comprised of interest-bearing and noninterest-bearing demand deposits, money market deposits, savings and other domestic deposits, and core certificates of deposit. We achieve positive operating leverage when the percentage change in revenue is greater than the percentage change in expense as compared to the previous year.

The final award for the CEO may be adjusted for his individual performance at the discretion of the Compensation Committee. Due to limits for deducting compensation expenses under Internal Revenue Code Section 162m, the award paid to the CEO could have been adjusted downward but not increased above the 131.3% overall performance factor. Final awards for the other NEOs may be adjusted, at the discretion of the CEO and the Compensation Committee, for business segment and individual performance, to align with our pay for performance philosophy. Due to limits for deducting compensation expenses under Internal Revenue Code Section 162m, awards for Mr. Heller, Mr. Dunlap and Ms. Navarro could have been adjusted downward or upward within the overall parameters of MIP, but not increased above the individual funding factor of 0.2% of net income (approximately $1,264,000). As the position of CFO is not a “covered officer” under Internal Revenue Code Section 162m, the awards for Mr. McCullough and Mr. Anderson were not subject to a cap other than the $5,000,000 limit for any award granted under the terms of the plan.

The portion of each award that exceeded target was converted and paid in RSUs based on the closing price of a share of common stock on the grant date. Final awards for the NEOs are discussed below under “Compensation of the Named Executive Officers”.

Long-Term Incentive Compensation

The Compensation Committee engaged the independent compensation consultant to develop long-term incentive award ranges based on competitive market practice to serve as guidelines for annual grants. Each year the Compensation Committee approves the long-term incentive targets and ranges, along with an assessment of the impact of potential total compensation that could result given varying levels of performance and grants. The Compensation Committee approved the long-term incentive ranges for use in determining long-term incentive grants by individual. Opportunities are within a range defined by a low to high percentage of base salary to allow for awards to vary in order to reflect individual performance. The range for the CEO was 162.5% to 650% of salary, the range for the CFO (including the Interim CFO) was 107.5% to 430% of salary, and the range for the other NEOs was 80% to 320% of salary. These ranges exclude the portion of MIP that is paid in RSUs.

For the 2014 grants, management proposed, and the Compensation Committee approved the strategy set forth below. All equity vehicles are subject to our hold until retirement policy: 50% of net shares released upon vesting or exercise are required to be held to retirement or other departure from the company. In addition, commencing in 2014, all equity grants to executive officers are subject to the “adverse risk outcome” provision tied to capital levels, which can result in delayed vesting or forfeiture of awards.

2014 Long-Term Incentive Program Highlights
Vehicle	% of Total LTI Value	Key Design Features

Performance Share Units	50%

•       Performance Measurement Period: 3 years

•       Performance Measures:

¡         Relative Return on Assets (ROA) (40% weighting)

¡          Absolute Efficiency Ratio (30% weighting)

¡          Absolute Revenue Growth (30% weighting)

•       Share Payout Range: 0 – 150% of target

Restricted Stock Units	35%	• Vesting: 50% in year 3 and 50% in year 4

Stock Options	15%	• Vesting: 4 year annual pro-rata • Option Term: 7 years

In designing the PSUs granted in 2014, the company, with assistance from the independent consultant, identified design features reflecting both internal and market-based perspectives. The company chose three measures that it believed were key to its long-term success. Two of the measures, relative ROA and absolute revenue growth effectively balance the measures currently in the short-term incentive plan. The company also believes that improvements in efficiency ratio are integral to long-term value creation for shareholders and hence that measure was also included to bolster the focus on operational efficiency. As reflected in the table below, the Compensation Committee determined a threshold, target and maximum level of achievement for the three-year performance cycle. In calculating performance to determine whether a performance goal has been achieved, the Compensation Committee will adjust for Extraordinary Events as defined in the 2012 Long-Term Incentive Plan.

PSU Metric	Threshold	Target	Maximum
Relative Return on Assets	35Th Percentile	50th Percentile	65th Percentile
Absolute Efficiency Ratio	62%	61%	60%
Absolute Revenue Growth	2%	3%	4%

The range of potential payouts, 0% to 150% of the target number of share units, was determined to be within competitive market practice, consistent with trends we observed among peers, and reasonable from an annual share run rate and dilution perspective. These key design features, as well as the rationale, were discussed with the Compensation Committee over multiple meetings leading up to the execution of the 2014 grants. The value of the PSU award granted to Mr. McCullough was determined at the time of his hire, in advance of the 2014 annual grant cycle, and has a 200% maximum payout consistent with prior grants of PSUs in 2013.

For the 2014 grants, the chief executive officer evaluated the performance of his direct reports, including the other NEOs, and made recommendations for their awards to the Compensation Committee. Consistent with the company’s philosophy, the chief executive officer’s evaluation was based on a holistic approach that included individual performance and contributions, retention value of current equity ownership, historical long-term incentive compensation awards and the market-based framework the independent consultant developed.

In determining the award values, the Compensation Committee considered the CEO’s performance assessments for each of the other NEOs, as well as additional input from the CEO, and the market guidelines provided by the consultant. The Compensation Committee approved awards in 2014 for the NEOs, excluding the chief executive officer, as recommended by the CEO. The Compensation Committee then independently evaluated the CEO’ performance for the purpose of determining a 2014 long-term incentive award and assessed the competitive pay positioning that would result from the awards to be consistent with pay-for-performance philosophy. The key factors included in the evaluation of each NEO are discussed under Compensation of Named Executive Officers below.

Compensation of the Named Executive Officers

When considering base salary increases, adjusting MIP awards for business segment and individual performance, and determining the long-term incentive compensation awards, the CEO and Compensation Committee considered the performance of each executive under the following common factors: financial and operating results, strategic planning and implementation, risk management and key metrics, organization/colleagues, and community/stakeholder relations. Further, consistent with our guiding principle to reflect internal equity, the Compensation Committee differentiated compensation for the NEOs other than the CEO by taking into consideration the CEO’s evaluation of each executive’s performance, role and relative contribution to overall company performance. Although there were no predetermined quantifiable goals against which business unit and individual performance were evaluated independently for purposes of determining compensation, highlights of the specific 2014 individual and business unit performance considered by the Compensation Committee for each NEO are set forth below.

Stephen D. Steinour, CEO. The Compensation Committee, in determining appropriate compensation for the CEO, considered Mr. Steinour’s leadership in 2014, including the following significant 2014 accomplishments:

•	Strong financial performance

¡	1.01% return on average assets, 11.8% return on average tangible common equity (1)

¡	$6.1 billion, or 12%, increase in average earning assets including a $3.6 billion, or 9%, increase in average loans and leases

(1)	The calculation of this non-GAAP financial measure can be found on pages 25-26 of our 2014 Annual Report to Shareholders.

¡	Achieved positive operating leverage for the second consecutive year

¡	$100 million, or 4%, increase in fully-taxable equivalent revenue

¡	Net income of $632 million, or $0.72 per common share

¡	$506 million returned to shareholders through the combination of share repurchases and dividends

¡	$0.36, or 6%, increase in tangible book value per share to $6.62

•	Further execution of strategic initiatives

¡	Successfully integrated Camco Financial Corporation, the parent company of Cambridge Ohio-based Advantage Bank and 24 Michigan-based Bank of America branches

¡	Completed consolidation of 26 branches

¡	10% consumer household and 3% commercial relationship growth with continued improvement on Optimal Customer Relationship (“OCR”) driven cross sell

¡	Deliberate focus on continuous improvement activities with 38 completed projects spanning across the entire organization

¡	Enhanced business and consumer checking account product suites with the introduction of Huntington 5 Checking™, and Huntington 25 Checking™

¡	Agreed to become an Apple PayTM partner*

¡	Recognized as the #1 SBA 7(a) lender in the nation in the number of loans for the fiscal year ending September 30, 2014. Source: U.S. Small Business Administration (SBA)

•	Continued strengthening of corporate governance

¡	Continued strong focus on enterprise risk management by strengthening governance, controls and metrics

•	Enhanced brand reputation

¡	Highest in Customer Satisfaction for second year in a row — J.D. Power 2014 U.S. Retail Banking Satisfaction Study — North Central Region.

¡	Highest in Customer Satisfaction with Small Business Banking in Midwest Region — J.D. Power 2014 Small Business Banking Satisfaction StudySM

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee awarded an annual Management Incentive Plan award to Mr. Steinour in the amount of $1,444,300 equal to 131.3% of his target award and long term equity awards of $4,500,000 equal to 450% of his base salary.

Howell D. McCullough, Chief Financial Officer. The Compensation Committee in determining appropriate compensation for Mr. McCullough considered the following significant 2014 accomplishments:

•	Contributed to financial performance results:

¡	Positive operating leverage

¡	$0.36, or 6%, increase in tangible book value per share to $6.62

¡	Net income of $632 million

¡	Strong customer growth, deposit growth and OCR success

•	Brought strong direction and leadership to the Finance segment

•	Directed the company’s strategic planning process

•	Led capital planning and CCAR submission

•	Provided strong leadership and direction to create more consistent revenue forward efforts and brought enhanced discipline around revenue opportunities including OCR

•	Enhanced the loan loss reserve and provision process

*	Apple PayTM is a trademark of Apple Inc.

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee awarded an annual Management Incentive Plan award to Mr. McCullough in the amount of $600,000 equal to 136.4% of his target award and long term equity awards of $850,000 equal to 154.5% of his base salary.

David S. Anderson, Interim CFO. The Compensation Committee in determining appropriate compensation for Mr. Anderson considered the following significant 2014 accomplishments:

•	Provided strong direction for the Finance team, including continuing the forward momentum of their operational initiatives, through the hiring of our new CFO in April 2014.

¡	Supported a smooth transition to the new CFO

•	Contributed to financial performance results:

¡	Exceeded budget after adjusting for the impact of significant items

¡	Achieved positive operating leverage for the second consecutive year

¡	$0.36, or 6%, increase in tangible book value per share to $6.62

¡	Strong customer and deposit growth

•	Effectively implemented changes to the accounting for investments in qualified affordable housing projects in the first quarter of 2014.

•	Integral to the Camco Financial Corporation merger and integration as well as the branch acquisition from Bank of America.

•	Led project in support of the Audit Committee’s selection of new external auditor for 2015.

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee approved a base salary increase of 2.56% and awarded an annual Management Incentive Plan award to Mr. Anderson in the amount of $320,000 equal to 116.9% of his target award and long term equity awards of $600,000 equal to 153.8% of his base salary.

Paul G. Heller, Chief Technology & Operations Officer and executive in charge of the Home Lending Group. The Compensation Committee in determining appropriate compensation for Mr. Heller considered the following significant 2014 accomplishments:

•	Provided strong leadership in driving an environment of enhanced effectiveness, cost reduction, process improvement, accountability and communication across the Technology and Operations teams, Phone Bank and Home Lending

•	Successfully directed several major IT system implementations which ultimately are intended to improve efficiencies and customer experiences

•	Successfully directed and completed the conversion and integration activities related to the Camco Financial merger and Bank of America branch acquisitions

•	Continued strong focus on risk through information security controls to provide stronger defense against attacks on our systems and data

•	Provided strong leadership and support of OCR related activities in support of the company’s OCR goals including systems and process enhancements

•	Took on responsibility for oversight of the Home Lending line of business

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee awarded an annual Management Incentive Plan award to Mr. Heller in the amount of $570,000 equal to 135.7% of his target award and long term equity awards of $1,100,000 equal to 231.6% of his base salary. The Compensation Committee approved a base salary increase of 15.79% for Mr. Heller to reflect additional responsibilities as well as merit.

Mary W. Navarro, executive in charge of Retail and Business Banking. The Compensation Committee in determining appropriate compensation for Ms. Navarro considered the following significant 2014 accomplishments:

•	9.8% growth in consumer households and increasing 6+ product/service penetration in 2014, from 47.6% to 49.4% of the customer base; consumer revenue up $69 million

•	3.1% growth in business households and increased 4+ product/service penetration in 2014, up from 37.5% to 41.9%

•	Successfully introduced new checking products for both consumers and businesses

•	Successfully integrated and converted 24 Bank of America branches and 12 Advantage Bank branches

•	Highest in Customer Satisfaction for second year in a row — J.D. Power 2014 U.S. Retail Banking Satisfaction Study — North Central Region

•	Highest in Customer Satisfaction with Small Business Banking in Midwest Region — J.D. Power 2014 Small Business Banking Satisfaction StudySM

•	Recognized as the #1 SBA 7(a) lender in the nation in the number of loans for the fiscal year ending September 30, 2014. Source: U.S. Small Business Administration (SBA)

•	Huntington recognized as the top lender by dollar amount among banks participating in the State Small Business Credit Initiative (SSBCI) administered by the U.S. Department of the Treasury

•	Grew the consumer credit card portfolio to $138 million in balances and 113,000 cards in first full year of operations.

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee approved a base salary increase of 3.88% and awarded an annual Management Incentive Plan award to Ms. Navarro in the amount of $555,000 equal to 131.3% of her target award and long term equity awards of $925,000 equal to 179.6% of her base salary.

James E. Dunlap, Regional Banking and Private Client Group Director. The Compensation Committee in determining appropriate compensation for Mr. Dunlap considered the following significant 2014 accomplishments:

•	Provided strong direction and leadership to the Private Client segment as he reorganized the entire segment, including the creation and implementation of new business model and value proposition as well as a new strategic vision and framework focused on performance, execution against plans and risk management

•	Designed and implemented a focused approach and vision for Regional Presidents heavily focused on cross-selling and alignment with the Private Client segment

•	Strong focus on risk management including the establishment and direction of a Fiduciary Risk Management plan

•	Implemented sales management and inventory tracking system for the entire segment aligning with internal sales systems and sales management processes

•	Continued strong leadership and presence in Michigan including chairing the Grand Rapids Economics Club, the West Michigan Policy Forum and the state-wide Business Leaders for Michigan

Based on the overall company performance against the corporate goals and the business unit and individual accomplishments, the Compensation Committee approved a base salary increase of 3.96% and awarded an annual Management Incentive Plan award to Mr. Dunlap in the amount of $545,000 equal to 131.4% of his target award and long term equity awards of $925,000 equal to 183.2% of his base salary.

Other Policies & Practices

Stock Ownership Guidelines

The requirement to own Huntington common stock is a critical foundation of our philosophy and is intended to align senior management’s goals with those of shareholders. Mr. Steinour’s commitment to the long-term success of the company is evidenced by his significant personal investment in company stock. Since joining Huntington in 2009, Mr. Steinour has purchased over 1.3 million shares of Huntington common stock in the open market, and he currently owns more than 24X his salary, significantly exceeding our best practice 6X salary ownership guideline. As of December 31, 2014, Mr. Steinour is our largest known individual shareholder.

Guidelines for the other executive officers are 2X or 3X salary, depending on his or her role. Huntington’s guidelines apply to approximately 50 additional senior officers (at 0.5X salary) as well as all executive officers. The guidelines for executive officers are calculated by dividing the multiple of salary by the 52-week average stock price preceding January 1, 2011 ($5.698), the date the guidelines were last reset.

The level of ownership required for the NEOs (continuing in office), as of December 31, 2014, along with their year-end ownership levels and the market value (based on the December 31, 2014 closing price of $10.52) are set forth below. The deadline for Messrs. Steinour and Dunlap and Ms. Navarro is January 1, 2016. Mr. Steinour and Ms. Navarro have already met their guidelines. The other named executive officers have five years from the date of hire to meet the guidelines.

	Multiple	Guideline Number of Shares	Actual Shares Owned (1)	Market Value of Shares Owned
Steinour	6X	1,052,913	2,325,203	$24,461,135
McCullough	3X	289,551	0	0
Heller	3X	250,067	25,797	271,384
Navarro	3X	263,228	295,937	3,113,257
Dunlap	3X	250,067	179,950	1,893,074

(1)	Mr. McCullough joined Huntington in April 2014 and Mr. Heller joined Huntington in October 2012.

If an officer does not meet the guidelines by the applicable date, he or she will be required to defer at least 50% of any annual bonus earned and invest the deferral in Huntington common stock. Shares held in our benefits programs, including deferred compensation, and shares owned outside these plans are counted for purposes of meeting ownership guidelines. Stock options not yet exercised, unvested RSUs and unvested PSUs are not counted toward the number of shares required to be held. The Compensation Committee may modify or adjust the ownership targets and time frames established for compliance, on an individual or aggregate basis, as may be necessary or desirable in the Compensation Committee’s discretion based on events or circumstances.

Hedging and Pledging Policies

Huntington’s executive officers are prohibited from hedging their ownership of Huntington stock, including trading in financial instruments designed to hedge or offset any decrease in the market value of Huntington stock. These financial instruments include prepaid variable forward contracts, equity swaps, collars and exchange funds.

In addition, executive officers and directors are generally discouraged from pledging their Huntington securities, however they may pledge Huntington securities owned in excess of stock ownership guidelines with the consent of the General Counsel. The consent of the General Counsel is required to ensure that any regulatory and legal issues are identified and considered. Any such request, along with the General Counsel’s response, must be communicated to the Compensation Committee. None of Huntington’s executive officers or directors currently have any shares of Huntington stock pledged.

Annual Long-Term Incentive Award Grant Practices

Since 2012 we have granted our annual long-term incentive awards effective May 1. The Compensation Committee may designate a grant date effective following the date of the committee action. This practice is followed in the event the trading window is closed pursuant to the company’s trading policies on the date the committee acts. The exercise price for each stock option award is equal to the fair market value of a share of common stock on the grant date. Under the company’s stock plan, fair market value is generally defined as the closing price on the applicable date. We have never repriced stock options.

Recoupment / Clawback Policies

Our Recoupment / Clawback Policy is a tool for recoupment or clawback of incentive compensation in appropriate situations to the extent permitted (or required) by law and by the company’s plans, policies and agreements. The Compensation Committee adopted the updated, overarching policy in 2014. Incentive Compensation subject to possible clawback or recoupment includes: (a) any bonus or other cash incentive payment, including commissions, previously paid or payable, and (b) any equity compensation, vested or unvested (including without limitation, performance shares and performance share units, restricted stock and restricted stock units, and stock options), and net proceeds of any exercised or vested equity awards. In general, situations that trigger a review under this policy involve behaviors or actions outside the bounds of the company’s overall risk appetite and governance structure. In determining whether to require reimbursement or forfeiture, the Compensation Committee or CEO in consultation with the Chief Human Resources Officer, shall take into account such considerations as they deem appropriate, on a case-by-case basis. Examples of such considerations include, without limitation, the extent to which the employee’s actions or inactions were in violation of the code of conduct; whether the action or inaction could reasonably be expected to cause financial or reputational harm to the company; the egregiousness of the conduct; the tax consequences to the affected employee; and other factors as they deem appropriate under the circumstances.

Situations that trigger a review for possible recoupment or clawback of incentive compensation, which may result in a determination that recoupment/clawback is required, fall under one of three categories:

•	Misconduct — applicable to all employees

•	Performance — applicable to all employees

•	Adverse Risk Outcome — applicable to senior executive officers and select additional executives who can impact our capital levels with their actions and decisions.

“Misconduct” is an egregious breach of conduct. Acts or omissions that constitute “Misconduct” include, but are not limited to, fraud, intentional misconduct, gross negligence and manipulation of earnings.

“Performance” that triggers review is the taking of excessive risk outside the bounds of the company’s risk governance structure.

“Adverse Risk Outcome” means a failure by the company to maintain Tier 1 Common Equity risk-based capital ratio at the board approved goal. Equity awards granted to senior executive officers will be made subject to a deferral of vesting in the event there exists an Adverse Risk Outcome. For such awards, in the event the Company’s Tier 1 Common Equity risk-based capital ratio as of the year-end preceding the stated vesting date is less than the Capital Management Policy limit approved by the board of directors the vesting will be deferred until the anniversary of the date of grant following the December 31 when the Company’s Tier 1 Common Equity risk-based capital ratio is equal to or greater than Capital Management Policy limit approved by the board of directors. If vesting is deferred for two calendar years, the award will be forfeited. Such deferral of vesting provisions shall be set forth in the equity award agreement. Equity awards granted to executive officers since February 2014 have included “Adverse Risk Outcome” vesting provisions.

Specific provisions apply in the event of a financial restatement. If it is determined by the Board of Directors that gross negligence, intentional misconduct or fraud by an employee or former employee caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and the Company’s benefit plans, policies and agreements, and to the extent it determined in its sole judgment that it is in the best interests of the Company to do so, require repayment of a portion or all of any Incentive Compensation if (1) the amount or vesting of the Incentive Compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement; and (2) the amount or vesting of the Incentive Compensation would have been less had the financial statements been correct.

Further, pursuant to Section 954 of the Dodd-Frank Act, if the company is required to restate any of its financial statements because of a material financial reporting violation, the company shall recover the amount in excess of the Incentive Compensation payable under the company’s restated financial statements, or such other amount required under the Dodd-Frank Act or any other applicable law or policy. The company shall recover this amount from any current or former employee who received Incentive Compensation during the three-year period preceding the date on which the restatement is required, or from any other individual specified in the Dodd-Frank Act.

In addition, we have included clawback provisions in incentive plans for executive officers and for all employees. For NEOs our recoupment and clawback policies include the following:

•	Stock Plans. We also have forfeiture and recoupment provisions in the 2012 Long-Term Incentive Plan and the new 2015 Long-Term Incentive Plan specific to awards under these plans. Except following a change in control event, should the Compensation Committee determine that a participant has committed a serious breach of conduct or has solicited or taken away customers or potential customers with whom the participant had contact during the participant’s employment with us, the Compensation Committee may terminate any outstanding award, in whole or in part, whether or not yet vested. If such conduct or activity occurs within three years following the exercise or payment of an award, the Compensation Committee may require the participant or former participant to repay to us any gain realized or payment received upon exercise or payment of such award. A serious breach of conduct includes, without limitation, any conduct prejudicial to or in conflict with Huntington or any securities law violations including any violations under the Sarbanes-Oxley Act of 2002. In addition, awards may be forfeited upon termination of employment for cause.

•	Annual Incentive Plan. The Management Incentive Plan provides that if Huntington is required to restate any of its financial statements because of a material financial reporting violation, Huntington will recover the amount in excess of the award payable under Huntington’s restated financial statements, or such other amount required under the Dodd-Frank act. In addition, if the Compensation Committee determines that a participant took unnecessary or excessive risk, manipulated earnings, or engaged in any misconduct described in our Recoupment Policy, the Committee may terminate the participant’s participation in the plan and require repayment of any amount previously paid in accordance with the Recoupment Policy, any other applicable policies and any other applicable laws and regulations.

Section 954 of Dodd-Frank requires new listing standards related to recovery of executive compensation. The board of directors will review its recoupment policies in light of these new standards when they are adopted by NASDAQ, and as other rules and best practices develop.

Tax and Accounting Considerations

We have worked to balance our compensation philosophy with the goal of achieving maximum deductibility under Internal Revenue Code Section 162(m). Our Management Incentive Plan, our 2012 Long-Term Incentive Plan and the new 2015 Long-Term Incentive Plan have been structured so that awards under these plans for “covered officers” may qualify as performance-based compensation deductible for federal income tax purposes under Internal Revenue Code Section 162(m). The Compensation Committee has also reserved the right, however, with respect to any award or awards, to determine that compliance with Code Section 162(m) is not desired after consideration of the goals of Huntington’s executive compensation philosophy and whether it is in the best interests of Huntington to have such award so qualified.

Huntington also takes into consideration Internal Revenue Code Section 409A with respect to non-qualified deferred compensation programs. In addition, Huntington also considers ASC 718, “Compensation  — Stock Compensation” in administering its equity compensation program.

Compensation Tables

The following table sets forth the compensation paid by us and by our subsidiaries for each of the last three fiscal years ended December 31, 2014, to our principal executive officer, the two persons who served as principal financial officer during 2014, and the three other most highly compensated executive officers serving at the end of 2014.

Summary Compensation 2014

Name and Principal Position (1)	Year	Salary	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (6)	All Other Compen- sation (7)	Total (8)
Stephen D. Steinour	2014	$1,000,000	$0	$3,824,996	$675,014	$1,444,300	$236,865	$317,434	$7,498,609
Chairman, President and CEO	2013	1,000,000	0	2,999,999	999,985	1,342,000	107,527	184,674	6,634,185
	2012	1,000,000	0	2,624,993	875,048	1,966,800	268,155	197,509	6,932,505
Howell D. McCullough III	2014	400,000	300,000	2,222,488	870,573	600,000	0	18,738	4,411,799
Chief Financial Officer &
Senior Executive Vice President
David S. Anderson	2014	396,667	0	509,987	90,002	320,000	66,818	28,132	1,411,606
Interim Chief Financial Officer &	2013	380,000	0	324,989	25,000	500,000	52,726	22,035	1,304,750
Executive Vice President
Paul G. Heller	2014	525,000	0	934,986	165,003	570,000	0	24,323	2,219,312
Chief Technology & Operations	2013	475,000	200,000	674,992	224,997	463,600	0	10,713	2,049,302
Officer and Senior Executive	2012	84,115	200,000	599,995	400,011	100,000	0	543	1,384,668
Vice President
Mary W. Navarro	2014	528,333	0	786,246	138,752	555,000	235,924	53,812	2,298,067
Senior Executive Vice President	2013	515,000	0	599,994	200,000	502,600	113,727	23,631	1,954,952
	2012	510,000	0	599,998	200,009	700,000	231,628	32,906	2,274,541
James E. Dunlap	2014	518,333	0	786,246	138,752	545,000	759,944	52,448	2,800,723
Senior Executive Vice President	2013	505,000	0	637,497	212,497	450,000	282,995	30,942	2,118,931
	2012	495,000	0	524,993	175,009	630,000	570,886	43,280	2,439,148

(1)

Mr. Steinour also serves as Chairman, President and Chief Executive Officer of The Huntington National Bank. Mr. McCullough joined Huntington in April 2014 as Chief Financial Officer. Mr. Anderson served as

Interim Chief Financial Officer from May 22, 2013 to April 15, 2014. The titles and principal positions of Ms. Navarro and Mr. Dunlap are with The Huntington National Bank. Ms. Navarro leads Retail and Business Banking and Mr. Dunlap leads Regional Banking and Huntington Private Client Group.

(2)	The $300,000 bonus amount reported for Mr. McCullough is equal to the first two installments of a cash signing bonus totaling $500,000 to be paid over three installments. Mr. Heller received a $400,000 signing bonus payable in two equal installments in each of 2012 and 2013.

(3)	The amounts in this column are the grant date fair values of awards of restricted stock units and performance share units determined for accounting purposes in accordance with FASB ASC Topic 718. The performance share units are valued at target. The assumptions made in the valuation are discussed in Note 14 “Share-Based Compensation” of the Notes to Consolidated Financial Statements for our financial statements for the year ended December 31, 2014. Restricted stock units and performance share unit comprise 85% of the total annual long-term incentive value, reflecting the reduction of stock options to 15% of total annual LTI value. The value for Mr. McCullough includes a $1,500,000 grant of RSUs awarded in connection with his acceptance of employment.

2014 Stock Awards

	Time-Vesting RSUs	Performance- Based PSUs (Target)	Total
Stephen D. Steinour	$1,574,999	$2,249,997	$3,824,996
Howell D. McCullough III	1,797,490	424,998	2,222,488
David S. Anderson	269,994	239,993	509,987
Paul G. Heller	384,992	549,994	934,986
Mary W. Navarro	323,747	462,499	786,246
James E. Dunlap	323,747	462,499	786,246

The grant date value of the performance share units assuming the highest level of performance is set forth below.

Dollar Value of Performance Share Units at Maximum Performance
Stephen D. Steinour	$3,374,996
Howell D. McCullough III	849,996
David S. Anderson	359,990
Paul G. Heller	824,991
Mary W. Navarro	693,749
James E. Dunlap	693,749

(4)	The amounts in this column are the grant date fair values of awards of stock options determined for accounting purposes in accordance with FASB ASC Topic 718. The assumptions made in the valuation are discussed in Note 14 “Share-Based Compensation” of the Notes to Consolidated Financial Statements for the year ended December 31, 2014.

Risk-Free Interest Rate	1.69%
Expected Volatility	32.30%
Expected Term	5.00 years
Expected Dividend Yield	2.61%

Stock options comprise 15% of the total annual long-term incentive value, reduced from prior years. The value for Mr. McCullough includes 300,000 stock options awarded in connection with his acceptance of employment.

(5)

The amounts in this column are the dollar value of annual incentive awards earned under the Management Incentive Plan for 2014. These awards were paid in cash up to the target award amount; any amount earned in excess of target was paid in RSUs which vest in three equal annual increments from the date of grant. The number of RSUs was determined by dividing the portion of the award in excess of target by $10.70, the closing price of a share of Huntington common stock on the grant date, February 17, 2015, rounded down to the nearest whole share.

	2014 MIP Award Value	Amount Paid in Cash	Amount Paid in RSUs	Number of RSUs
Stephen D. Steinour	$1,444,300	$1,100,000	$344,300	32,177
Howell D. McCullough III	600,000	440,000	160,000	14,953
David S. Anderson	320,000	273,788	46,212	4,318
Paul G. Heller	570,000	420,000	150,000	14,018
Mary W. Navarro	555,000	422,666	132,334	12,367
James E. Dunlap	545,000	414,666	130,334	12,180

(6)	The amounts in this column represent the change in the actuarial present value of accumulated benefit from December 31, 2013 to December 31, 2014, under two defined benefit pension plans: the Retirement Plan and the Supplemental Retirement Income Plan, referred to as the SRIP. These plans were closed to new hires after December 31, 2009 and were frozen as of December 31, 2013. Benefits are based on levels of compensation and years of credited service as of December 31, 2013. The increases in the pension present values from December 31, 2013 to December 31, 2014, are due to a significant decrease in the discount rate (4.12% as of December 31, 2014 down from 4.89% as of December 31, 2013) as well as new mortality assumptions. The valuation method used to determine the present values, and all material assumptions applied, are discussed in Note 16 “Benefit Plans” of the Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2014. The change in present value for each NEO under each plan is detailed below. Mr. McCullough and Mr. Heller are not eligible to participate in these plans as they were hired after participation was closed to new hires. Additional detail about these plans is set forth in the discussion following the table of Pension Benefits 2014 below. There were no above-market or preferential earnings on non-qualified deferred compensation.

	Change in Present Value Retirement Plan	Change in Present Value SRIP	Total Change in Present Value
Stephen D. Steinour	$14,030	$222,835	$236,865
Howell D. McCullough III	N/A	N/A	N/A
David S. Anderson	12,611	54,207	66,818
Paul G. Heller	N/A	N/A	N/A
Mary W. Navarro	39,811	196,113	235,924
James E. Dunlap	225,015	534,929	759,944

(7)	All other compensation as reported in this column includes: our contributions to the Huntington Investment and Tax Savings Plan, a defined contribution (401(k)) plan, referred to as the 401(k) Plan, and our Supplemental Stock Purchase and Tax Savings Plan and Trust; perquisites and personal benefits valued at incremental cost to us; premiums for group term life insurance; and dividends paid on vesting of previously awarded RSUs. These amounts are detailed below.

	Amounts Contributed to 401(k) Plan	Amounts Contributed to Supplemental Plan	Perquisites	Group Term Life Insurance	Dividends Paid Upon Vesting Event	Total All Other Compensation
Steinour	13,000	34,856	149,025	614	119,939	317,434
McCullough	2,539	0	15,585	614	0	18,738
Anderson	13,000	8,359	N/A	446	6,327	28,132
Heller	13,000	0	10,709	614	0	24,323
Navarro	13,000	11,213	N/A	597	29,002	53,812
Dunlap	13,000	13,016	N/A	586	25,846	52,448

The amounts contributed to the 401(k) Plan include a profit sharing contribution earned for 2014 equal to 1% of base salary subject to IRS limits on compensation that may be taken into account. In the ordinary course of business, Huntington maintains two automobiles and has access to a corporate aircraft as needed to provide efficient and secure business transportation for senior management. When it is not otherwise needed for business travel, a corporate aircraft may be available to Mr. Steinour for personal usage given the constraints of commercial flight arrangements, en route work requirements, travel or work schedules or other circumstances burdensome on time and the potential security risks for the company. The incremental cost to Huntington for personal use of a plane by Mr. Steinour during 2014 was based on an hourly rate and totaled $120,407, consisting of charges for crew, landing and parking, fuel and oil, radio maintenance and repairs, supplies, and outside services. For efficiency and security Mr. Steinour is also permitted personal use of the automobiles, driven by Huntington security personnel, including for commuting, which permits him to work while traveling. The incremental cost of this usage to Huntington for 2014 was based on a rate per mile for fuel and maintenance and overtime costs for the drivers. Other perquisites and personal benefits for Mr. Steinour consisted of financial planning ($20,000) and security monitoring of his personal residence. Perquisites and personal benefits consisted of a relocation allowance for Mr. McCullough and financial planning for Mr. Heller. Perquisites and personal benefits for each of the other named executive officers did not exceed $10,000 and are not included.

(8)	This column shows the total of all compensation for the fiscal year as reported in the other columns of this table.

The table below sets forth potential opportunities for annual cash incentive awards under the Management Incentive Plan for Covered Officers and awards of RSUs, PSUs and stock options for 2014.

Grants of Plan-Based Awards 2014

	Grant Date	Date of Board or Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards($) (6)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steinour			550,000	1,100,000	2,200,000
	5/1/2014	4/16/2014				123,899	247,797	371,696				2,249,997
	5/1/2014	4/16/2014								322,110	9.08	675,014
	5/1/2014	4/16/2014							173,458			1,574,999
McCullough			220,000	440,000	880,000
	4/9/2014	3/19/2014								300,000	9.87	743,070
	4/9/2014	3/19/2014							151,975			1,499,993
	5/1/2014	4/16/2014				23,403	46,806	93,612				424,998
	5/1/2014	4/16/2014								60,843	9.08	127,503
	5/1/2014	4/16/2014							32,764			297,497
Anderson			136,894	273,788	547,576
	5/1/2014	4/16/2014				13,216	26,431	39,647				239,993
	5/1/2014	4/16/2014								42,948	9.08	90,002
	5/1/2014	4/16/2014							29,735			269,994
Heller			210,000	420,000	840,000
	5/1/2014	4/16/2014				30,286	60,572	90,858				549,994
	5/1/2014	4/16/2014								78,738	9.08	165,003
	5/1/2014	4/16/2014							42,400			384,992
Navarro			211,333	422,666	845,332
	5/1/2014	4/16/2014				25,468	50,936	76,404				462,499
	5/1/2014	4/16/2014								66,211	9.08	138,752
	5/1/2014	4/16/2014							35,655			323,747
Dunlap			207,333	414,666	829,332
	5/1/2014	4/16/2014				25,468	50,936	76,404				462,499
	5/1/2014	4/16/2014								66,211	9.08	138,752
	5/1/2014	4/16/2014							35,655			323,747

(1)	Each of the named executive officers participated in the 2014 cycle of the Management Incentive Plan, our annual incentive plan. The award opportunities presented in the table are based on percentages of salary and threshold, target and maximum levels of corporate performance. Awards are subject to adjustment for individual and business unit performance. Actual awards earned for 2014 are reported in the Summary Compensation Table under the column headed “Non-Equity Incentive Compensation”.

(2)	These columns reflect the potential number of PSUs to be vested upon satisfaction of the applicable performance conditions as of December 31, 2017, at threshold, target and maximum performance.

(3)	The Compensation Committee awarded RSUs to each of the named executive officers. Each RSU award vests in two equal instalments on the third and fourth anniversaries of the grant date.

(4)	The Compensation Committee awarded stock options to each of the named executive officers, which vest in four equal annual increments beginning one year from the date of grant.

(5)	Each other stock option reported has a per share exercise price equal to the closing price of a share of Huntington common stock on the grant date, as reported on the Nasdaq Stock Market.

(6)	The amounts in this column are the grant date fair values, for accounting purposes, of the awards of PSUs (at target), RSUs and stock options determined in accordance with FASB ASC Topic 718.

The following table sets forth details about the unexercised stock options and unvested awards of RSUs and PSUs held by the named executive officers as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable (1)	Number of Securities Underlying Unexercised Options(#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have not Yet Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have not Vested ($) (4)
Stephen D. Steinour	1/14/2009	1,000,000	0	4.9500	1/14/2016
	7/25/2011	2,120,153	0	6.0200	7/25/2018
	5/01/2012	322,551	161,275	6.7700	5/01/2019	129,246	1,359,668	258,493	2,719,346
	2/19/2013					80,934	851,426
	5/01/2013	146,720	440,160	7.0600	5/01/2020	141,643	1,490,084	283,286	2,980,169
	2/11/2014					26,506	278,843
	5/01/2014	0	322,110	9.0800	5/01/2021	173,458	1,824,778	247,797	2,606,824
Howell D. McCullough III	4/09/2014		300,000	9.8700	4/09/2021	151,975	1,598,777
	5/01/2014	0	60,843	9.0800	5/01/2021	32,764	344,677	46,806	492,399
David S. Anderson	7/26/2010	16,000	0	6.3100	7/26/2017
	7/25/2011	30,287	0	6.0200	7/25/2018
	5/01/2012	15,667	7,833	6.7700	5/01/2019	6,277	66,034
	2/19/2013					15,297	160,924
	5/01/2013	3,668	11,004	7.0600	5/01/2020	5,665	59,596	4,957	52,148
	6/19/2013					33,467	352,073
	2/11/2014					21,467	225,833
	5/01/2014	0	42,948	9.0800	5/01/2021	29,735	312,812	26,431	278,054
Paul G. Heller	10/29/2012	146,226	81,012	6.3300	10/29/2019	94,786	997,149
	5/01/2013	33,012	99,036	7.0600	5/01/2020	31,869	335,262	63,739	670,534
	2/11/2014					9,156	96,321
	5/01/2014	0	78,738	9.0800	5/01/2021	42,400	446,048	60,572	637,217
Mary W. Navarro	7/25/2011	465,637	0	6.0200	7/25/2018
	5/01/2012	73,726	36,862	6.7700	5/01/2019	29,542	310,782	59,084	621,564
	2/19/2013					27,264	286,817
	5/01/2013	29,344	88,032	7.0600	5/01/2020	28,328	298,011	56,657	596,032
	2/11/2014					9,923	104,390
	5/01/2014	0	66,211	9.0800	5/01/2021	35,655	375,091	50,936	535,847
James E. Dunlap	7/21/2008	14,347	0	6.9700	7/21/2015
	7/25/2011	236,139	0	6.0200	7/25/2018
	5/01/2012	16,127	32,255	6.7700	5/01/2019	25,849	271,931	51,698	543,863
	2/19/2013					21,849	229,851
	5/01/2013	31,178	93,534	7.0600	5/01/2020	30,099	316,641	60,198	633,283
	2/11/2014					5,038	53,000
	5/01/2014	0	66,211	9.0800	5/01/2021	35,655	375,091	50,936	535,847

(1)	Awards of stock options granted in 2013 and 2014 become exercisable in four equal annual increments from the date of grant and are fully vested on the fourth anniversary. The option granted to Mr. Steinour on January 14, 2009 for 1,000,000 shares vested in equal increments on each of the first five anniversaries of the date of grant. The other awards of stock options reported in the table become exercisable in three equal annual increments from the date of grant and are fully vested on the third anniversary of the date of grant.

(2)	The awards of restricted stock units granted in 2013 and 2014 vest in two equal installments on the third and fourth anniversaries of the date of grant. The other awards of restricted stock units reported in this column will vest on the third anniversary of the date of grant.

(3)	The market value of the awards of restricted stock units that have not yet vested was determined by multiplying the closing price of a share of Huntington common stock on December 31, 2014 ($10.52) by the number of shares.

(4)

The performance share units reported in these columns will vest subject to achievement of the applicable performance goals as of the end of a three-year performance period. Each performance share unit is equal to one share of common stock. The number of performance share units and the market value reported were determined on the basis of achieving target performance goals. The market value of the performance share units was determined by multiplying the closing price of a share of Huntington common stock on December 31, 2014 ($10.52) by the number of units. The performance share units granted on May 1, 2012 vested on December 31, 2014; awards will be released in April after final award values are determined and certified by the Compensation Committee.

The table below sets forth the number of shares that were acquired upon the exercise of options and the vesting of RSUs in 2014. Not reflected are shares to be received for the three-year PSU performance cycle that ended on December 31, 2014. The metrics for this cycle were relative return on assets, absolute efficiency ratio and absolute revenue growth, as reported, unadjusted for significant items. The Compensation Committee expects to certify the results and determine the final award values in April 2015.

Option Exercises and Stock Vested 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Stephen D. Steinour	0	$0	252,260	$2,471,828
Howell C. McCullough	0	0	0	0
David S. Anderson	0	0	17,223	161,080
Paul G. Heller	15,797	48,813	0	0
Mary W. Navarro	52,000	121,428	63,465	617,977
James E. Dunlap	298,870	1,091,413	55,774	544,280

(1)	The value realized upon exercise of options reflects the difference between the market value of the shares on the exercise date and the exercise price of the options. The value realized upon vesting of RSUs was determined by multiplying the number of shares by the market value on the vesting date.

We maintain two plans under which executive officers may defer compensation on a non-qualified basis: the Supplemental Stock Purchase and Tax Savings Plan and Trust, referred to as the Supplemental Plan, and the Executive Deferred Compensation Plan, referred to as the EDCP. For each named executive officer, information about participation in the Supplemental Plan and the EDCP is contained in the table below.

Nonqualified Deferred Compensation 2014

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($) (2)
Stephen D. Steinour
Supplemental Plan	30,897	34,856	40,924	0	412,573
EDCP	2,003,363	0	10,055	0	2,126,615
Howell D. McCullough III
Supplemental Plan	0	0	0	0	0
EDCP	298,229	0	9,723	0	299,755
David S. Anderson
Supplemental Plan	20,897	8,359	15,113	0	161,335
EDCP	76,000	0	23,960	0	388,483
Paul G. Heller
Supplemental Plan	0	0	0	0	0
EDCP	0	0	0	0	0
Mary W. Navarro
Supplemental Plan	28,034	11,213	337,169	0	416,730
EDCP	0	0	0	0	0
James E. Dunlap
Supplemental Plan	32,541	13,016	51,876	0	529,078
EDCP	0	0	11,204	0	70,329

(1)	The employer contributions to the Supplemental Plan are also reported in the Summary Compensation Table under “All Other Compensation”. We did not make contributions to the EDCP in 2014.

(2)	The year-end balances in this column reflect our employer matching contributions under the Supplemental Plan made and reported as compensation for the named executive officers for 2012 and 2013 in the Summary Compensation Table under “All Other Compensation” as follows: $59,375 for Mr. Steinour, $7,800 for Mr. Anderson, $24,891 for Ms. Navarro, and $25,250 for Mr. Dunlap.

The Supplemental Plan

The purpose of the Supplemental Plan is to provide a supplemental savings program for eligible employees (as determined by the Compensation Committee) who are unable to continue to make contributions to the Huntington Investment and Tax Savings Plan, a tax qualified 401(k) plan referred to as the 401(k) Plan, for part of the year because the individual has: (I) contributed the maximum amount permitted by the Internal Revenue Service for the calendar year ($17,500 in 2014); or (II) received the maximum amount of compensation permitted to be taken into account by the Internal Revenue Service for the calendar year ($260,000 in 2014). The 401(k) Plan and the Supplemental Plan work together. When an employee elects to participate in the 401(k) Plan, he or she designates the percentage between 1% and 75% of base pay on a pre-tax, Roth after tax, or a combination of pre-tax and Roth after-tax basis that is to be contributed to the 401(k) Plan. Contributions to the 401(k) Plan are automatically deducted from the employee’s pay and then allocated to the employee’s 401(k) Plan account. For 2014, we matched 100% on the first 4% of base compensation deferred. The Supplemental Plan generally works the same way. When a participant elects to participate in the Supplemental Plan, he or she designates the percentage of base pay that is to be contributed to the Supplemental Plan — between 1% and 75% of base pay. All contributions to the Supplemental Plan must be on a pre-tax basis. We then match contributions according to the same formula used by the 401(k) Plan. Under the 401(k) Plan, employees can invest their contributions and our matching contributions in any of 31 investment alternatives. Under the Supplemental Plan, employee pre-tax contributions and our matching contributions are generally invested in Huntington common stock.

A participant cannot receive a distribution of any part of his account in the Supplemental Plan until his or her employment terminates. Once employment terminates, the account in the Supplemental Plan is required to be distributed to the participant. Portions of accounts invested in our common stock are distributed in shares of common stock and the remaining portions are distributed in cash. Distributions from the Supplemental Plan are subject to federal and state income tax withholding.

The Executive Deferred Compensation Plan

The EDCP provides senior officers designated by the Compensation Committee the opportunity to defer up to 90% of base salary, annual bonus compensation and certain equity awards, and up to 90% of long-term incentive awards. An election to defer can only be made on an annual basis and is generally irrevocable. To date we have made no contributions to the EDCP; all contributions to this plan consist of compensation deferred by the participants. Deferrals of common stock are held as common stock until distribution. Cash amounts deferred will accrue interest, earnings and losses based on the performance of the investment option selected by the participant and tracked by a book-keeping account. The investment options consist of common stock and a variety of mutual funds that are generally available and/or consistent with the types of investment options under the 401(k) Plan.

At the time of the initial deferral election, a participant elects the method and timing of account distribution in the event of termination or retirement. In addition, a participant may elect an in-service distribution. Accounts distributed upon termination, retirement or in-service event may be distributed in a single lump sum payment or in substantially equal installments. A participant may request a hardship withdrawal prior to termination or retirement. In addition, for amounts earned and vested on or before December 31, 2004, a participant may obtain an in-service withdrawal subject to a 10% penalty and suspension of future contributions for at least 12 months. Cash that is deferred is paid out in cash, except that any cash that is invested in our common stock at the time of distribution is distributed in shares. Common stock that is deferred is distributed in kind.

The table below sets forth the rate of return for the one-year period ending December 31, 2014 for each of the investment options under the EDCP.

American Funds EuroPacific Growth Fd CI R-4	(2.66)%	Huntington Bancshares Incorporated Common Stock	11.37%
Federated Total Return Bond Fund Instl Shares	5.30%	Huntington Dividend Capture Fd	9.59%
Federated Total Return Govt Bond Fund Instl Shares	3.91%	Huntington Real Strategies Fd IV	(15.28)%
Fidelity Asset Manager 20%	4.11%	Huntington Situs Fd IV	(1.41)%
Fidelity Asset Manager 60%	5.76%	T Rowe Price Mid-Cap Growth	13.16%
Fidelity Asset Manager 85%	5.90%	T Rowe Price Small Cap Stock Fd Adv	6.60%
Fidelity Retirement Money Market Portfolio	0.01%	Vanguard Institutional Index Fd	13.65%
Harbor International Fund Instl Class	(6.81)%	Vanguard Wellington Fd Adm	9.90%

Huntington’s Retirement Plan and Supplemental Retirement Income Plan, known as the SRIP, were frozen as of December 31, 2013. Each of the named executive officers, with the exception of Mr. McCullough and Mr. Heller, is a participant in both of these plans. The table below presents information for the named executive officers under the Retirement Plan and the SRIP.

Pension Benefits 2014

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Stephen D. Steinour	Retirement Plan	5.0000	105,517	0
	SRIP	5.0000	879,176	0
Howell D. McCullough III	Retirement Plan	N/A	N/A	N/A
	SRIP	N/A	N/A	N/A
David S. Anderson	Retirement Plan	4.1667	102,469	0
	SRIP	4.1667	241,478	0
Paul G. Heller	Retirement Plan	N/A	N/A	N/A
	SRIP	N/A	N/A	N/A
Mary W. Navarro	Retirement Plan	11.5833	316,205	0
	SRIP	11.5833	849,141	0
James E. Dunlap	Retirement Plan	34.6667	1,421,440	0
	SRIP	34.6667	2,626,707	0

(1)	Years of credited service reported in the table are the final years of credited service, frozen as of December 31, 2013.

(2)	This column reflects the actuarial present value of the executive officer’s accumulated benefit under the Retirement Plan and the SRIP as of December 31, 2014. The valuation method used to determine the benefit figures shown, and all material assumptions applied, are discussed in Note 16 “Benefit Plans” of the Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2014.

Only employees hired before January 1, 2010, are eligible to participate in the Retirement Plan, as frozen. Mr. McCullough and Mr. Heller were hired after January 1, 2010 and are not eligible to participate in the Retirement Plan. Eligibility for participation in the SRIP is limited to employees eligible to participate in the Retirement Plan who (a) have been nominated by the Compensation Committee; and (b) earn compensation in excess of the limitation imposed by Internal Revenue Code Section 401(a)(17) or whose benefit exceeds the limitation of Code Section 415(b).

Benefits under both the Retirement Plan and the SRIP are based on levels of compensation and years of credited service. Benefits under the SRIP, however, are not limited by Code Sections 401(a)(17) and 415(b). Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 2014, this limit was $260,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 2014, this amount was $210,000.

The benefit formula under the Retirement Plan was previously revised for benefits earned beginning on January 1, 2010. While the change did not affect the benefit earned under the Retirement Plan through December 31, 2009, there was a reduction in future benefits. The benefit earned in the Retirement Plan prior to January 1, 2010 is based on compensation earned in the five consecutive highest years of service. For service on and after January 1, 2010 and through December 31, 2013, the benefit earned in the Retirement Plan is based on compensation earned each year. For executives who are eligible for retirement or early retirement, the benefit earned in the SRIP is based on compensation earned in the five consecutive highest years of service and the Retirement Plan formula in effect on December 31, 2009. For executives who are not eligible for retirement or early retirement, the accrued benefit under the SRIP is based on the Retirement Plan formula in effect on and after January 1, 2010. Compensation consists of base salary and 50% of overtime, bonuses, incentives and commissions paid pursuant to plans with a measurement period of one year or less. Bonuses are taken into account in the year paid rather than earned. A participant who is at least 55 years of age with at least 10 years of service may retire and receive an early retirement benefit, reduced to reflect the fact that he or she will be receiving payments over a longer period of time. Ms. Navarro and Mr. Dunlap were eligible for early retirement in 2014 under the Retirement Plan and the SRIP.

The years of credited service have been capped for participants to the actual years of service with us through December 31, 2013, the date the plans were frozen. The maximum years of credited service recognized by the Retirement Plan and the SRIP is forty.

Benefit figures shown are computed on the assumption that participants retire at age 65, the normal retirement age specified in the plans. The normal form of benefit under the Retirement Plan is a life annuity. The Retirement Plan offers additional forms of distribution that are actuarially equivalent to the life annuity. Benefits with a present value greater than the applicable dollar limit under Code Section 402(g) ($17,500 for 2014) are paid from the SRIP in the form of a life annuity. The SRIP also offers additional forms of distribution that are actuarially equivalent to the life annuity. Benefits with a present value equal to or less than the applicable dollar limit under Code Section 402(g) are paid in the form of a lump sum distribution.

Payments upon Termination of Employment or Change in Control

Each of our named executive officers has a change in control agreement with us referred to as an Executive Agreement. The purposes of these agreements are to encourage retention of our key executives and to provide protection from termination related to a change in control of our company. Huntington’s Board of Directors adopted the current forms of agreement in November 2012 when they were updated to more closely align with current best practices. The primary changes from the prior agreements were the elimination of the “golden parachute” excise tax gross-up provision and the elimination of a provision that provided the executive serving as chief executive officer with the right to terminate employment solely as a result of a change-in-control. In addition, the updated agreements contain restrictions relating to the disclosure of confidential information and competing with Huntington (three year non-competition for the chief executive officer, and one year non-competition for the other named executive officers, post termination).

Huntington has an employment agreement with Mr. Steinour effective December 1, 2012, pursuant to which Mr. Steinour will continue to serve as Huntington’s president and chief executive officer through December 31, 2016. The agreement is subject to three-year renewal periods upon expiration of the current term and each renewal term, unless either party gives timely notice of nonrenewal. Mr. Steinour’s employment agreement provides for certain payments to him upon termination in certain situations other than a change in control.

In addition, each of the named executive officers has outstanding RSU awards and PSU awards which may vest upon involuntary termination (not for cause), retirement or death. RSUs and PSUs that were granted at least six months prior to involuntary termination, retirement or death may be paid in shares on a prorated basis with accumulated dividends paid on the prorated shares.

Executive Agreements

Under the Executive Agreements, change in control generally includes:

•	the acquisition by any person of beneficial ownership of 25% or more of our outstanding voting securities;

•	a change in the composition of the board of directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the board of directors or their subsequent nominees;

•	a merger involving our company where our shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•	the dissolution of our company; and

•	a disposition of assets, reorganization, or other corporate event involving our company which would have the same effect as any of the above-described events.

Under each Executive Agreement, we, or our successor, will provide severance benefits to the executive officer if his employment is terminated (other than on account of the officer’s death or disability or for cause):

•	by us, at any time within 24 months after a change in control;

•	by us, at any time prior to a change in control but after commencement of any discussions with a third party relating to a possible change in control involving such third party if the executive officer’s termination is in contemplation of such possible change in control and such change in control is actually consummated within 12 months after the date of such executive officer’s termination;

•	by the executive officer voluntarily with good reason at any time within 24 months after a change in control of our company; and

•	by the executive officer voluntarily with good reason at any time after commencement of change in control discussions if such change in control is actually consummated within 12 months after the date of such officer’s termination.

Good reason generally means the assignment to the executive officer of duties which are materially different from such duties prior to the change in control, a reduction in such officer’s salary or benefits, or a demand to relocate to an unacceptable location, made by us or our successor either after a change in control or after the commencement of change in control discussions if such change or reduction is made in contemplation of a change in control and such change in control is actually consummated within 12 months after such change or reduction. An executive officer’s determination of good reason will be conclusive and binding upon the parties if made in good faith.

In addition to any accrued salary and annual cash incentive payable as of termination, severance payments and benefits under the Executive Agreements consist of:

•	a lump-sum cash payment equal to three times annual base salary for the chief executive officer and two and one-half times annual base salary for each of the other named executive officers;

•	a lump-sum cash payment equal to three times for the chief executive officer, and two and one-half times for the other named executive officers, of the greater of the executive’s target annual incentive award for the calendar year during which the change in control occurs or the immediately preceding calendar year;

•	a pro-rata payment based on the actual level of year-to-date performance;

•	36 months of continued insurance benefits for the chief executive officer, and 30 months for the other named executive officers;

•	fees for outplacement services for the executive up to a maximum amount equal to 15% of the executive’s annual base salary plus reimbursement for job search travel expenses up to $5,000;

•	stock options, restricted stock, RSU, and PSU awards under our stock and incentive plans become vested according to the terms of the plans; and

•	other benefits to which the executive was otherwise entitled including perquisites, benefits, and service credit for benefits.

The Executive Agreements also provide for 36 months of additional service credited for purposes of retirement benefits for the chief executive officer and 30 months for the other named executive officers. Because the Retirement Plan and the SRIP were frozen as of December 31, 2013, this provision will not operate to increase accrued benefits under these plans. Additional service and compensation earned after the freeze date are not included in the calculation of benefits under the Executive Agreements. The additional service period will count for purposes of determining vesting or entitlement to early retirement benefits under these plans.

The Executive Agreements have a best-net-benefit clause, which replaced the excise tax gross-ups. If an executive triggers the excise tax, the individual will either be “cut-back” to an amount that is $1 less than such amount that would cause the excise tax, or the executive will have the opportunity to pay the excise tax themselves, depending on the result that provides the better after-tax result.

For a period of five years after any termination of the executive officer’s employment, we will provide the executive officer with coverage under a standard directors’ and officers’ liability insurance policy at our expense, and will indemnify, hold harmless, and defend the officer to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the officer in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of our company or any subsidiary.

In the event an executive officer is required to enforce any of the rights granted under his Executive Agreement, we, or our successor, will pay the cost of counsel (legal and accounting). In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due in connection with any action taken to enforce such officer’s rights under the Executive Agreement.

As a condition to receiving the payments and benefits under the Executive Agreements, the executive officer will be required to execute a release. Severance benefits payable in a lump sum will be paid not later than 45 business days following the date the executive’s employment terminates, subject to applicable laws and regulations.

The Executive Agreements are extended annually and are subject to an extension for 24 months upon a change in control. An Executive Agreement will terminate if the executive officer’s employment terminates under circumstances that do not trigger benefits under the agreement. We may elect not to renew an agreement upon 30 days prior written notice.

The estimated payments and benefits that would be paid in the event each named executive officer terminated employment on December 31, 2014 and became entitled to benefits under his or her Executive Agreement are set forth below. For purposes of quantifying these benefits, we assumed that a change in control occurred on December 31, 2014 and that the executive officer’s employment was terminated on that date without cause. The closing price of a share of our common stock on that date was $10.52.

Name	Cash Severance (1)	Pro-Rata Bonus Value (2)	Total Out-placement Value (3)	Total Welfare Value (4)	Performance Contingent Equity Value (5)	Time- Based Equity Accel. Value (6)	Scale Back Amount, if applicable (7)	Final Benefit (8)
Steinour	$6,300,000	$1,444,300	$155,000	$55,943	$4,581,756	$8,547,158	$0	$21,084,157
McCullough	2,475,000	600,000	87,500	42,971	159,066	2,244,542	0	5,609,079
Anderson	1,650,000	320,000	65,000	29,521	110,566	1,332,586	0	3,507,673
Heller	2,475,000	570,000	87,500	46,288	472,528	2,721,460	0	6,372,776
Navarro	2,407,500	555,000	85,250	31,687	994,023	1,949,669	0	6,023,129
Dunlap	2,362,500	545,000	83,750	18,382	935,852	1,819,113	0	5,764,596

(1)	Multiple of base salary and target bonus, payable in a lump sum.

(2)	Reflects full year bonus earned for fiscal year 2014.

(3)	Reflects 15% of base salary plus $5,000 for job search travel.

(4)	Reflects 36 and 30-months of benefits for the CEO and other named executive officers, respectively.

(5)	For performance share units (PSUs), a prorated value based on the estimated performance as of December 31, 2014; includes dividend equivalents.

(6)	In-the-money value of time-based unvested stock options and RSUs; includes dividend equivalents.

(7)	In each case, the executive is in a better after-tax, position when paying the excise tax liability themselves.

(8)	The total benefit to the executive under a change-in-control of the company and termination of employment.

Mr. Steinour’s Employment Agreement

Mr. Steinour’s employment agreement provides for certain payments upon a termination of his employment without “cause” or for “good reason” (each as defined in the agreement). The potential payments under these agreements are described and quantified below.

Upon termination without “cause” or for “good reason”, Mr. Steinour is entitled to payment of the following amounts:

•	accrued amounts consisting of unpaid base salary through termination, earned but unpaid annual incentive payments for the prior period, accrued and unused paid time off and incurred but unreimbursed business expenses;

•	a pro-rata incentive payment in respect of the fiscal year of the Company in which the date of termination occurs, with such amount to equal the amount determined by the Compensation Committee based on the Company’s actual performance for the fiscal year in which the date of termination occurs and otherwise on a basis no less favorable than annual incentive award determinations are made by the Compensation Committee for the Company’s executive officers;

•	a severance payment equal to two times his annual base salary and the higher of the target incentive payment for the year of termination or the incentive payment paid or payable with respect to the prior fiscal year; and

Mr. Steinour would also be entitled to payment and provision of any other amounts or benefits to which he was otherwise entitled.

If Mr. Steinour had terminated employment with us without “cause” or for “good reason” as of December 31, 2014, he would have been entitled to, in addition to accrued amounts and benefits, a pro rata annual incentive payment equal to $1,444,300 and a severance payment equal to $4,684,000.

If Mr. Steinour had terminated employment as of December 31, 2014 due to death or disability, he or his estate would have been entitled to a pro rata annual incentive payment for the year of termination (based on the Company’s actual performance for the fiscal year in which the Date of Termination occurs and otherwise on a basis no less favorable than annual incentive award determinations are made by the Compensation Committee for the Company’s executive officers) equal to $1,444,300 and accrued obligations and benefits.

If Mr. Steinour had terminated employment as of December 31, 2014 without “good reason” and due to his retirement, he would have been entitled to a pro rata annual incentive payment for the year of termination equal to $1,444,300. Mr. Steinour was not eligible for normal retirement benefits as of December 31, 2014.

Severance benefits and payments are subject to execution and nonrevocation of a release of claims.

RSUs and PSUs — Potential Payment upon Involuntary Termination (Not for Cause), Retirement, Death or Disability

Each of the named executive officers has outstanding RSU awards and PSU awards which may vest upon involuntary termination (not for cause), retirement, death or disability. RSUs and PSUs that were granted at least six months prior to involuntary termination, retirement, death or disability may be paid in shares on a prorated basis with accumulated dividends paid on the prorated shares. For RSUs the release of prorated shares and accumulated dividends would be completed as soon as administratively possible following the termination date. For PSUs, the proration is calculated on the target number of shares, subject to adjustment at the end of the performance cycle when the shares would be released along with all other PSU awards for the cycle. The table below shows the prorated shares and accumulated dividends that would have been payable under outstanding grants of RSUs and the prorated shares and accumulated dividends that would have been payable under outstanding PSUs, based upon target and subject to adjustment, to the respective officers upon involuntary termination (not for cause), retirement, death or disability as of December 31, 2014.

Name	Prorated Shares	Accumulated Dividends
Stephen D. Steinour
RSUs	214,652	$150,785
PSUs	507,550	$258,070
Howell D. McCullough III
RSUs	45,275	$18,474
PSUs	26,004	$4,681
David S. Anderson
RSUs	32,862	$26,022
PSUs	8,628	$4,130
Paul G. Heller
RSUs	86,054	$51,193
PSUs	48,872	$25,179
Mary W. Navarro
RSUs	46,625	$31,357
PSUs	95,317	$49,269
James E. Dunlap
RSUs	46,085	$32,670
PSUs	90,718	$46,934

Proposal 1 — Election of Directors

The board of directors proposes the election of eleven directors at this annual meeting. Directors elected at the meeting will each serve a one-year term expiring at our 2016 annual meeting when their successors are duly elected and qualify.

Upon consultation with the Nominating and Corporate Governance Committee, the board of directors has nominated for election or reelection 11 of the 12 directors currently serving. The nominees are: Ann B. Crane, Steven G. Elliott, Michael J. Endres, John B. Gerlach, Jr., Peter J. Kight, Jonathan A. Levy, Eddie R. Munson, Richard W. Neu, David L. Porteous, Kathleen H. Ransier, and Stephen D. Steinour. Don M. Casto III is stepping down from the board of directors. Each of the nominees was elected to the board of directors at the 2014 annual meeting, with the exception of Mr. Munson who was appointed to the board of directors in July 2014.

Unless otherwise directed, the shares represented by a properly submitted proxy will be voted FOR the election of each nominee. We have no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. However, in the event that any of these nominees should become unavailable, the board of directors may decrease the number of directors pursuant to the bylaws, or the board of directors may designate a substitute nominee, for whom shares represented by a properly submitted proxy would be voted.

The board of directors recommends a vote FOR the election of each of the nominees for director.

Nominee Information

All of our nominees are seasoned leaders. Collectively they bring to our board a wide variety of skills, knowledge, experience and perspectives. We also have a mix of newer and longer-term directors among the nominees. The tenure of the current directors ranges from less than 1 year to 30 years, with an average tenure of 9.5 years of service on the board. Half of the directors joined the board since 2008 and have served for six years or less. The following provides biographical information regarding each of the nominees, including their specific business experience, qualifications, attributes and skills that the directors considered, in addition to their prior service on the board, when the board determined to nominate them.

Ann (“Tanny”) B. Crane

President and Chief Executive Officer,

Crane Group Company

Age: 58

Director since: 2010

Committee Memberships: Audit Committee and Community Development Committee

Principal Occupation: Since 2003, Ms. Crane has led Crane Group Company, a privately-held, diversified portfolio company comprised of businesses primarily serving the home building and commercial markets, as well as managing investments in private equity firms and real estate and bond portfolios. Ms. Crane joined the manufacturer, Crane Plastics Company, in 1987 as director of human resources, and became vice president of sales and marketing in 1993. She was named president in 1996.

Additional Business Experience and Information: Ms. Crane was appointed as a director for the Federal Reserve Bank of Cleveland in 2003. After serving as a director for five years, she was named chair of the board and served in that capacity for two years. Ms. Crane and her company are widely recognized for their philanthropy throughout Central Ohio. Ms. Crane is an accomplished executive who is knowledgeable of the financial services industry and is deeply involved in community support and investment. Because of her knowledge and experience, Ms. Crane was appointed to serve on the Audit Committee and the Community Development Committee.

Public Company Directorships: Wendy’s International (NASDAQ: WEN) from 2003 to 2007.

Steven G. Elliott

Retired Senior Vice Chairman,

BNY Mellon

Age: 68

Director since: 2011

Committee Memberships: Executive Committee, Risk Oversight Committee (Chair), and Technology Committee

Principal Occupation: Mr. Elliott began a 23-year career with BNY Mellon in 1987 as head of finance for Mellon Financial Corporation. He was named chief financial officer in 1990, vice chairman in 1992, and senior vice chairman in 1998. Mr. Elliott also served as a director of Mellon Financial Corporation from 2001 until the merger with The Bank of New York in July 2007. He was then a director of BNY Mellon through July 2008. Prior to joining Mellon, Mr. Elliott served as chief financial officer of First Commerce Corporation, corporate controller of Crocker National Bank, senior vice president of Continental Illinois National Bank, and corporate controller of United California Bank. Mr. Elliott also has experience as a certified public accountant.

Additional Business Experience and Information: While at Mellon, Mr. Elliott led a number of the company’s servicing businesses and was co-leader of the integration of The Bank of New York and Mellon Financial Corporation when they merged in 2007. Mr. Elliott led strategic acquisitions, divestitures and restructurings, and he also held various business leadership roles in asset servicing, securities lending, foreign exchange, capital markets, global cash management and institutional banking. Mr. Elliott also has substantial public company director experience, serving on the board of PPL Corporation where he chairs the audit committee and serves on the finance committee, and on the board of Alliance Bernstein where he serves as lead director and chair of the audit committee and serves on its executive and compensation committees. Mr. Elliott has served as a director of The Huntington National Bank since 2011. As one of the most broadly experienced financial services executives in the United States, Mr. Elliott brings valuable insight and advice to our board and to his role as chairman of the board’s Risk Oversight Committee, where his experience contributes to building strong and effective risk management.

Public Company Directorships: PPL Corporation (NYSE: PPL) and Alliance Bernstein (NYSE: AB)

Michael J. Endres

Partner, Stonehenge

Partners LLC

Age: 67

Director since: 2003

Committee Memberships: Executive Committee and Technology Committee

Principal Occupation: Mr. Endres is a partner of Stonehenge Partners LLC, a private equity firm that he co-founded in 1999. Stonehenge Partners is the manager of the Stonehenge Opportunity Funds, which invests in middle market companies throughout the Midwest. Prior to joining Stonehenge, Mr. Endres was vice chairman of Banc One Capital Holdings Corporation and chairman of Bank One Capital Partners, where he directed the merchant banking activities of the firm and originated direct investments for the corporate-related private equity and mezzanine investments.

Additional Business Experience and Information: Mr. Endres has more than forty years of experience as an investment professional. Prior to his tenure at Bank One, he was a principal engaged in investment and merchant banking with Meuse, Rinker, Chapman, Endres & Brooks and a senior vice president and director of Rotan Mosle, Inc. He began his investment-banking career in 1971 at The Ohio Company. Mr. Endres is a member of the board of trustees of OhioHealth Corporation, a nationally recognized, non-profit corporation based in Columbus, Ohio. Mr. Endres has a depth of experience in equity investing, business development, strategic initiatives, acquisitions, financial analysis, leadership, and management.

Public Company Directorships: Tim Hortons Inc. (NYSE: THI) and Worthington Industries Inc. (NYSE: WOR)

John B. Gerlach, Jr.

Chairman, President and Chief Executive Officer,

Lancaster Colony Corporation

Age: 60

Director since: 1999

Committee Memberships: Compensation Committee (Chair) and Nominating and Corporate Governance Committee

Principal Occupation: Mr. Gerlach has led Lancaster Colony Corporation, a publicly held corporation, for 17 years. Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets. Mr. Gerlach was elected chairman of the board of directors and chief executive officer of Lancaster Colony Corporation in February 1997. He had been president and chief operating officer since May 1994. He joined the Lancaster Colony companies in April 1976, and has served in various capacities, including as executive vice president for nine years.

Additional Business Experience and Information: Mr. Gerlach has served on the boards of numerous non-profit organizations, including the Columbus Foundation, Nationwide Children’s Hospital, The Ohio State University Foundation, and the Richard M. Ross Heart Hospital board. Mr. Gerlach brings significant leadership and executive and operational management experience to the board. This experience also provides insight for his role as chair of the Compensation Committee.

Public Company Directorships: Lancaster Colony Corporation (NASDAQ: LANC)

Peter J. Kight

Senior Advisor,

Comvest Partners

Age: 58

Director since: 2012

Committee Memberships: Compensation Committee and Technology Committee (Chair)

Principal Occupation: Mr. Kight is currently a senior advisor at Comvest Partners, a private investment firm providing equity and debt capital to middle market companies across the United States, including financial services and technology companies, with over $1.2 billion in capital under management. He served as co-chairman and managing partner of Comvest Advisors, LLC, from January 2010 to April 2013. Previously, Mr. Kight served as director and vice chairman of Fiserv following Fiserv’s acquisition of CheckFree, a leading provider of electronic commerce services and products in December 2007. Mr. Kight founded CheckFree in 1981.

Additional Business Experience and Information: As founder, chairman and chief executive officer of CheckFree, Mr. Kight was an innovator in providing electronic funds transfer services to businesses and consumers, and in developing infrastructures to support new services that enable and simplify the electronic movement and management of personal and business finances. Under Mr. Kight’s leadership, CheckFree expanded its scope to multiple types of payments and processing infrastructures, leveraging business intelligence to detect and prevent fraud, electronic billing, reconciliation and operational risk management capabilities – through internal development and nearly 30 acquisitions. Mr. Kight brings to the board substantial leadership abilities and significant expertise in financial services technology and payment systems.

Public Company Directorships: Blackbaud, Inc. (NASDAQ: BLKB); Fiserv (NASDAQ: FISV) from 2007 to 2012; Akamai Technologies, Inc. (NASDAQ: AKAM) from 2004 to 2012; and Manhattan Associates, Inc. (NASDAQ: MANH) from 2007 to 2011.

Jonathan A. Levy

Managing Partner,

Redstone Investments

Age: 54

Director since: 2007

Committee Memberships: Executive Committee and Risk Oversight Committee

Principal Occupation: Mr. Levy is co-founder and managing partner of Redstone Investments, a full service commercial real estate firm. The company was formed in 1991 and is headquartered in Youngstown, Ohio, with an additional office located in Tampa, Florida. Redstone is involved in property management, construction, development and commercial real estate brokerage. The firm’s portfolio includes properties located throughout 14 states.

Additional Business Experience and Information: Mr. Levy has more than 30 years of experience in the commercial real estate business. He served on the board of Sky Financial Group, Inc. from 1999 until Huntington’s acquisition of Sky in 2007, and served as lead director of the Sky board from 2003 to 2007. Before serving on the Sky board, Mr. Levy served on the boards of Western Reserve Bank and Citizens Bankshares, Inc. Mr. Levy also has hands on banking experience with his service at Marine Midland Banks, NA, as a construction and commercial real estate lender, from 1983 to 1988. Mr. Levy has served on the boards of numerous community non-profit organizations. He has also been a member of the board of The Huntington National Bank since 2008. Mr. Levy brings many years of business, banking, real estate and director experience to our board and the committees on which he serves.

Eddie R. Munson

Retired Managing Partner,

KPMG LLP, Detroit Office

Age: 64

Director since: 2014

Committee Memberships: Audit Committee

Principal Occupation: Mr. Munson, a certified public accountant (inactive), practiced with KPMG LLP from June 1972 to September 2006. At KPMG, Mr. Munson served as managing partner of the Detroit office, was a member of the board of directors, and at retirement, held the role of national partner in charge of university relations and campus recruiting.

Additional Business Experience and Information: Mr. Munson is a former member of the Detroit Financial Advisory Board. Mr. Munson was interim chief financial officer of management consulting services company BearingPoint, where he was also a board member. He has also served on the board of Detroit-based Caraco Pharmaceutical. Additionally, Mr. Munson is a trustee for Detroit’s Skillman Foundation and Henry Ford Health System finance committee, and for Jackson State Development Foundation. As a CPA, Munson maintains professional memberships with the American Institute of Certified Public Accountants, Michigan Association of Certified Public Accountants and National Association of Black Accountants. Mr. Munson served as a trustee of the Huntington Funds, Huntington’s family of mutual funds, from June 2012 to July 2014. Mr. Munson was appointed to serve on the Audit Committee because he brings more than 32 years of auditing and senior management experience from his career at KPMG and further audit and governance experience from a diverse variety of public company and nonprofit leadership positions.

Public Company Directorships: BearingPoint from 2006 to 2008, United American Healthcare Corp. from 2006 to 2008; Caraco Pharmaceutical Laboratories LTD from June to December 2011.

Richard W. Neu

Chairman,

MCG Capital Corporation

Age: 59

Director since: 2010

Committee Memberships: Audit Committee (Chair) and Community Development Committee

Principal Occupation: Mr. Neu has been chairman of the board of the Washington, D.C.-based MCG Capital Corp. since 2009, and served as chief executive officer from October 2011 to November 2012. MCG is a publicly traded business development corporation providing financing to middle market companies throughout the United States. He first joined the MCG board in 2007, and has served as a member of the audit, nominating and corporate governance, and the valuation and investment committees. From 1995 to 2004, Mr. Neu served as executive vice president, chief financial officer, treasurer, and director for both Charter One Financial, Inc. and Charter One Bank. He assumed this role following the merger of First Federal of Michigan and Charter One Financial, Inc. Mr. Neu joined First Federal of Michigan in 1985 as chief financial officer, and was elected to the board of directors in 1992.

Additional Business Experience and Information: Mr. Neu served on the board of the Dollar Thrifty Automotive Group from 2006 to 2012 until its sale to Hertz Corporation. He served as the lead director from December 2011 to November 2012, and served as chairman of the board from November 2010 to December 2011. He previously served as chairman of the audit committee and as a member of the corporate governance committee. Mr. Neu possesses a comprehensive knowledge of our bank markets, as well as extensive knowledge of the banking industry. He has led numerous bank acquisitions and integrations. Mr. Neu has served as a director of The Huntington National Bank since 2013. Mr. Neu’s knowledge and experience, as well as financial acumen, make him a valued member of the board and chair of the board’s Audit Committee.

Public Company Directorships: MCG Capital Corp. (NASDAQ: MCGC) and Dollar Thrifty Automotive Group (NYSE: DTG) from 2006 to 2012.

David L. Porteous

Attorney, McCurdy, Wotila & Porteous, P.C.

Lead Director, Huntington Bancshares Incorporated

Age: 62

Director since: 2003

Committee Memberships: Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee (Chair), and Risk Oversight Committee

Principal Occupation: Mr. Porteous has practiced law for more than 35 years with a focus on corporate and municipal law and government relations. He has been a partner with McCurdy, Wotila & Porteous, P.C. since 2008, and prior to joining that firm he managed his own law practice for more than 20 years. He is a consultant with the international law firm of Akin Gump Strauss Hauer & Feld LLP in its Washington, D.C. office.

Additional Business Experience and Information: Mr. Porteous is a recognized authority on economic development and has served on the board of directors of the Michigan Economic Development Corporation (MEDC), the Michigan Economic Growth Authority (MEGA), where he was chairman of the executive committee, the Michigan Strategic Fund, where he was chairman, the Michigan Chamber of Commerce and the Alliance for Health in Grand Rapids, Michigan. Mr. Porteous is a former director of the Federal Home Loan Bank of Indianapolis where he also chaired the audit committee. He also was on the board of trustees of Michigan State University for more than eight years and was chairman of the board from 2003 to 2006 and was a member of its finance and audit committees. Mr. Porteous has been a director of Jackson National Life Insurance of New York since 2002, and currently serves as a member of the audit committee. Mr. Porteous has served as a director of The Huntington National Bank since 2004. Mr. Porteous has an extensive legal background and possesses valuable experience in corporate and finance related matters, as well as an extensive knowledge of Huntington’s markets. These attributes make him an effective lead director and chairman of the Nominating and Corporate Governance Committee.

Kathleen H. Ransier

Retired Partner,

Vorys, Sater, Seymour and Pease LLP

Age: 67

Director since: 2003

Committee Memberships: Community Development Committee (Chair) and Compensation Committee

Principal Occupation: Ms. Ransier is a former partner in the Columbus office of Vorys, Sater, Seymour and Pease LLP where she practiced with the corporate group through December 2012. An attorney for almost 40 years, Ms. Ransier’s practice has included transactional, commercial real estate, business organization, non-profit, and business development. From 1974 to 1976, Ms. Ransier was a securities attorney at the Ohio Department of Commerce Division of Securities. Ms. Ransier served as special counsel for the Ohio Attorney General from 1976 to 1994. She has served as special counsel to the Franklin County Probate Court from 1985 to 1990, and has been appointed to boards and commissions by The Supreme Court of Ohio.

Additional Business Experience and Information: Ms. Ransier is very active in numerous professional, academic, cultural, social, community, economic development, and civic organizations. Ms. Ransier served as a member of the board of directors of The Ohio State University Alumni Association, the Greater Columbus Arts Council, and as a member of the Supreme Court of Ohio Commission on Professionalism. Ms. Ransier has served on the board of the Columbus Regional Airport Authority since 1997, and served as chair from 2003 to 2009. Ms. Ransier brings analytical skills and a broad range of expertise in law and regulation to the board, and her substantial community involvement serves her well as chair of the board’s Community Development Committee.

Stephen D. Steinour

Chairman, President and Chief Executive Officer,

Huntington Bancshares Incorporated and The Huntington National Bank

Age: 56

Director since 2009

Committee Memberships: Executive Committee

Principal Occupation: Mr. Steinour has served as our chairman, president and chief executive officer, and has also served in these roles for The Huntington National Bank since January 2009. Before joining Huntington, Mr. Steinour was with Citizens Financial Group in Providence, Rhode Island, from 1992 to 2008, where he served in various executive roles, with responsibilities for credit, risk management, wholesale and regional banking, consumer lending, technology and operations among others. He was named president in 2005 and chief executive officer in 2007. Mr. Steinour joined CrossHarbor Capital partners in Boston in 2008, where he served as a managing partner and a member of the investment committee until joining Huntington in 2009.

Additional Business Experience and Information: Mr. Steinour is a member of the board of directors of Exelon Corporation and the board of directors of L. Brands, Inc. Mr. Steinour is a member of the board of directors of the Financial Services Roundtable. He is also a director for the OSU Wexner Medical Center, a member of The Columbus Partnership, a trustee of the Columbus Downtown Development Corporation and a trustee of the Eisenhower Fellowships. With more than 30 years of experience in all aspects of banking, Mr. Steinour brings extensive leadership experience, as well as broad knowledge of the banking industry to the board and his role a chief executive officer.

Public Company Directorships: Exelon Corporation (NYSE: EXC); L. Brands, Inc. (NYSE:LB); and Liberty Property Trust Corporation (NYSE: LRY) from 2010 to 2014.

Director Stepping Down

After 30 years of service, at age 70, Don M. Casto III is stepping down from the board of directors. Mr. Casto has been a valued member of the board since 1985. Most recently Mr. Casto served on the Audit Committee, the Executive Committee (Chair), the Nominating and Corporate Governance Committee, and the Technology Committee. He has also served as a director of The Huntington National Bank. Mr. Casto is principal and chief executive officer for CASTO, a regional real estate development and services firm based in Columbus, Ohio. CASTO’s portfolio includes retail, residential, office, industrial, restaurant, hotel, and mixed-used properties throughout the eastern United States. Mr. Casto joined the firm in 1971. An attorney, Mr. Casto practiced law in California prior to joining CASTO. He is active in the community and has served on the boards of numerous non-profit organizations, including the Greater Columbus Chamber of Commerce. Mr. Casto is an experienced business and community leader, and we will miss his insight.

Proposal 2 — Approval of the 2015 Long-Term Incentive Plan

The board of directors is asking shareholders to approve the 2015 Long-Term Incentive Plan (the “2015 Plan”). Long-term incentives are a critical component of our pay for performance compensation philosophy. Equity grants are intended to reward colleagues for long-term sustained performance that is aligned with shareholder interests. Equity grants also support our strong culture of significant stock ownership.

The board of directors approved the 2015 Plan for grants of stock options, restricted stock, restricted stock units, stock appreciation rights, deferred stock units, long-term performance awards and other stock-based awards. The plan was adopted in February 2015, subject to shareholder approval.

Approval of the 2015 Plan is needed to replenish the pool of shares we have for granting stock-based compensation to executives and other colleagues and non-employee directors. If shareholder approval is not obtained, Huntington will not be able to grant equity awards after the shares authorized and reserved for issuance under the existing 2012 Long-Term Incentive Plan (the “2012 Plan”), are depleted.

Consistent with the 2012 Plan, the 2015 Plan incorporates key corporate governance practices:

•	Minimum Vesting Requirements — minimum three year cliff or gradual vesting for time-based awards, except in extraordinary circumstances discussed in the 2015 Plan;

•	“Double trigger” CIC Vesting — the 2015 Plan requires a “double trigger” for accelerated vesting of awards in the event of a change in control;

•	No Repricing without Shareholder Approval — the price of any option may not be altered or repriced, whether through amendment, exchange, cancellation and replacement, or any other means, without shareholder approval;

•	No Cash Buyout without Shareholder Approval — cash buyouts of outstanding stock options and stock appreciation rights where the option price exceeds the fair market value of the shares are prohibited without shareholder approval;

•	Fair Market Value Stock Options — stock options and stock appreciation rights must be granted at not less than 100% of the fair market value on the date of grant;

•	No Reload Options — reload options are not permitted;

•	162(m) Compliant Plan — the structure of the plan facilitates compliance with Code Section 162(m);

•	No Dividends on Unearned Performance Shares — no ability of participants to receive dividend payments with respect to performance-based restricted stock units until the participants vest in such shares;

•	Robust Forfeiture Provisions — forfeiture provisions enable the Compensation Committee to cancel awards and/or to require payback of any gains/awards which are tainted by misconduct of the participant;

•	No Liberal Share Counting — liberal share counting is not permitted;

•	Reasonable Expected Share Pool Life — Internal modeling suggests our share pool will last approximately 3 to 4 years based on reasonable assumptions;

•	Sensible Potential Stockholder Dilution — The overall cumulative potential dilution to stockholders of current outstanding awards and the shares made available for grant under this Plan is approximately 8% of common shares outstanding; Further, the annual rate at which we grant equity from existing plans has been reasonable (1.1% of common shares outstanding on a three-year average basis as of fiscal year-end 2014); and

•	Independent Administration — it is administered by a committee of independent directors;

The 2015 Plan is being submitted to the shareholders for approval in order to comply with the applicable requirements of The NASDAQ Stock Market, Inc. and to qualify certain awards made to certain officers as deductible for federal income tax purposes under Internal Revenue Code Section 162(m). Shareholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options.

Huntington believes that its equity based compensation plans have made a significant contribution to its success in attracting and retaining key employees and directors.

The Board of Directors recommends that you vote FOR the 2015 Plan.

Purposes of the 2015 Plan

The 2015 Plan reserves for issuance a maximum aggregate of 30 million shares of Huntington’s common stock. Shares available for issuance under the 2015 Plan will be reduced by the number of shares covered by all awards granted under the 2015 Plan, on a one-for-one basis. Under the 2012 Plan, the number of shares available for issuance is reduced by the full number of shares covered by stock options and stock appreciation rights, and the number of shares available for issuance is reduced by 1.5 shares for every share covered by all other awards granted under the 2012 Plan. As of February 28, 2015, there remained approximately 13.6 million shares available for issuance under the 2012 Plan. Huntington expects that the shares remaining available under the 2012 Plan will not be sufficient for Huntington to award annual equity grants to its colleagues in 2015. Approval of the 2015 Plan is necessary to enable Huntington to continue to utilize equity awards to attract and retain key talent. Huntington also believes a sufficient reserve of shares is necessary to attract and retain key employees.

The 2015 Plan is designed to provide Huntington flexibility in its ability to motivate, attract, and retain the services of participants who make significant contributions to Huntington’s success and creation of shareholder value. Additional objectives of the 2015 Plan are to:

•	help optimize the profitability and growth of Huntington through stock-based incentives which are consistent with Huntington’s objectives and which align the interests of the participants to those of the shareholders;

•	induce participants to strive for the highest level of performance; and

•	promote teamwork.

Additional Information about the 2015 Plan

The information about the 2015 Plan which follows is subject to, and qualified in its entirety by reference to, the 2015 Plan document, which is attached to this proxy statement as Appendix A. We urge you to carefully read the 2015 Plan document in its entirety.

Limits on Shares Authorized for the 2015 Plan. The 2015 Plan reserves for issuance a maximum aggregate of 30 million shares of Huntington’s common stock. As of February 28, 2015, approximately 13.6 million shares of common stock previously authorized and approved for issuance under the 2012 Plan are not subject to outstanding awards and remain available for the issuance of additional awards. As noted, under the 2012 Plan, the number of shares available for issuance is reduced by the full number of shares covered by stock options and stock appreciation rights, and the number of shares available for issuance is reduced by 1.5 shares for every share covered by all other awards granted under the 2012 Plan. The shares remaining under the 2012 Plan would be incorporated into the 2015 Plan and would be reduced by the full number of shares covered by all awards; accordingly, the total number of shares available for awards upon approval of the 2015 Plan would be 30 million. This amount is equal to approximately 4% of Huntington’s shares outstanding, with a market value of $315,600,000, as of December 31, 2014. Any shares issued under the 2015 Plan may be authorized and unissued shares, shares purchased in the open market, or shares held in treasury stock.

No awards may be made on or after December 31, 2024. All shares authorized under the 2015 Plan are available for grants of full value awards. The shares authorized for issuance under the 2015 Plan and the number of shares subject to any specific award are subject to adjustment for stock dividends, stock splits, spin offs, mergers or other reorganizations as necessary to prevent dilution or enlargement of participants’ rights. Only shares that are subject to an award that terminates, expires, or lapses for any reason will be available for future grants of awards. Otherwise, the maximum number of shares available for issuance under the 2015 Plan is reduced by the full number of shares covered by all awards granted under the 2015 Plan. Further, unless otherwise required by applicable law or regulation, any shares granted through the assumption of or in substitution for outstanding awards granted by a company that is merged, consolidated with, or acquired by Huntington will not be subject to the share limitations of the 2015 Plan.

Administration. The Compensation Committee will administer the 2015 Plan. The Compensation Committee shall have full power to:

•	select the participants;

•	determine the sizes and types of awards;

•	determine the terms and conditions of awards (which need not be consistent among participants), including, without limitation, (i) the exercise or purchase price of shares pursuant to any award, (ii) the fair market value of shares or other property where applicable, (iii) the method of payment for shares purchased pursuant to any award, (iv) the method for satisfaction of any tax withholding obligation arising in connection with an award, including the withholding or delivery of shares, (v) the timing, terms and conditions of the exercisability or vesting of any award or any shares acquired pursuant thereto, including how such terms relate to a change in control, (vi) the time of the expiration of any award, (vii) the effect of a participant’s termination of service on any of the foregoing, and (viii) all other terms, conditions, and restrictions applicable to any award or shares acquired pursuant thereto consistent with the terms of the plan;

•	construe and interpret the 2015 Plan and any agreement or instrument entered into under the 2015 Plan;

•	establish, amend, or waive rules and regulations for the plan’s administration; and

•	amend the terms and conditions of any outstanding award to the extent such terms and conditions are within the discretion of the Compensation Committee as provided in the 2015 Plan.

The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2015 Plan or any award in the manner and to the extent it shall deem desirable to carry the 2015 Plan into effect. Further, the Compensation Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Compensation Committee may delegate its authority as identified herein, except that to the extent such delegation is not permitted under Code Section 162(m). For purposes of granting, administering and certifying awards to those Covered Employees the Compensation Committee designates as covered officers (“Covered Officers”), the Compensation Committee or any sub-committee acting on its behalf will be composed of 2 or more members of the Board each of whom is an “outside director” within the meaning of Code Section 162(m). Any Compensation Committee member who is not an “outside director” within the meaning of Code Section 162(m) will abstain from participating in any decision to grant, administer, or certify awards to Covered Officers. If the Compensation Committee does not designate “covered employees,” all participants shall be treated as “covered employees”.

Eligibility. Persons eligible to participate in the 2015 Plan are any employee and any non-employee director of the Huntington or its subsidiaries. As of December 31, 2014, Huntington and its subsidiaries had approximately 12,340 employees and 11 non-employee directors who could be eligible to participate in the 2015 Plan. Participants are selected by the Compensation Committee, which also administers the Plan. Although there can be no assurance as to the number of participants selected by the Compensation Committee, the Compensation Committee approved equity awards under the 2012 Plan for 935 employees in 2014. Employees are eligible to receive all types of awards under the 2015 Plan. Non-employee directors are only eligible to receive all types of awards under the 2015 Plan other than incentive stock options.

Types of Awards. Each award will be evidenced by a written award agreement setting forth the applicable terms and provisions. The types of the awards that may granted under the 2015 Plan are described below.

Stock Options. Grants of stock options are subject to the following restrictions and limitations:

•	Options for no more than 10 million shares may be awarded under the 2015 Plan to any participant over any five-year period. Any shares subject to an award of stock appreciation rights to a participant during the same five-year period will count toward this limitation.

•	The Compensation Committee may not grant an option to a participant if the sum of the number of shares then subject to all options held by such participant plus the shares then owned or deemed to be owned under the Code by such participant would constitute more than 10% of the total combined voting power of all classes of stock of Huntington.

•	The Compensation Committee may not grant incentive stock options to any non-employee director.

•	The Compensation Committee may not grant incentive stock options to any employee if the aggregate fair market value of shares underlying all incentive stock options granted under any of Huntington’s plans exercisable for the first time by such employee during any calendar year exceeds $100,000. Any excess will be deemed a non-qualified stock option.

•	The option price for each grant must be at least 100% of the fair market value of a share of Huntington common stock on the date the option is granted. Generally, the fair market value of a share on any given date will be the closing price for which a share was sold on The NASDAQ Stock Market on that date.

•	No option may be exercisable on or after the tenth anniversary date of its grant.

•	Reload options are not permitted under the 2015 Plan.

Each stock option agreement will specify the date of grant, the option price, the number of shares to which the option relates, whether the option is intended to be an incentive stock option or a non-qualified stock option, the duration of the option, any time-based or performance based vesting restrictions, and any other provision determined by the Compensation Committee.

Each stock option shall become fully vested no earlier than the third anniversary after the date of grant of the option. Options may vest earlier as provided in an award agreement for (a) new hires, (b) retirees, (c) involuntary terminations of employment without cause (d) the satisfaction of performance objectives, (e) death of the participant, (f) disability of a participant, or (g) other circumstances as determined by the Compensation Committee to be in the best interest of Huntington, provided the participant receiving an award under the circumstances described in (a) through (g) has been continuously employed with Huntington for a period of at least six months from the date of grant.

Upon exercise of an option, the participant must pay the full exercise price:

•	by tendering either, or a combination of, cash and/or previously acquired shares or authorizing shares to be withheld upon exercise;

•	through a broker-facilitated cashless exercise procedure acceptable to the Compensation Committee; or

•	by any other means which the Compensation Committee determines to be consistent with the plan’s purpose and applicable law.

If shares acquired upon exercise of incentive stock options are disposed of by a participant prior to either two years from the date of grant or one year from the date of exercise, or otherwise in a “disqualifying disposition” under the Code, the participant must notify Huntington in writing. Further, in such event, the participant will also cooperate with respect to any tax withholding obligations resulting from such disqualifying disposition.

The transfer of stock options is limited. In general, no stock option granted under the 2015 Plan may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution.

Except as otherwise provided in an award agreement or determined by the Compensation Committee, upon termination of employment for any reason other than death, disability or retirement, a participant’s outstanding options terminate no later than 60 days after the participant’s termination, unless such termination was for cause. If employment is terminated for cause, the rights under each outstanding option granted to the participant terminate immediately. In the event that the employment of a participant is terminated by reason of retirement, each then outstanding option of such participant shall continue to be exercisable at such times and be subject to such restrictions and conditions, including expiration, as set forth in the applicable award agreement. Each incentive stock option not exercised within three months of a participant’s retirement will automatically convert to a non-qualified stock option. If a participant dies or becomes disabled while employed, his or her options become exercisable in full and may be exercised by the participant’s executor or beneficiaries until the earlier of the expiration date of such options or 13 months from the date of the participant’s death or disability. In addition, the Compensation Committee has the authority to include such other termination provisions in stock option agreements which it deems advisable. These provisions need not be uniform among all participants and may reflect distinctions based upon the reason for termination of employment.

Outstanding options granted to a non-employee director terminate no later than 13 months after the date such non-employee director ceases to be a director for any reason other than retirement or death. Upon the retirement of a non-employee director, his or her options become exercisable in full and may be exercised until their expiration date. In the event of the non-employee director’s death while serving as a non-employee director, or death after retirement as a non-employee director, all such outstanding options granted to the non-employee director will become exercisable in full, and the executor or administrator of such non-employee director’s estate or a person or persons who have acquired the options directly from such non-employee director by bequest, inheritance, or by reason of written designation as a beneficiary on a form proscribed by Huntington, will have until the expiration dates of such options or 13 months after the non-employee director’s date of death, whichever first occurs, to exercise such options.

Restricted Stock Awards. Each restricted stock agreement will specify the number of restricted shares granted, the period of restriction, and such other provisions as the Compensation Committee may determine. Other restrictions the Compensation Committee may impose include a stipulated purchase price, restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, a performance cycle, any time-based restrictions, and/or any restrictions under applicable federal or state securities laws. If the period of restriction is based on the passage of time, the period of restriction will be not less than three years from the date of grant. Grants of restricted stock may vest earlier, however, as provided in an award agreement for (a) new hires, (b) retirees, (c) involuntary termination without cause, (d) the satisfaction of performance objectives, (e) death of the participant, (f) disability of a participant, or (g) other circumstances as determined by the Compensation Committee to be in the best interest of Huntington, provided the participant receiving an award under the circumstances described in (a) through (g) has been continuously employed with Huntington for a period of at least six months from the date of grant.

At the Compensation Committee’s discretion, during the period of restriction, participants may exercise full voting rights with respect to the restricted shares and may be credited with regular cash dividends paid on such shares. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of restricted stock, upon such terms as the Compensation Committee establishes. Shares of restricted stock will become freely transferable by the participant after the last day of the applicable period of restriction. The maximum aggregate cash equivalent value of shares of restricted stock that may be awarded to a participant for any calendar year will be $12,000,000. The cash equivalent value of any awards of restricted stock units and/or deferred stock units awarded to such participant for such calendar year will count toward this limitation.

Restricted Stock Units (RSUs). Each RSU agreement will specify the number of RSUs granted, the form of payment of the RSU, the period of restriction, and such other provisions as the Compensation Committee may determine. Other restrictions the Compensation Committee may impose include a stipulated purchase price, restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, a performance cycle, time-based restrictions, and/or any restrictions under applicable federal or state securities laws. If the period of restriction is based on the passage of time, the period of restriction will be not less than three years from the date of grant. Grants of restricted stock units may vest earlier, however, as provided in an award agreement for (a) new hires, (b) retirees, (c) involuntary termination without cause, (d) the satisfaction of performance objectives, (e) death of the participant, (f) disability of a participant, or (g) other circumstances as determined by the Compensation Committee to be in the best interest of Huntington, provided the participant receiving an award under the circumstances described in (a) through (g) has been continuously employed with Huntington for a period of at least six months from the date of grant.

Prior to the distribution of shares (if any) under an RSU, participants holding RSUs may not exercise any voting rights and will not be entitled to any dividends or dividend equivalents with respect to the RSUs, unless otherwise determined by the Compensation Committee in its discretion. Participants have no right to transfer any rights with respect to restricted stock units during the period of restriction. The maximum aggregate cash equivalent value of an award of RSUs that may be granted to a participant for any calendar year will be $12,000,000. The cash equivalent value of any awards of restricted stock and/or deferred stock units awarded to such participant for such calendar year will count toward this limitation.

Stock Appreciation Rights (SARs). A SAR will represent a right to receive a payment in cash, shares, or a combination thereof, equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over an amount which will be no less than the fair market value on the date the SAR was granted (or the option price for SARs granted in tandem with an option). Each SAR agreement will specify the exercise price, the duration of the stock appreciation right, the number of shares to which the rights pertain, the form of payment of the SAR upon exercise, whether the stock appreciation right is granted in tandem with the grant of a stock option or is freestanding, and such other provisions as the Compensation Committee may determine. SARs will be exercisable at such times and be subject to such restrictions and conditions as the Compensation Committee will approve and be set forth in the award agreement, which need not be the same for each grant or each participant.

Each SAR generally will vest ratably until the third anniversary after the date of grant of the SAR. SARs may vest earlier as provided in an award agreement for (a) new hires, (b) retirees, (c) involuntary termination without cause, (d) the satisfaction of performance objectives, (e) death of the participant, (f) disability of a participant, or (g) other circumstances as determined by the Compensation Committee to be in the best interest of Huntington, provided the participant receiving an award under the circumstances described in (a) through (g) has been continuously employed with Huntington for a period of at least six months from the date of grant.

SARs granted in tandem with the grant of a stock option may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option. SARs granted in tandem with the grant of a stock option may be exercised only with respect to the shares for which the related option is then exercisable.

With respect to stock appreciation rights granted in tandem with an incentive stock option, such SAR will expire no later than the expiration of the underlying incentive stock option. In addition, the value of the payout with respect to such stock appreciation right may be for no more than 100% of the difference between the exercise price for the underlying option and the fair market value of the shares subject to the option at the time the stock appreciation right is exercised. SARs granted independently from the grant of a stock option may be exercised upon the terms and conditions stated in the applicable award agreement.

Award agreements for stock appreciation rights will set forth the extent to which the participant will have the right to exercise SARs following termination of employment. Such provisions will be determined in the sole discretion of the Compensation Committee and need not be uniform among all the SARs granted and may reflect distinctions based on the reasons for termination of employment. No SAR granted under the 2015 Plan may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution, unless otherwise determined by the Compensation Committee in its discretion. SARs granted in tandem with an incentive stock option will be exercisable during the participant’s lifetime only by such participant. The maximum aggregate number of shares which may be subject to one or more SAR awards (whether settled in cash, shares, or a combination thereof) to a participant shall be 10 million shares over any five-year period. Any shares subject to options awarded to such participant over the same five-year period will count toward this limitation.

Deferred Stock Units. Each deferred stock unit grant or sale will constitute the agreement by Huntington to deliver shares to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the deferral periods as the Compensation Committee may specify. Each such grant or sale may be made without additional consideration or in consideration of a payment that is less than the fair market value of the shares on the date of grant. Each deferred stock agreement will specify the form of payment of the award and contain such terms and provisions, consistent with the Plan, as the Compensation Committee may approve. Each grant or sale of deferred stock will be subject to a deferral period of not less than one year, as determined by the Compensation Committee at the date of grant.

During the deferral period, the participant will have no rights of ownership in the shares of deferred stock and will have no right to vote them. The Compensation Committee may, at or after the date of grant, authorize payment of dividend equivalents on any shares of deferred stock during the deferral period on either a current, deferred or contingent basis, either in cash or in additional shares. Participants have no right to transfer any rights with respect to the deferred stock units during the deferral period. The maximum aggregate cash equivalent value of an award of shares of deferred stock units that may be awarded to any participant for any calendar year will be $12,000,000. The cash equivalent value of any awards of restricted stock and/or RSUs awarded to such participant for such calendar year will count toward this limitation.

Other Stock-Based Awards. The Committee may from time to time grant shares and other awards under the Plan that are valued in whole or in part by reference to, or are otherwise based upon and/or payable in shares. The Committee, in its sole discretion, shall determine the terms and conditions of such awards, which shall be consistent with the terms and purposes of the Plan. The maximum aggregate cash equivalent value of an award of such shares that may be granted to any participant for any calendar year will be $12,000,000.

Long-Term Performance Awards. Long-term performance awards may be in the form of shares and/or cash in amounts and upon terms as determined by the Compensation Committee. The Compensation Committee will set performance objectives which, depending upon the extent to which they are met, will determine the number of shares and/or value of long-term performance awards that will be paid to a participant. The Compensation Committee will establish performance cycles, which are no less than one year, for each award and may impose other conditions and restrictions, including restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, any time-based restrictions, or any restrictions under applicable federal or state securities laws.

For any performance cycle, the Committee may authorize payment of dividend equivalents on any shares of underlying performance awards. Such dividend equivalents may not be paid currently and instead shall either be accrued as contingent cash obligations or be converted into shares subject to the same performance-based conditions as the original grant of performance awards and upon such other terms as the Committee establishes. After the end of a performance cycle, the participant will be entitled to receive payments of the amount of shares and/or cash earned by the participant over the performance cycle; provided, however, that except in the case of a change in control, the Compensation Committee has the discretion to reduce or eliminate an award that would otherwise be payable based on the Committee’s evaluation of all facts and circumstances. Payment of awards will be made in the form of cash or in shares of common stock, or in a combination thereof which have an aggregate fair market value equal to the value of the earned award at the close of the cycle. The Compensation Committee may place restrictions on shares of common stock awarded. Except in the case of a change in control, a participant must remain employed by Huntington until the date of payment in order to be entitled to a payment of a long-term performance award unless the Compensation Committee, in its discretion, provides for a partial or full payment to a participant who is not employed at the time of payment.

No long-term performance award under the 2015 Plan for any specified cycle to a participant may exceed $12,000,000 in cash or its equivalent in shares at the date of grant. Long-term performance awards may not be sold, transferred, pledged, or otherwise alienated, other than by will or the laws of descent and distribution.

Change in Control. Except as otherwise provided in the Plan, any Award Agreement or any employment agreement between Huntington and a participant, upon a Change in Control all outstanding Awards which are subject to a Period of Restriction or are not fully vested shall become fully exercisable and all restrictions thereon shall terminate if:

•	within 12 months after a Change in Control of the Corporation occurs, the participant’s service has been terminated by the Corporation (provided that such termination is for a reason other than for cause); or

•	(1) the Corporation previously terminated the participant’s service without cause during the year before the Change in Control was consummated but after a third party or the Corporation had taken steps reasonably calculated to effect a Change in Control, and (2) it is reasonably demonstrated by the participant that such termination of service was in connection with or in anticipation of a Change in Control.

In addition, the Committee may determine and provide through an Award Agreement, or other means, the treatment of partially completed Performance Cycles (if any) for any Awards outstanding upon a Change in Control. Further, the Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the cancellation of any Option or SAR for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Shares covered thereby had such Option or SAR been currently exercisable, but only upon prior approval of the Corporation’s shareholders of such action; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iii) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

Section 162(m) Deduction Qualifications. Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to certain executive officers. Code Section 162(m) also limits the federal income tax deductibility of compensation paid to Huntington’s chief executive officer and to each of the other three most highly compensated executive officers required to be named in the proxy statement. Compensation paid to any of these specified executive officers will be deductible by Huntington only to the extent that it does not exceed $1,000,000 for a taxable year or qualifies as “performance-based” compensation under Code Section 162(m). The Compensation Committee will work to structure and administer awards to comply with Code Section 162(m) unless the Compensation Committee determines that such compliance is not desirable with respect to any specified award.

Within 90 days of the beginning of each performance cycle, or such earlier or later date as may be permitted by Code Section 162(m), the Compensation Committee will designate those participants whose awards under the 2015 Plan will be calculated pursuant to the qualified performance-based compensation provisions of Code Section 162(m) (the “covered employees”). If the Compensation Committee does not designate specific participants as “covered employees,” all participants shall be treated as “covered employees” and establish the “qualifying performance criteria” applicable to the performance cycle for each so designated covered employee. For purposes of the 2015 Plan, “qualifying performance criteria” will be any of the following performance criteria:

(a)	revenue and income measures (which include revenues, net income, earnings per share, non-interest income to total revenue ratio, non-interest income growth, interest income, net operating profit, interest income, pre-tax pre-provision (pre-tax income on a tax equivalent basis adjusted for provision expense, security gains and losses, and amortization of intangibles), economic value added, and earnings before interest, taxes, depreciation and amortization;

(b)	expense and efficiency measures (which include “efficiency ratio” (the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains), net interest margin, gross margins, operating margins, net-income margins, non-interest expense, and operating efficiencies);

(c)	operating measures (which include productivity ratios, loan growth, deposit growth, customer profitability, and market share);

(d)	return measures (which include return on average equity, tangible common equity or return on tangible common equity, return on average assets, and total shareholder return);

(e)	credit quality measures (which include non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans);

(f)	leverage measures (which include debt-to-equity ratio and net debt);

(g)	risk measures (which include interest-sensitivity gap levels, regulatory compliance, satisfactory audit results, maintenance of required common equity levels (including common equity tier 1 levels), and financial ratings);

(h)	achievement of balance sheet, income statement, or cash-flow statement objectives.

Qualifying performance criteria may be expressed in terms of (i) attaining a specified absolute level of the criteria, or (ii) a percentage increase or decrease in the criteria compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Committee. The Qualifying Performance Criteria may be measured on an absolute basis or relative to an established target, to previous year or other comparable period or periods’ results, to a designated comparison group or groups, or to one or more designated external or internal indices or benchmarks, and may be applied either to the Corporation as a whole or to a business unit or subsidiary, in each case as determined by the Committee. Any specific metrics listed within the categories described above are intended to be illustrative and are not intended to be construed as limitations on the more general metrics. Qualifying performance criteria may be different for different Participants, as determined in the discretion of the Committee.

In determining whether a performance goal has been met, the Compensation Committee may include or exclude “extraordinary events” (as defined below), or any other objective events or occurrences of a similar nature in either establishing the performance goal based on qualifying performance criteria in determining whether a performance goal based on the qualifying performance criteria has been achieved. Notwithstanding the above, the attainment of the performance goals and the determination of results for designated Covered Officers will be evaluated entirely on the qualifying performance criteria. Extraordinary events shall be prescribed in a manner that satisfies the requirements of Code Section 162(m) deductibility except as otherwise determined by the Committee in its sole discretion after consideration of the goals of the company’s executive compensation philosophy and whether it is in the best interest of the company to have the award so qualified. The Compensation Committee shall not have the discretion to increase an award paid to any designated covered employee above the amount which was determined based upon the covered employee’s pre-established performance goals for the applicable performance cycle. Awards may be paid to covered employees only after the Compensation Committee has certified in writing that the performance goals have been met. Extraordinary events are:

•	changes in tax law, generally accepted accounting principles or other such laws or provisions affecting reported financial results, including unforeseen and extraordinary changes in statutes and regulations that govern the company and its industry;

•	accruals or charges relating to reorganization and restructuring programs;

•	special gains or losses or other financial impact in connection with mergers and acquisitions involving the Corporation or any of its significant subsidiaries, the purchase or sale of branches or significant portions of the Corporation or any of its significant subsidiaries, or the sale of securities and investments of the Corporation;

•	write-downs or write-offs of assets, including intangible assests such as goodwill and mortgage servicing rights (MSR) and valuation adjustments related to the impact of hedging (including MSR hedging);

•	litigation or claim matters;

•	expenses relating to unplanned regulatory actions;

•	any other significant items as discussed in Management’s discussion and analysis of financial condition and results of operation appearing or incorporated by reference in the Annual Report on Form 10-K filed with the Securities and Exchange Commission;

•	gains or losses on the early repayment of debt; or

•	any other unforeseen events of occurrences of a similar nature identified in the first 90 days of a performance cycle.

Federal Income Tax Consequences of the Plan. Based on Management’s understanding of current federal income tax laws, the federal income tax consequences of awards under the 2015 Plan are, generally, as follows:

Options and SARs. In general, a recipient of an option or SAR granted under the 2015 Plan will not have regular taxable income at the time of grant.

Upon exercise of a nonqualified stock option or SAR, the optionee generally must recognize taxable income in an amount equal to the fair market value on the date of exercise of the shares exercised, minus the exercise price. The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain or loss recognized upon any later sale or other disposition of the acquired shares generally will be capital gain or loss. The character of such capital gain or loss (short-term or long-term) will depend upon the length of time that the optionee holds the shares prior to the sale or disposition. Generally, such shares must be held longer than 12 months in order for long-term capital gains tax rates to apply.

An optionee generally will not be required to recognize any regular taxable income upon the exercise of an incentive stock option, provided that the optionee does not dispose of the shares issued to him or her upon exercise of the option within the two-year period after the date of grant and within one year after the receipt of the shares by the optionee. The optionee will have alternative minimum taxable income equal to the amount by which the fair market value of the shares on the exercise date exceeds the purchase price. An optionee will recognize ordinary taxable income upon the exercise of an incentive stock option if such optionee uses the broker-assisted cashless exercise method. Provided the optionee does not recognize regular taxable income upon exercise, the tax basis for the shares purchased is equal to the exercise price. Upon a later sale or other disposition of the shares, the optionee must recognize long-term capital gain or ordinary taxable income, depending upon whether the optionee holds the shares for specified holding periods.

Restricted Stock. In general, a participant who receives restricted stock will not recognize taxable income upon receipt, but instead will recognize ordinary income when the shares are no longer subject to restrictions. Alternatively, unless prohibited by the Compensation Committee, a participant may elect under section 83(b) of the Code to be taxed at the time of receipt, provided the participant provides the Compensation Committee with ten days’ prior written notice of his or her intent to do so. In all cases, the amount of ordinary income recognized by the participant will be equal to the fair market value of the shares at the time income is recognized, less the amount of any price paid for the shares. In general, any gain recognized thereafter will be capital gain.

RSUs. In general, a participant who is awarded RSUs will not recognize taxable income upon receipt. When a participant receives payment for an award of RSUs in shares or cash, the fair market value of the shares or the amount of cash received will be taxed to the participant at ordinary income rates. However, if any shares used to pay out RSUs are nontransferable and subject to a substantial risk of forfeiture, the taxable event is deferred until either the restriction on transferability or the risk of forfeiture lapses. In such a case, a participant, unless prohibited by the Compensation Committee, may elect under section 83(b) of the Code to be taxed at the time of receipt, provided the participant provides the Compensation Committee with ten days’ prior written notice of his or her intent to do so. In general, any gain recognized thereafter will be capital gain.

Deferred Stock Units. In general, a participant who receives an award of deferred stock will not recognize taxable income upon receipt, but instead will be subject to tax at ordinary income rates on the fair market value of any nonrestricted stock on the date that such stock is transferred to the participant under the award, reduced by any amount paid by the participant for such stock. In general, any gain recognized thereafter will be capital gain.

Withholding Requirements. A participant may satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld at the minimum statutory tax withholding rate, or by delivering to Huntington already-owned shares, having a value equal to the amount required to be withheld.

Deduction Limits and Performance Measures. Huntington generally will be entitled to a tax deduction in connection with an award made under the 2015 Plan only to the extent that the participant recognizes ordinary income from the award. Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to certain executive officers. Code Section 162(m) also limits the federal income tax deductibility of compensation paid to Huntington’s chief executive officer and to each of the other three most highly compensated executive officers required to be named in the proxy statement. Compensation paid to any of these specified executive officers will be deductible by Huntington only to the extent that it does not exceed $1,000,000 for a taxable year or qualifies as “performance-based” compensation under Code Section 162(m). The 2015 Plan has been designed so that, assuming its approval by Huntington’s shareholders at the annual meeting, awards to designated Covered Officers should qualify as performance-based compensation under Code Section 162(m). The Compensation Committee has also reserved the right, with respect to any award or awards, to determine that compliance with Code Section 162(m) is not desired after consideration of the goals of Huntington’s executive compensation philosophy and whether it is in the best interests of Huntington to have such award so qualified.

Code Section 409A Compliance. Code Section 409A provides that covered amounts deferred under a nonqualified deferred compensation plan are includable in the participant’s gross income to the extent not subject to a substantial risk of forfeiture and not previously included in income, unless certain requirements are met, including limitations on the timing of deferral elections and events that may trigger the distribution of deferred amounts.

Based on proposed regulations and other guidance issued under Code Section 409A, the awards under the 2015 Plan could be affected. In general, if an award either (1) meets the requirements imposed by Code Section 409A or (2) qualifies for an exception from coverage of Code Section 409A, the tax consequences described above will continue to apply. If an award is subject to Code Section 409A and does not comply with the requirements of Code Section 409A, then amounts deferred in the current year and in previous years will become subject to immediate taxation to the participant, and the participant will be required to pay (1) a penalty equal to interest at the underpayment rate plus 1% on the tax that should have been paid on the amount of the original deferral and any related earnings and (2) in addition to any regular tax, an excise tax equal to 20% of the original deferral and any earnings credited on the deferral.

Huntington has designed the 2015 Plan so that awards either comply with, or are exempt from coverage of, Code Section 409A. Huntington intends to continue to review the terms of the Plan and may, subject to the terms of the Plan, adopt additional amendments to comply with current and additional guidance issued under Section 409A of the Code.

Other Provisions.

Nothing in the 2015 Plan limits Huntington’s right to terminate any participant’s employment at any time, with or without cause, nor confers upon any participant any right to continued employment with Huntington. The plan does not give any participant any interest, lien or claim against any specific asset of Huntington, and thus, the participant will have only the rights of a general unsecured creditor of Huntington. Huntington has the right to deduct or withhold, or require the participant to remit an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required to be withheld with respect to any taxable event arising under the 2015 Plan. The participant may elect to have Huntington withhold shares having a fair market value equal to the minimum statutory federal, state and local tax rates. Alternatively, the participant may deliver shares that have been held at least six months to satisfy the tax withholding obligation related to the transaction. Participants may name beneficiaries to receive his or her benefits under the 2015 Plan in case the participant dies before he or she receives such benefit.

The Compensation Committee may permit or require a participant to defer receipt of an award which would otherwise be due the participant. In that event, the Compensation Committee may establish procedures for payment of such deferred awards, including the payment of interest or dividend equivalents. Except following a change in control, in the event the Compensation Committee determines that a participant has committed a serious breach of conduct (which includes, without limitation, any conduct prejudicial to or in conflict with Huntington or any securities law violations including any violations under the Sarbanes-Oxley Act of 2002) or has solicited or taken away customers or potential customers with whom the participant had contact during the participant’s employment with Huntington, the Compensation Committee may terminate any outstanding award, in whole or in part, whether or not yet vested. In addition, if such conduct or activity occurs within three years of the exercise or payment of an award, the Compensation Committee may require the participant or former participant to repay to Huntington any gain realized or payment received upon exercise or payment of such award.

Except in the case of a change in control or where shareholder approval is required, the Compensation Committee or the Board of Directors will have the authority to alter, suspend, or terminate the plan in whole or in part at any time. Shareholder approval is required to change the stated maximum limits on shares and cash awards, change the minimum option price of an option, change the eligible participants, change the qualifying performance criteria and maximum awards for Covered Officers, or reprice or alter the option price of stock options or stock appreciation rights, or buy out or cancel in exchange for cash stock options or stock appreciation rights when the option price exceeds the fair market value of the underlying shares.

It is not possible to state in advance the exact number, types, or values of awards that may be made or the identity of the employees and directors who may receive awards under the 2015 Plan. It is also not possible to determine the awards that might have been paid in 2014 if the 2015 Plan had then been in effect because the Compensation Committee has discretion to determine the sizes and types of awards to be granted under the 2015 Plan. Any actual awards, however, which are made to Huntington’s named executive officers and directors will be reported as required in Huntington’s future proxy statements.

As noted above, the 2015 Plan is being submitted to the shareholders for approval in order to comply with the applicable requirements of The NASDAQ Stock Market, Inc. and to qualify certain awards made to certain officers as deductible for federal income tax purposes under Code Section 162(m). Further, shareholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options. A vote in favor of adopting the 2015 Plan will constitute approval of all terms of the plan, including the adoption of all qualifying performance criteria identified above, the eligible employees, the maximum award payable to a participant, and other terms applicable to Covered Officers.

Equity Compensation Plan Information

The following table sets forth information about Huntington common stock authorized for issuance under our existing equity compensation plans as of December 31, 2014.

	Number of Securities
Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (2) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (3) (b)	Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4) (c)
Equity compensation plans approved by security holders	33,473,414	$3.71	15,295,212
Equity compensation plans not approved by security holders	640,394	20.32	—

Total	34,113,808	$4.02	15,295,212

(1)	All equity compensation plan authorizations for shares of common stock provide for the number of shares to be adjusted for stock splits, stock dividends, and other changes in capitalization. The Huntington Investment and Tax Savings Plan, a broad-based plan qualified under Code Section 401(a) which includes Huntington common stock as one of a number of investment options available to participants, is excluded from the table.

(2)	The numbers in this column (a) reflect shares of common stock to be issued upon exercise of outstanding stock options and the vesting of outstanding awards of RSUs, RSAs and PSUs and the release of DSUs. The shares of common stock to be issued upon exercise or vesting under equity compensation plans not approved by shareholders include an inducement grant issued outside of the Company’s stock plans, and awards granted under the following plans which are no longer active and for which Huntington has not reserved the right to make subsequent grants or awards: employee and director stock plans of Unizan Financial Corp., Sky Financial Group, Inc. and Camco Financial Corporation assumed in the acquisitions of these companies.

(3)	The weighted-average exercise prices in this column are based on outstanding options and do not take into account unvested awards of RSUs, RSAs and PSUs and unreleased DSUs as these awards do not have an exercise price.

(4)	The number of shares in this column (c) reflects the number of shares remaining available for future issuance under Huntington’s 2012 Plan, excluding shares reflected in column (a). The number of shares in this column (c) does not include shares of common stock to be issued under the following compensation plans: the Executive Deferred Compensation Plan, which provides senior officers designated by the Compensation Committee the opportunity to defer up to 90% of base salary, annual bonus compensation and certain equity awards, and up to 90% of long-term incentive awards; the Supplemental Plan under which voluntary participant contributions made by payroll deduction are used to purchase shares; the Deferred Compensation for Huntington Bancshares Incorporated Directors under which directors may defer their director compensation and such amounts may be invested in shares of common stock; and the Deferred Compensation Plan for directors (now inactive) under which directors of selected subsidiaries may defer their director compensation and such amounts may be invested in shares of Huntington common stock. These plans do not contain a limit on the number of shares that may be issued under them.

Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm

On November 10, 2014, the Audit Committee determined not to renew the engagement of its independent registered public accounting firm, Deloitte & Touche LLP, and appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit Huntington’s consolidated financial statements for the year ending December 31, 2015. The decision not to renew the engagement of Deloitte & Touche LLP and to retain PricewaterhouseCoopers LLP was made by the Audit Committee. Such dismissal became effective upon Deloitte & Touche LLP’s completion of its procedures on the financial statements of Huntington as of and for the year ended December 31, 2014 and the filing of the related Form 10-K on February 13, 2015.

Although not required, we are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountant for 2015. The Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP if its selection is not ratified by the shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee regularly evaluates the qualifications, performance, and independence of the independent registered public accounting firm, and whether the independent registered public accounting firm should be rotated.

The audit reports of Deloitte & Touche LLP on the consolidated financial statements of Huntington and subsidiaries as of and for the years ended December 31, 2013 and 2014, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During Huntington’s two most recent years ended December 31, 2014, and the subsequent interim period through February 13, 2015, there were no disagreements between Huntington and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no reportable events which would require specific disclosure under applicable securities regulations. Also during Huntington’s two most recent years ended December 31, 2014, and the subsequent interim period through February 13, 2015, neither Huntington nor anyone on its behalf consulted with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Huntington’s financial statements, or on any matter that was the subject of a disagreement or reportable event which would require specific disclosure under applicable securities regulations.

Representatives of Deloitte & Touche LLP have regularly attended meetings of the Audit Committee and will be present at the annual meeting. Representatives of PricewaterhouseCoopers LLP will also be present at the annual meeting. All such representatives will have an opportunity to make a statement if they desire to do so and also will be available to respond to appropriate questions.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The table below reflects the fees billed by Deloitte & Touche LLP for services rendered for us for 2014 and 2013.

Fees	Year ended December 31, 2014	Year ended December 31, 2013
Audit Fees (1)	$2,380,639	$2,498,964
Audit-Related Fees (2)	1,028,283	949,584
Tax Fees (3)	20,857	20,000
All Other Fees (4)	10,800	0

Total	$3,440,579	$3,468,548

(1)	Audit fees are fees for professional services rendered for the audits of our annual financial statements and internal control over financial reporting, review of the financial statements included in Form 10-Q filings, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees generally include fees for assurance and related services such as audits of subsidiaries and pension plans, compliance related to servicing of assets, and service organization examinations.

(3)	The tax-related services were all in the nature of tax compliance.

(4)	All other fees were for advisory services rendered supporting management’s development of the annual capital plan as part of the Federal Reserve’s mandatary Comprehensive Capital Analysis and Review (CCAR).

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the audit fee negotiations associated with the retention of the independent registered public accounting firm. The Audit Committee has a policy that it will pre-approve all audit and non-audit services provided by the independent accountant, and will not engage the independent accountant to perform any specific non-audit services prohibited by law or regulation. The Audit Committee has given general pre-approval for specified audit and audit-related services. The terms of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different term. The Audit Committee will annually review the services for which general pre-approval is given. The Audit Committee may revise the list of general pre-approved services from time to time, based upon subsequent determinations. Unless a type of service to be provided by the independent accountant has received general pre-approval, it will require specific pre-approval by the Audit Committee. Pre-approval fee levels for all services to be provided by the independent accountant are established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

The Audit Committee may delegate pre-approval authority to a member of its committee, and has currently delegated pre-approval authority to its chairman. The decisions of the chairman or other member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services covered by the fees disclosed above were pre-approved by the Audit Committee or its chairman. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee has considered and determined that the services described above are compatible with maintaining the independent accountant’s independence.

The board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP.

Proposal 4 — Advisory Approval of Executive Compensation

As discussed in the Compensation Discussion and Analysis section of this proxy statement, our compensation philosophy is to pay for performance. Our program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. We continually strengthen our compensation practices based on our philosophy, market best practices and feedback received from shareholders. Our compensation policies, practices and decisions for executive officers are described in detail under “Compensation of Executive Officers” above.

We believe that our compensation policies and procedures strongly align the interests of executives and shareholders. We encourage our executives to focus on long-term performance with long-term incentives and also stock ownership and retention requirements. We further believe that our culture focuses executives on sound risk management and appropriately rewards executives for performance. The resolution set forth below gives the shareholders the opportunity to vote on the compensation of our executives. Consideration of this resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934.

Upon the recommendation of the board of directors, we ask shareholders to consider the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Huntington Bancshares Incorporated as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Summary Compensation Table, the Compensation Discussion and Analysis, the additional compensation tables and the accompanying narrative disclosure, is hereby approved on an advisory, non-binding basis.”

Because this is an advisory vote, it will not bind the board of directors, however, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Shareholders will have the opportunity to vote on the compensation of our executives again at next year’s annual meeting. The board of directors has determined that it will include a non-binding advisory vote on executive compensation in its proxy materials pursuant to Section 14A of the Securities Exchange Act of 1934 on an annual basis until the next vote on the frequency of such advisory votes, which will occur no later than our 2017 annual meeting.

The board of directors recommends a vote FOR the adoption of the resolution regarding executive compensation, as set forth above.

Our Executive Officers

Each of our executive officers is listed below, along with a statement of his or her business experience during at least the last five years. Executive officers are elected annually by the board of directors.

STEPHEN D. STEINOUR, age 56, has served as our chairman, president and chief executive officer and as chairman, president and chief executive officer of The Huntington National Bank since January 14, 2009. Additional detail about Mr. Steinour’s business experience is set forth under Election of Directors above.

DAVID S. ANDERSON, age 60, has served as Huntington’s executive vice president and corporate controller since November 2009. Mr. Anderson served as interim chief financial officer from May 2013 to April 2014. Prior to joining Huntington, Mr. Anderson was the executive vice president and corporate controller of Citizens Financial Group in Providence, Rhode Island.

BARBARA H. BENHAM, age 43, has served as executive vice president and director of corporate communications since November 2012, overseeing all public relations, government affairs, and internal communications efforts. She has served as government relations director since 2001.

RICHARD A. CHEAP, age 63, has served as our general counsel and secretary and as executive vice president, general counsel, secretary and cashier of The Huntington National Bank since May 1998. Mr. Cheap has also served as a vice president and a director since April 2001, and as secretary from April 2001 to December 2001, of Huntington Preferred Capital, Inc.

JAMES E. DUNLAP, age 62, was appointed senior executive vice president of The Huntington National Bank in May 2009. Since January 2014 Mr. Dunlap has managed the Bank’s private financial group. From March 2009 to December 2013, Mr. Dunlap served as commercial banking director. Mr. Dunlap has also headed up our capital markets group, including foreign exchange, derivatives and syndications, from November 2010 to December 2013. Mr. Dunlap has served as regional banking group president for The Huntington National Bank since January 2006 and as regional president for our West Michigan operations since 2001.

PAUL G. HELLER, age 51, joined the company as chief technology and operations officer and senior executive vice president in October 2012. Since January 2014, Mr. Heller also oversees home lending, including mortgage lending, consumer lending, and mortgage and consumer servicing. Previously Mr. Heller was senior vice president and corporate internet group executive for JPMorgan Chase, from December 1999 to October 2012.

HELGA S. HOUSTON, age 53, has served as our chief risk officer since January 2012 and as senior executive vice president since October 2011. She served as corporate risk managing director from September 2011 through December 2011. Prior to joining Huntington, Ms. Houston was a partner in Phoenix Global Advisors, LLC, in Charlotte, N.C., from June 2009 to September 2011, where she provided strategic advice to a variety of enterprises on areas ranging from revenue enhancement, enterprise risk management and operational efficiency. Ms. Houston was with Bank of America from 1986 to 2008, serving in a variety of capacities, including risk executive for global consumer and small business banking and risk executive for global wealth and investment management.

HOWELL D. McCULLOUGH III, age 57, joined Huntington as chief financial officer and senior executive vice president in April 2014. Mr. McCullough previously served as executive vice president and chief strategy officer of U.S. Bancorp and head of U.S. Bancorp’s enterprise revenue office from September 2007 to April 2014.

MARY W. NAVARRO, age 59, has served as senior executive vice president of The Huntington National Bank since February 2005. She has managed the retail banking business since June 2002 when she joined the Bank as executive vice president. Her current role includes leadership of the branch network, business banking, marketing, customer advocacy, call centers, deposits and cards.

DANIEL J. NEUMEYER, age 55, has served as senior executive vice president and chief credit officer for The Huntington National Bank since October 2009. In his current role, Mr. Neumeyer oversees credit policy and risk management, commercial credit transactions, special assets, and collections. Previously, Mr. Neumeyer was chief credit officer for Comerica Bank, from January 2008 to October 2009.

RICHARD REMIKER, age 57, has served as senior executive vice president in charge of commercial banking for The Huntington National Bank since January 2014. From May 2012 to December 2013, Mr. Remiker served as executive vice president and manager of specialty banking. Mr. Remiker joined Huntington in May 2010 as President of Huntington Equipment Finance. Prior to joining Huntington, Mr. Remiker was the Chief Administrative Officer for RBS Citizens Asset Finance where his responsibilities included legal, finance, syndication, asset management, technology, operations and portfolio management.

NICHOLAS G. STANUTZ, age 60, has served as senior executive vice president since February 2005 and as the director for auto finance and dealer services since June 1999 for The Huntington National Bank. Since November 2010, Mr. Stanutz has also had responsibility for commercial real estate and asset based lending.

MARK E. THOMPSON, age 56, has served as senior executive vice president since joining our company in April 2009. Mr. Thompson’s current role is director of corporate operations, which includes oversight of bank integrations, corporate real estate and facilities, corporate sourcing, security, fraud risk, and commercial and consumer operations. From April 2009 to November 2010, he served as director of strategy and business segment performance. Previously Mr. Thompson served as executive vice president and deputy CFO of ABN AMRO, from October 2007 to April 2009.

Proposals by Shareholders for 2016 Annual Meeting

If a shareholder wishes to submit a proposal for possible inclusion in our annual meeting proxy statement and form of proxy for our 2016 annual meeting, the proposal must be submitted to the Secretary, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. The Secretary must receive your proposal on or before the close of business on November 13, 2015.

In addition, our bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of our board of directors, and (2) the nomination, other than by or at the direction of our board of directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who wishes to nominate a candidate for election as a director should request a copy of these bylaw provisions by sending a written request addressed to the Secretary, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. To be timely, such advance notice must set forth all information required under the bylaws and must be delivered to the Secretary at this address not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For the 2015 annual meeting, unless the date of the meeting is before March 24, 2016 or after May 23, 2016, such notice must be received between October 14, 2015, and November 13, 2015.

Other Matters

As of the date of this proxy statement, we know of no other business that may properly be brought before the meeting other than procedural matters relating to the proposals described in this proxy statement. Should any other matter requiring a vote of the shareholders arise, a properly submitted proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in the discretion of such persons.

Huntington’s 2014 Annual Report was furnished to shareholders concurrently with this proxy material. Huntington’s Form 10-K for 2014 will be furnished, without charge, to Huntington shareholders upon written request to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. In addition, Huntington’s Form 10-K for 2014 and certain other reports filed with the Securities and Exchange Commission can be found on the Investor Relations pages of Huntington’s website at huntington.com.

If you are an employee of Huntington or its affiliated entities and are receiving this proxy statement as a result of your participation in the Huntington Investment and Tax Savings Plan a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan. Please refer to your instruction card for information on instructing the trustee electronically over the Internet or by telephone.

The Securities and Exchange Commission has adopted “householding” rules which permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements, notices of internet availability of proxy materials, and annual reports (annual meeting materials) with respect to two or more shareholders sharing the same address by delivering one copy of annual meeting materials to these shareholders. Unless we have received contrary instructions, we will deliver only one copy of the annual meeting materials to multiple security holders sharing an address. If we sent only one set of these documents to your household and one or more of you would prefer to receive your own set, we will deliver promptly upon request additional copies of the annual meeting materials. Please contact our transfer agent, Computershare, to receive additional copies of the annual meeting materials. Also please contact Computershare if you would like to request separate copies of future annual meeting materials, or if you are receiving multiple copies of annual meeting materials and you would like to request delivery of just one copy. You may contact Computershare by telephone at (877) 282-1168 or by mail at Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078. If you hold your shares in “street name”, please contact your bank, broker or other holder of record to request information about householding.

Huntington 5 CheckingTM and Huntington 25 CheckingTM are service marks of Huntington Bancshares Incorporated. All rights reserved.

APPENDIX A

HUNTINGTON BANCSHARES INCORPORATED

2015 LONG-TERM INCENTIVE PLAN

ARTICLE 1.

ESTABLISHMENT, EFFECTIVE DATE, AND TERM

1.1    ESTABLISHMENT OF THE PLAN.    Huntington Bancshares Incorporated, a Maryland corporation, has established this new long-term incentive compensation plan, subject to the approval of the Corporation’s shareholders, to permit the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Deferred Stock Units, and Long-Term Performance Awards and other stock-based Awards. This new plan is called the “Huntington Bancshares Incorporated 2015 Long-Term Incentive Plan” (the “Plan”).

1.2    EFFECTIVE DATE.    This Plan, if approved by the majority of votes cast by the Corporation’s shareholders at the 2015 annual meeting shall become effective on the date of approval by the shareholders at the 2015 annual meeting with respect to Awards granted on or after such date (the “Effective Date”). The Plan shall remain in effect as provided in Article 1.4 herein. No Awards will be made under the Plan unless shareholder approval is obtained. Instead, Awards will be granted under the terms of the Prior Plan, as amended and restated in 2012.

1.3    OBJECTIVES OF THE PLAN.    The objectives of the Plan are to help optimize the profitability and growth of the Corporation through stock-based incentives which are consistent with the Corporation’s objectives and which link the interests of Participants to those of the Corporation’s shareholders; to induce Participants to strive for the highest level of performance; and to promote teamwork among Participants.

The Plan is further intended to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Corporation’s success and the creation of shareholder value and to allow Participants to share in the success of the Corporation.

1.4    DURATION OF THE PLAN.    The Plan shall commence on the Effective Date, as described in Article 1.2 herein, and shall remain in effect, subject to the right of the Board of Directors (“Board”), or a Committee delegated by the Board, to amend or terminate the Plan at any time pursuant to Article 18 herein. However, in no event may an Award be granted under the Plan on or after December 31, 2024.

ARTICLE 2.

DEFINITIONS OF TERMS

As used in the Plan, the following words shall have the meanings stated after them, unless otherwise specifically provided. In the Plan, words used in the singular shall include the plural, and words used in the plural shall include the singular. The gender of words used in this Plan shall include whatever may be appropriate under any particular circumstances.

2.1    “AWARD” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Deferred Stock Units, Long-Term Performance Awards, or other stock-based Awards.

2.2    “AWARD AGREEMENT” means a written or electronic statement or agreement prepared by the Corporation setting forth the terms and provisions applicable to Awards granted under this Plan.

2.3    “BENEFICIAL OWNER” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4    “BOARD” OR “BOARD OF DIRECTORS” means the Board of Directors of Huntington Bancshares Incorporated.

2.5    “CAUSE” unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement, shall be as defined in any employment agreement between the Corporation and a Participant; provided however, that if there is no such employment agreement, “Cause” means, unless otherwise specified in an Award Agreement, any of the following:

(a)    The Participant shall have been charged with a felony or committed an intentional act of gross misconduct, moral turpitude, fraud, embezzlement, theft, dishonesty, misappropriation, or criminal conduct adverse to the Corporation, and the Corporation shall have determined that such act is materially harmful to the Corporation;

(b)    The Corporation shall have been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant’s employment and such order or directive has not been vacated or reversed upon appeal; or

(c)    After being notified in writing by the Corporation to cease any particular activity, the Participant shall have continued such activity and the Corporation shall have determined that such act is materially harmful to the Corporation; or

(d)    The Participant has acted during the course of (i) the Participant’s employment or (ii) the Participant’s separation of employment in a manner that the Corporation, as determined pursuant to its policies and procedures, deems not to be in the best interest of the Corporation.

2.6    “CHANGE IN CONTROL” means, with respect to the Corporation, the occurrence of any of the following:

(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“the Exchange Act”) as in effect as of the date of this Plan) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then-outstanding securities entitled to vote generally in the election of directors (“voting securities”); provided, however, that, for purposes of this Section 2.6, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation of any of its Subsidiaries;

(b)    Individuals who, as of the Effective Date, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)    The consummation of a merger, statutory share exchange, consolidation or similar corporate transaction involving the Corporation, other than any such transaction in which the voting securities of the Corporation immediately prior to the transaction continue to represent (either by remaining outstanding or being converted into securities of the “surviving entity,” which for purposes of this Agreement shall include the corporation or other entity resulting from such transaction and/or the corporation or other entity that, as a result of the transaction, owns the Corporation or all or substantially all of the Corporation’s assets, either directly or indirectly) more than 50% of the combined voting power of the Corporation or surviving entity resulting from such transaction immediately after the transaction with another entity;

(d)    consummation of a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation on a consolidated basis, other than any such transaction in which a majority of the voting securities of the surviving entity are, immediately following consummation of such transaction, beneficially owned by the individuals and entities that were the beneficial owners of the Corporation’s voting securities immediately prior to the transaction;

(e)    The consummation of a liquidation or dissolution of the Corporation;

(f)    The consummation of a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

(g)    The consummation of a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

Notwithstanding the foregoing, if the payment of any Award may be considered “deferred compensation” under Code Section 409A, and the payment of such Award is triggered by a Change in Control, the events described above shall not constitute a Change in Control unless they constitute a change in ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation, as described under Code Section 409A; or in the case of a liquidation or dissolution of the Corporation, such liquidation or dissolution complies with the procedures set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A).

2.7    “CODE” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

2.8    “COMMITTEE” means the Compensation Committee of the Board, as specified in Article 3 herein, or such other committee appointed by the Board to administer the Plan. For purposes of granting, administering and certifying Awards to Covered Employees, the Committee or any sub-committee acting on behalf of the Committee shall be composed of two (2) or more directors each of whom is an “outside director” within the meaning of Code Section 162(m). Any Committee member who is not an “outside director” within the meaning of Code Section 162(m) shall abstain from participating in any decision to grant, administer or certify Awards to Covered Employees.

2.9    “CORPORATION” means Huntington Bancshares Incorporated, a Maryland corporation, together with any and all Subsidiaries, and any successor thereto as provided in Article 22 herein.

2.10    “COVERED EMPLOYEE” means any Participant who is designated as a Covered Employee by the Committee because it is anticipated that his or her compensation may exceed the limit under Code Section 162(m) and for whom any Award is intended to satisfy the Performance-Based Exception.

2.11    “DEFERRAL PERIOD” means the period of time during which a Deferred Stock Unit is subject to deferral limitations under Article 10 herein.

2.12    “DEFERRED STOCK UNIT” means an Award granted to a Participant pursuant to Article 10 herein of the right to receive Shares, or, if provided by the Committee, an optional form of payment, at the end of a specified Deferral Period.

2.13    “DIRECTOR” means any individual who is a member of the Board of Directors of Huntington Bancshares Incorporated.

2.14    “DISABILITY” or “DISABLED” unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement, shall be as defined in any employment agreement between the Corporation and a Participant; provided however, that if there is no such employment agreement, “Disability” or “Disabled” shall be defined in the same manner as under the Corporation’s long-term disability plan.

2.15    “DODD-FRANK ACT” means the Dodd-Frank Wall Street Reform and Consumer Protection Act and any guidance thereunder.

2.16     “EFFECTIVE DATE” shall have the meaning ascribed to such term in Article 1.2 herein.

2.17    “EMPLOYEE” means any employee of the Corporation. Directors who are not employed by the Corporation shall not be considered Employees under this Plan.

2.18    “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.19    “EXECUTIVE DEFERRED COMPENSATION PLAN” means the Huntington Bancshares Incorporated Executive Deferred Compensation Plan, effective January 1, 2012, including any amendments thereto or any successor thereof.

2.20    “EXTRAORDINARY EVENTS” means, with respect to the Corporation, any of the following: (i) changes in tax law, generally accepted accounting principles or other such laws or provisions affecting reported financial results, including unforeseen and extraordinary changes in statutes and regulations that govern the Corporation and its industry; (ii) accruals or charges relating to reorganization and restructuring programs; (iii) special gains, losses, or other financial impact in connection with the mergers and acquisitions involving the Corporation or any of its significant subsidiaries, the purchase or sale of branches or significant portions of the Corporation or any of its significant subsidiaries, or the sale of securities and investments of the Corporation; (iv) write-downs or write-offs of assets, including intangible assets such as goodwill and mortgage servicing rights (MSR) and valuation adjustments related to the impact of hedging (including MSR hedging); (v) litigation or claim matters; (vi) expenses relating to unplanned regulatory actions; (vii) any other significant item as discussed in management’s discussion and analysis of financial condition and results of operation appearing or incorporated by reference in the annual report on Form 10-K filed with the Securities and Exchange Commission; (viii) gains and losses on the early repayment of debt; or (ix) any other unforeseen events or occurrences of a similar nature as set forth by the Committee in the first 90 days of any Performance Cycle.

2.21    “FAIR MARKET VALUE” shall be, on any given date, (1) the closing price at which the Shares were quoted on the NASDAQ Stock Market or such other established securities market on which the Shares are listed, or, if there were no reported sales of Shares on such date, then, unless otherwise required under Code Section 422, the business day immediately preceding such date; or (2) if the Shares are not listed for trading on a national exchange or if (1) above does not apply the price that the Committee in good faith determines through any reasonable valuation method that a Share might change hands between a willing buyer and a willing seller, neither being under compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. Notwithstanding the above, for purposes of broker-facilitated cashless exercises of Awards involving Shares under the Plan, “Fair Market Value” shall mean the real-time selling price of such Shares as reported by the broker facilitating such exercises.

2.22    “INCENTIVE STOCK OPTION” OR “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.23    “INSIDER” shall mean any person subject to the reporting requirements of Section 16 of the Exchange Act.

2.24    “LONG-TERM PERFORMANCE AWARD” means an Award to a Participant pursuant to Article 11 herein.

2.25    “NONEMPLOYEE DIRECTOR” means an individual who is a member of the Board but who is not an Employee.

2.26    “NONQUALIFIED STOCK OPTION” OR “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.27    “OPTION” means an Incentive Stock Option, or a Nonqualified Stock Option granted to a Participant pursuant to Article 6 herein.

2.28    “OPTION PRICE” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.29    “PARTICIPANT” means an Employee or Director, provided however, that a Director may not be a Participant in any ISO granted under the Plan.

2.30    “PERFORMANCE-BASED EXCEPTION” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.31    “PERFORMANCE CYCLE” shall mean the period that is no less than one year designated by the Committee during which the performance objectives or goals must be met for Awards granted under Article 11 of the Plan.

2.32    “PERIOD OF RESTRICTION” means the period during which the transfer of Shares of Restricted Stock or Restricted Stock Units is limited in some way, which may be the achievement of performance objectives or the passage of time, or both, such that the Shares or RSUs are subject to a substantial risk of forfeiture. A restriction based on the passage of time shall not fully lapse until the date that is three (3) years after the date of grant, except as otherwise may be provided in the Award Agreement for (a) new hires, (b) Retirement, (c) involuntary terminations of employment without Cause, (d) achievement of specific performance objectives, (e) death, (f) Disability, or (g) other circumstances that the Committee determines is in the best interests of the Corporation, but only if any individuals identified or subject to the circumstances described in items (a) through (g) above have been continuously employed with the Corporation for a period of at least six (6) months from the date of grant.

2.33    “PERSON” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as described in Section 13(d) thereof.

2.34    “PRIOR PLAN” shall mean the Huntington Bancshares Incorporated 2012 Long-Term Incentive Plan which originally became effective on the date of the 2012 annual meeting of the Corporation’s shareholders.

2.35    “QUALIFYING PERFORMANCE CRITERIA” means business criteria allowed under the performance goal requirements of Section 162(m), including any one or more of the following objective performance criteria upon which the achievement of specific, pre-established, objective performance goals for each Participant are based as determined by the Committee in connection with the grant and certification of Awards:

(a)

revenue and income measures (which include revenues, net income, earnings per share, non-interest income to total revenue ratio, non-interest income growth, interest income, net operating profit, interest income, pre-tax pre-provision (pre-tax income on a tax equivalent basis adjusted for provision expense, security gains and losses, and amortization of intangibles), economic value added, and earnings before interest, taxes, depreciation and amortization;

(b)	expense and efficiency measures (which include “efficiency ratio” (the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains), net interest margin, gross margins, operating margins, net-income margins, non-interest expense, operating efficiencies);

(c)	operating measures (which include productivity ratios, loan growth, deposit growth, customer profitability, and market share);

(d)	return measures (which include return on average equity, tangible common equity or return on tangible common equity, return on average assets, and total shareholder return);

(e)	credit quality measures (which include non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans);

(f)	leverage measures (which include debt-to-equity ratio and net debt);

(g)	risk measures (which include interest-sensitivity gap levels, regulatory compliance, satisfactory audit results, maintenance of required common equity levels (including common equity tier 1 levels), and financial ratings);

(h)	achievement of balance sheet, income statement, or cash-flow statement objectives.

Notwithstanding the foregoing, with respect to Covered Employees, the performance criteria described above must be approved by the shareholders of the Corporation prior to the payment of any Award. Qualifying Performance Criteria may be expressed in terms of (i) attaining a specified absolute level of the criteria, or (ii) a percentage increase or decrease in the criteria compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Committee. The Qualifying Performance Criteria may be measured on an absolute basis or relative to an established target, to previous year or other comparable period or periods’ results, to a designated comparison group or groups, or to one or more designated external or internal indices or benchmarks, and may be applied either to the Corporation as a whole or to a business unit or subsidiary, in each case as determined by the Committee. Any specific metrics listed within the categories described above are intended to be illustrative and are not intended to be construed as limitations on the more general metrics. Qualifying Performance Criteria may be different for different Participants, as determined in the discretion of the Committee. The Committee may include or exclude Extraordinary Events or any other objective events or occurrences in establishing the performance goal based on the Qualifying Performance Criteria and shall use any Extraordinary Event identified in the first 90 days of a Performance Cycle in determining whether the performance goal has been achieved; provided, however, that the Committee shall not have the discretion to increase the amount of an Award that would otherwise be due to a Participant who is a Covered Employee based on such Covered Employee’s pre-established performance goals for the applicable Performance Cycle. Such Extraordinary Events shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility except as otherwise determined by the Committee in its sole discretion after consideration of the goals of the Corporation’s executive compensation philosophy and whether it is in the best interests of the Corporation to have such Award so qualified.

2.36     “RESTRICTED STOCK” means an Award granted to a Participant pursuant to Article 7 herein.

2.37    “RESTRICTED STOCK UNIT” OR “RSU” means an Award granted to a Participant pursuant to Article 8 herein and which is settled (i) by the delivery of one (1) Share for each RSU, (ii) in cash in an amount equal to the Fair Market Value of one (1) Share for each RSU, or (iii) in a combination of cash and Shares, as determined by the Committee. The Award of an RSU represents the promise of the Corporation to deliver Shares, cash, or a combination thereof, as applicable, at the end of the Period of Restriction (or such later date as determined by the Committee) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of property within the meaning of Code Section 83(b).

2.38    “RETIREMENT” with respect to an Award shall have the meaning set forth in the Participant’s Award Agreement, unless it is otherwise defined in any employment agreement between the Corporation and a Participant.

2.39     “SHARES” means the shares of common stock of the Corporation.

2.40    “STOCK APPRECIATION RIGHT” OR “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to Article 9 herein.

2.41    “SUBSIDIARY or “SUBSIDIARIES” means any corporation or other entity whose financial statements are consolidated with the Corporation, or any corporation or other entity that would otherwise satisfy the definition of “service recipient” under Code Section 409A. With respect to Incentive Stock Options, the term Subsidiary or Subsidiaries shall include only those entities that qualify under Code Section 424(f) as a “subsidiary corporation” of the Corporation.

ARTICLE 3.

ADMINISTRATION

3.1    AUTHORITY OF THE COMMITTEE. The Plan shall be administered by the Committee, except as limited by law or by the Charter or Bylaws of the Corporation. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have full power to:

(a)	select the Participants who shall participate in the Plan;

(b)	determine the sizes and types of Awards;

(c)	determine the terms and conditions of Awards (which need not be consistent among Participants) in a manner consistent with the Plan, including, without limitation, (i) the exercise or purchase price of Shares pursuant to any Award, (ii) the Fair Market Value of Shares or other property where applicable, (iii) the method of payment for Shares purchased pursuant to any Award, (iv) the method for satisfaction of any tax withholding obligation arising in connection with an Award, including the withholding or delivery of Shares, (v) the timing, terms and conditions of the exercisability or vesting of any Award or any Shares acquired pursuant thereto, including how such terms relate to a Change in Control, (vi) the time of the expiration of any Award, (vii) the effect of a Participant’s termination of service on any of the foregoing, and (viii) all other terms, conditions, and restrictions applicable to any Award or Shares acquired pursuant thereto consistent with the terms of the Plan;

(d)	delegate authority to the Corporation’s Chief Executive Officer to grant Awards under the Plan to any Participant other than (i) an executive who is subject to Section 16 of the Exchange Act, (ii) a Covered Employee, (iii) anyone who is an Executive Leadership Team Member of the Corporation, or (iv) a Director.

(e)	construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants;

(f)	establish, amend, or waive rules and regulations for the Plan’s administration as they apply to Participants; and

(g)	(subject to the provisions of Article 18 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.

The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect. The Committee also may require any Participant (whether or not provided under any Award) to make any representations or agreements that the Committee may deem necessary or advisable in order to comply with, or qualify for advantageous treatment under, applicable securities, tax, or other laws. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein, except that to the extent such delegation is not permitted under Code Section 162(m).

3.2    DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board (provided, however, that only the Committee, or any subcommittee thereof, made up solely of 2 or more “outside directors” within the meaning of Code Section 162(m) shall participate in any decision, order or resolution to grant, administer, or certify Awards to Covered Employees) shall be final, conclusive, and binding on all persons, including the Corporation, its shareholders, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1    NUMBER OF SHARES AVAILABLE FOR GRANTS AND MAXIMUM AWARDS. Subject to adjustment as provided in this Article 4 herein, the maximum aggregate number of Shares hereby reserved for issuance to Participants under the Plan shall be thirty million (30,000,000) Shares, inclusive of any Shares that were previously approved and available for grant under the Prior Plan that, as of the Effective Date, have not been issued or are not subject to an outstanding Award under the Prior Plan. The Shares issued under the Plan may be authorized and unissued Shares, Shares purchased on the open market, or Shares held as treasury stock.

The following rules shall apply to grants of Awards under the Plan:

(a) The maximum aggregate number of Shares which may be subject to (1) one or more Option Awards pursuant to Article 6, (2) one or more SAR Awards (whether settled in cash, Shares) pursuant to Article 9, or (3) any combination of Option Awards or SAR Awards to a Participant shall be ten million (10,000,000) Shares over any five (5) year period.

(b) The maximum aggregate cash Award or cash equivalent value of an Award of Shares at the date of grant that may be paid with respect to any specified Performance Cycle to a Participant pursuant to any Long-Term Performance Award pursuant to Article 11 shall be twelve million dollars ($12,000,000).

(c) The maximum aggregate cash equivalent value at the date of grant of (1) Awards of Restricted Stock pursuant to Article 7, (2) Awards of RSUs pursuant to Article 8 (whether settled in cash, Shares, or a combination thereof, whether vesting of the RSUs is time-based, performance-based, or a combination thereof), (3) Awards of Deferred Stock Units under Article 10, or (4) any combination thereof that may be awarded to a Participant for any calendar year shall be twelve million dollars ($12,000,000).

4.2    REDUCTION OF SHARES AND LAPSED AWARDS. The maximum number of Shares available for issuance under the Plan shall be reduced by the full number of Shares covered by Option Awards and SAR Awards granted under the Plan. This reduction shall include the full number of Shares covered by any Option or SAR, regardless of whether (1) any Shares are tendered in payment of any Option or SAR, (2) any such Option, SAR, or other Award covering Shares under the Plan ultimately is settled in cash or by delivery of Shares (either by share netting, an attestation process, or actual delivery), (3) Shares were used to satisfy the purchase price of an Award or to satisfy any tax withholdings, or (4) Shares were repurchased by the Company with Option or SAR proceeds. The maximum number of Shares available for issuance under the Plan shall be reduced by one (1) Share for every Share covered by all other Awards granted under the Plan. If, however, any Award granted under this Plan terminates, expires, is forfeited because any performance or time-based vesting requirements were not satisfied, or lapses for any reason, any Shares subject to such Award shall again be available for a grant of an Award under the Plan.

4.3    ADJUSTMENTS IN AUTHORIZED SHARES. In the event that any dividend (other than normal cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), stock split or a combination or consolidation of the outstanding Shares is declared with respect to the Shares, the authorized number of Shares that may be delivered under the Plan and that may be subject to outstanding Awards set forth in Article 4.1 shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price or exercise price thereof.

In the event that Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Corporation or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation, or any other similar corporate transaction or event affects the Shares such than an equitable adjustment would be necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorized number of Shares that may be delivered under the Plan and that may be subject to outstanding Awards set forth in Article 4.1 shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award.

Action by the Committee pursuant to this Article 4.3 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Committee determines to be equitable. Any adjustment of Options or SARs, however, shall be made in a manner to avoid being considered a modification within the meaning of Code Section 424(h)(3) and Code Section 409A.

Awards may be granted, in the discretion of the Committee, in substitution for similar awards held by individuals who become Employees or Nonemployee Directors as a result of (i) a merger, consolidation, or acquisition by the Corporation of another entity or (ii) the acquisition by the Corporation of substantially all of the assets of another entity. Unless otherwise required by applicable law or regulation, Shares granted through the assumption of or in substitution for outstanding awards granted by a company that is merged or consolidated with, or acquired by, the Corporation shall not be subject to the Share limitations of Article 4.1.

ARTICLE 5.

ELIGIBILITY AND PARTICIPATION

5.1    ELIGIBILITY. Persons eligible to participate in this Plan include any Employee and Nonemployee Director of the Corporation, including any Employee who is a member of the Board.

5.2    ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Nonemployee Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.

STOCK OPTIONS

6.1    GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

No Option shall be granted to any Employee or Nonemployee Director if, upon the granting of such Option, the number of Shares then subject to all Options to purchase held by the Employee or Nonemployee Director, as the case may be, plus the Shares then owned by such Employee or Nonemployee Director, would constitute more than ten (10%) of the total combined voting power of all classes of stock of the Corporation. For the purpose of the preceding sentence, an Employee or a Nonemployee Director shall be deemed to own all Shares which are attributable to him or her under Code Section 424(d), including, without limiting the generality of the foregoing, shares owned by his or her brothers, sisters, spouse, ancestors, and lineal descendants.

The Committee may not grant ISOs under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the date of grant) of Shares with respect to which ISOs (under this and any other Plan of the Corporation) are exercisable for the first time by such Employee during any calendar year to exceed one hundred thousand dollars ($100,000). Any excess shall be deemed a NQSO. No ISO shall be granted to a Nonemployee Director.

If Shares acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the date of grant of such Incentive Stock Option or one year from the transfer of Shares to such Participant pursuant to the exercise of such Incentive Stock Option, or in any other disqualifying disposition within the meaning of Code Section 422, such Participant shall notify the Corporation in writing of the date and terms of such disposition and shall cooperate with the Corporation with respect to any tax withholding required or resulting from such disqualifying dispositions. A disqualifying disposition by a Participant shall not affect the status of any other Incentive Stock Option granted under the Plan as an Incentive Stock Option.

6.2    AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the date of grant, vesting restrictions, if any, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Notwithstanding the foregoing, an NQSO shall become fully vested no earlier than the date that is three (3) years after the date of grant of such NQSO, except as otherwise may be provided in the Award Agreement for (a) new hires, (b) Retirement, (c) involuntary terminations of employment without Cause, (d) achievement of specific performance objectives, (e) death, (f) Disability, or (g) other circumstances that the Committee determines is in the best interests of the Corporation, but only if any individuals identified or subject to the circumstances described in items (a) through (g) above have been continuously employed with the Corporation for a period of at least six (6) months from the date of grant.

6.3    OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be determined by the Committee but shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided, however, that for Options granted through the assumption of or in substitution for outstanding awards granted by a company that is merged or consolidated with, or acquired by, the Company, the Option Price shall be determined by the Committee in its sole discretion and, if applicable, consistent with Code Section 424(a).

6.4    DURATION OF OPTIONS. Each Option granted to an Employee or Nonemployee Director shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable on or later than the tenth (10th) anniversary date of its grant.

6.5    EXERCISE OF OPTIONS.

(a)    General. Except as otherwise provided in this Plan, Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine, which need not be the same for each grant or for each Participant. Options granted under this Article 6 shall be exercised by the delivery to the Corporation of written or other notice acceptable to the Corporation setting forth the number of Shares with respect to which the Option is to be exercised.

(b)    Method of Exercise. The Option Price upon exercise of any Option shall be payable to the Corporation in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares, including by attestation, having an aggregate Fair Market Value equal to the total Option Price; (c) by authorizing the Corporation to withhold from the total number of Shares as to which the Option is being exercised the number of Shares having a Fair Market Value on the date of exercise equal to the total Option Price; (d) by a combination of (a), (b), (c), and (d) subject to applicable securities laws and restrictions, through a broker-facilitated cashless exercise procedure acceptable to the Committee, or (e) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.6    EXERCISE UPON TERMINATION OF EMPLOYMENT. Except as otherwise provided in this Plan or as otherwise provided in the Award Agreement or by the Committee, in the event that the employment of a Participant is terminated for any reason other than death, Disability, or Retirement, the rights under each then outstanding unvested Option granted to the Participant pursuant to the Plan shall be forfeited and any vested Option shall terminate upon the earlier of (1) the expiration of such Option, or (2) sixty (60) days after the Participant’s termination of employment, unless such termination of employment was for Cause.

In the event that the employment of a Participant is terminated by reason of Retirement, each then outstanding Option of such Participant shall continue to be exercisable at such times and be subject to such restrictions and conditions, including expiration, as set forth in the applicable Award Agreement. Notwithstanding any other provision in the Plan to the contrary, in the event of the Retirement of a Participant, each then outstanding vested ISO not exercised within three (3) months of termination of employment shall automatically convert to an NQSO.

In the event that the employment of a Participant is terminated by reason of death or Disability, all such Participant’s then outstanding Options shall become exercisable in full, and the Participant or (in the case of a Participant’s death) the executor or administrator of such Participant’s estate or a person or persons who have acquired the Options directly from such Participant by bequest, inheritance, or by reason of written designation as a beneficiary on a form proscribed by the Corporation, shall have until the earlier of (i) the expiration dates of such Options or (ii) thirteen (13) months after the Participant’s date of death or Disability, to exercise such Options. Notwithstanding any other provision in the Plan to the contrary, in the event of the Disability of a Participant, each then outstanding vested ISO not exercised within twelve (12) months of termination of employment shall automatically convert to an NQSO.

Notwithstanding any provision of the Plan to the contrary, if a Participant’s employment is terminated for Cause, the rights under each then outstanding Option granted to the Participant pursuant to the Plan shall immediately terminate, regardless of whether the Participant otherwise would have qualified for Disability or Retirement.

In addition to the foregoing, the Committee may include such provisions in the Award Agreement entered into with each Participant as it deems advisable (which may be more restrictive than described above), which provisions need not be uniform among all Options issued pursuant to this Article 6, and which may reflect distinctions based on the reasons for termination of employment.

6.7    EXERCISE UPON TERMINATION OF DIRECTORSHIP. Except as otherwise provided in this Plan, if a Participant’s status as a Nonemployee Director ceases for any reason other than Retirement or death, any outstanding NQSO granted to such Participant under the Plan shall terminate thirteen (13) months after the termination of such Participant’s status as a Nonemployee Director; provided, however, that no Option shall be exercisable after its expiration date.

If a Participant’s status as a Nonemployee Director ceases by reason of Retirement, then all such Participant’s outstanding Options shall become exercisable in full, and such Participant may exercise such Options until their expiration date.

If a Participant’s status as a Nonemployee Director ceases by reason of death, or a Participant who was a Nonemployee Director dies after Retirement, all such Participant’s then outstanding Options shall become exercisable in full, and the executor or administrator of such Participant’s estate or a person or persons who have acquired the Options directly from such Participant by bequest, inheritance, or by reason of written designation as a beneficiary on a form proscribed by the Corporation, shall have until the expiration dates of such Options or thirteen (13) months after the Participant’s date of death, whichever first occurs, to exercise such Options.

6.8    RESTRICTIONS ON SHARE TRANSFERABILITY. In addition to the foregoing, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.9    NONTRANSFERABILITY OF OPTIONS. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7.

RESTRICTED STOCK

7.1    GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

7.2    RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

7.3    OTHER RESTRICTIONS. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, a Performance Cycle, time-based restrictions, and/or restrictions under applicable federal or state securities laws. Notwithstanding the foregoing, the Period of Restriction under any Restricted Stock Agreement generally may not fully lapse until the date that is three (3) years after the date of grant of such Restricted Stock, except as otherwise may be provided in a Restricted Stock Agreement for (a) new hires, (b) Retirement, (c) involuntary terminations of employment without Cause, (d) achievement of specific performance objectives, (e) death, (f) Disability, or (g) other circumstances that the Committee determines is in the best interests of the Corporation. Further notwithstanding the foregoing, the Period of Restriction under any Restricted Stock Agreement for any individuals identified or subject to the circumstances described in items (a) through (g) above shall not be less than six (6) months from the date of grant.

The Corporation shall either retain the certificates representing Shares of Restricted Stock in the Corporation’s possession or shall hold the Shares of Restricted Stock electronically with its transfer agent in the name of applicable Participants and for the benefit of applicable Participants until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

7.4    VOTING RIGHTS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

7.5    DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may, at the discretion of the Committee, be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional Shares of Restricted Stock, upon such terms as the Committee establishes; provided, however, that with respect to performance-based Shares of Restricted Stock, dividends may not be paid currently and instead shall either be accrued as contingent cash obligations or be converted into additional Shares of Restricted Stock subject to the same performance-based conditions as the original grant and upon such terms as the Committee establishes.

Without limiting the generality of the preceding paragraph, if the grant or vesting of Shares of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

7.6.    NONTRANSFERABILITY. During any Period(s) of Restriction, the Participant shall have no right to transfer any rights with respect to its Award of Shares of Restricted Stock.

ARTICLE 8.

RESTRICTED STOCK UNITS

8.1    GRANT OF RSUs. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant RSUs to Participants in such amounts as the Committee shall determine.

8.2    AWARD AGREEMENT. Each RSU shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of RSUs granted, the form of payment of the RSU, and such other provisions as the Committee shall determine.

8.3    OTHER RESTRICTIONS. The Committee shall impose such other conditions and/or restrictions on any RSUs granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each RSU, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, a Performance Cycle, time-based restrictions, and/or restrictions under applicable federal or state securities laws. Notwithstanding the foregoing, the Period of Restriction under any Restricted Stock Unit Award Agreement generally may not fully lapse until the date that is three (3) years after the date of grant of such RSU, except as otherwise may be provided in a Restricted Stock Unit Award Agreement for (a) new hires, (b) Retirement, (c) involuntary terminations of employment without Cause, (d) achievement of specific performance objectives, (e) death, (f) Disability, or (g) other circumstances that the Committee determines is in the best interests of the Corporation. Further notwithstanding the foregoing, the Period of Restriction under any Restricted Stock Unit Award Agreement for any individuals identified or subject to the circumstances described in items (a) through (g) above shall not be less than six (6) months from the date of grant.

8.4    VOTING RIGHTS. Prior to the distribution of Shares (if any) under an RSU, Participants holding RSUs may not exercise any voting rights with respect to such RSUs.

8.5    DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, unless otherwise determined by the Committee in its discretion, Participants holding RSUs shall not be entitled to any dividends or dividend equivalents with respect to such RSUs. Notwithstanding the foregoing, if dividend equivalents are awarded with respect to performance-based RSUs, such dividend equivalents may not be paid currently and instead shall either be accrued as contingent cash obligations or be converted into RSUs subject to the same performance-based conditions as the original grant and upon such other terms as the Committee establishes.

8.6.    NONTRANSFERABILITY. During any Period(s) of Restriction, the Participant shall have no right to transfer any rights with respect to its Award of RSUs.

ARTICLE 9.

STOCK APPRECIATION RIGHTS

9.1    GRANT OF SARs. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to Participants in such amounts as the Committee shall determine. A SAR shall represent a right to receive a payment in cash, Shares, or a combination thereof, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over an amount (the “SAR exercise price”) which shall be no less than the Fair Market Value on the date the SAR was granted (or the Option Price for SARs granted in tandem with an Option), as set forth in the applicable Award Agreement.

9.2    AWARD AGREEMENT. Each SAR grant shall be evidenced by an Award Agreement that shall specify the SAR exercise price, the duration of the SAR, the number of Shares to which the SAR pertains, whether the SAR is granted in tandem with the grant of an Option or is freestanding, the form of payment of the SAR upon exercise, and such other provisions as the Committee shall determine. SARs granted under this Article 9 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant. Notwithstanding the foregoing, a SAR shall not fully vest until the date that is three (3) years after the date of grant of such SAR, except as otherwise may be provided in the Award Agreement for (a) new hires, (b) Retirement, (c) involuntary terminations of employment without Cause, (d) achievement of specific performance objectives, (e) death, (f) Disability, or (g) other circumstances that the Committee determines is in the best interests of the Corporation, but only if any individuals identified or subject to the circumstances described in items (a) through (g) above have been continuously employed with the Corporation for a period of at least six (6) months from the date of grant.

9.3    DURATION OF SAR. Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable on or later than the tenth (10th) anniversary date of its grant.

9.4    EXERCISE. SARs shall be exercised by the delivery to the Corporation of written or other notice of exercise acceptable to the Corporation, setting forth the number of Shares with respect to which the SAR is to be exercised. The date of exercise of the SAR shall be the date on which the Corporation shall have received notice from the Participant of the exercise of such SAR. SARs granted in tandem with the grant of an Option may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. SARs granted in tandem with the grant of an Option may be exercised only with respect to the shares for which its related Option is then exercisable.

With respect to SARs granted in tandem with an ISO, (a) such SAR will expire no later than the expiration of the underlying ISO, (b) the value of the payout with respect to such SAR may be for no more than 100% of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time such SAR is exercised, and (c) such SAR may be exercised only when the Fair Market Value of the Shares subject to the underlying ISO exceeds the Option Price of the ISO.

SARs granted independently from the grant of an Option may be exercised upon the terms and conditions contained in the applicable Award Agreement. In the event the SAR shall be payable in Shares, a certificate for the Shares acquired upon exercise of an SAR shall be issued in the name of the Participant, or the Corporation shall transfer the Shares electronically from its transfer agent to the Participant, as soon as practicable following receipt of notice of exercise. No fractional Shares will be issuable upon exercise of the SAR and, unless provided in the applicable Award Agreement or otherwise determined by the Committee, the Participant will receive cash in lieu of fractional Shares.

9.5    EXERCISE UPON TERMINATION OF EMPLOYMENT. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise a SAR following termination of the Participant’s employment with the Corporation. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into the Participants, need not be uniform among all SARs issued pursuant to this Article 9, and may reflect distinctions based on the reasons for termination of employment.

9.6    NONTRANSFERABILITY. Unless otherwise determined by the Committee in its discretion, no SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, SARs granted in tandem with an ISO granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant.

ARTICLE 10.

DEFERRED STOCK UNITS AND OTHER STOCK-BASED AWARDS

10.1    GRANT OF DEFERRED STOCK UNITS. Subject to the terms and provisions of the Plan, the Committee may authorize the grant or sale of Deferred Stock Units to Participants in such amounts the Committee shall determine. Each such grant or sale shall constitute the agreement by the Corporation to deliver Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Committee may specify. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value of the Shares at the date of grant.

10.2    AWARD AGREEMENT.    Each grant or sale of Deferred Stock Units shall be evidenced by an Award Agreement, which shall specify the form of payment of the Award and contain such terms and provisions, consistent with this Plan, as the Committee may approve.

10.3    DEFERRAL PERIOD. Each such grant or sale shall be subject, except (if the Committee shall so determine) in the event of a Change in Control or other similar transaction or event, to a Deferral Period of not less than one (1) year, as determined by the Committee at the date of grant.

10.4    VOTING RIGHTS.    During the Deferral Period, the Participant shall have no rights of ownership in the Shares of Deferred Stock Units and shall have no right to vote them.

10.5    DIVIDENDS.    During the Deferral Period, the Committee may, at or after the date of grant, authorize payment of dividend equivalents on any Shares underlying Deferred Stock Units on either a current, deferred, or contingent basis, either in cash or in additional Shares. Notwithstanding the foregoing, if dividend equivalents are awarded with respect to performance-based Deferred Stock Units, such dividend equivalents may not be paid currently and instead shall either be accrued as contingent cash obligations or be converted into Shares of performance-based Deferred Stock Units subject to the same performance-based conditions as the original grant and upon such other terms as the Committee establishes.

10.6    NONTRANSFERABILITY.    During the Deferral Period, no Shares underlying Deferred Stock Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

10.7    OTHER STOCK-BASED AWARDS.    The Committee may from time to time grant Shares and other Awards under the Plan that are valued in whole or in part by reference to, or are otherwise based upon the Fair Market Value of Shares and are payable in cash, Shares, or a combination of cash and Shares. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan.

ARTICLE 11.

LONG-TERM PERFORMANCE AWARDS

11.1    LONG-TERM PERFORMANCE AWARDS.    Subject to the terms and provisions of the Plan, a Participant shall have the opportunity to receive an Award of cash, Shares, or a combination thereof, in such amounts and upon such terms and at such times as determined by the Committee in its sole discretion.

11.2    TERMS OF LONG-TERM PERFORMANCE AWARDS.    The Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number of Shares and/or value of Long-Term Performance Awards that will be paid to the Participant. The Committee shall establish the Performance Cycle for each Long-Term Performance Award and shall impose such other conditions and/or restrictions on any Long-Term Performance Awards as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

11.3    EARNING OF LONG-TERM PERFORMANCE AWARDS.    Subject to the terms of this Plan and Article 11, after the applicable Performance Cycle has ended, the Participant shall be entitled to receive a payment of the number of Shares and/or cash earned by the Participant over the applicable Performance Cycle. Notwithstanding the satisfaction of the performance objectives, except in the case of a Change in Control, the Committee has the discretion to reduce or eliminate a Long-Term Performance Award that would otherwise be paid to any Participant, including any Covered Employee, based on the Committee’s evaluation of Extraordinary Events or other factors.

11.4    FORM AND TIMING OF PAYMENT OF LONG-TERM PERFORMANCE AWARDS.    Payment of Long-Term Performance Awards shall be made as soon as practical following the close of the applicable Performance Cycle in a manner designated by the Committee, in its sole discretion. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay Long-Term Performance Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the Long-Term Performance Awards at the close of the applicable Performance Cycle. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

11.5    REQUIREMENT OF EMPLOYMENT.    Except as otherwise provided in this Plan and as specified in Article 17, a Participant must remain in the employment of the Corporation until the payment of a Long-Term Performance Award in order to be entitled to payment; provided, however, that the Committee may, in its sole discretion, provide for a partial or full payment in the event the Participant is not so employed.

11.6    DIVIDEND EQUIVALENTS.    For any Performance Cycle, the Committee may authorize payment of dividend equivalents on any Shares underlying Performance Awards. Such dividend equivalents may not be paid currently and instead shall either be accrued as contingent cash obligations or be converted into Shares subject to the same performance-based conditions as the original grant of Performance Awards and upon such other terms as the Committee establishes.

11.7    NONTRANSFERABILITY.    A Long-Term Performance Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

ARTICLE 12.

CODE SECTION 162(m) DEDUCTION QUALIFICATIONS

12.1    AWARDS FOR COVERED EMPLOYEES.    Awards granted to a Covered Employee under this Plan may be structured to comply with the Performance-Based Exception requirements of Code Section 162(m). In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award available under the Plan, the Committee may, subject to this Article 12, make any adjustments it deems appropriate. Notwithstanding the above, the Committee may, in its sole discretion, with respect to any Award under the Plan, determine that compliance with Code Section 162(m) is not desired after consideration of the goals of the Corporation’s executive compensation philosophy and whether it is in the best interests of the Corporation to have such Award so qualified.

12.2    DESIGNATION OF COVERED EMPLOYEES.    For each Performance Cycle, the Committee will designate which Participants are Covered Employees within ninety (90) days of the beginning of the Performance Cycle (or such earlier or later date as is permitted or required by Code Section 162(m)). In the event that the Committee does not make such a designation for a Performance Cycle, all Participants shall be treated as Covered Employees under the Plan for such Performance Cycle.

12.3    ESTABLISHMENT OF QUALIFYING PERFORMANCE CRITERIA AND AWARDS FOR COVERED EMPLOYEES.    Within ninety (90) days of the beginning of a Performance Cycle (or such earlier or later date as is permitted or required by Code Section 162(m)), the Committee shall, in its sole discretion, for each such Performance Cycle, determine and establish in writing one or more performance goals based on one or more Qualifying Performance Criteria applicable to the Performance Cycle for each Covered Employee. The Committee may establish any number of differing Performance Cycles, performance goals, Qualifying Performance Criteria, and Awards for Covered Employees running concurrently, in whole or in part.

12.4    CERTIFICATION OF ACHIEVEMENT OF QUALIFYING PERFORMANCE CRITERIA AND AMOUNT OF AWARDS.    After the end of each Performance Cycle, or such earlier date if the Qualifying Performance Criteria are achieved (and such date otherwise complies with Code Section 162(m)), the Committee shall certify in writing, prior to the payment of any Award to a Covered Employee, that the performance goal based on the Qualifying

Performance Criteria for the Performance Cycle and all other material terms of the Plan were satisfied. The Committee may not, under any circumstances, increase an Award to a Covered Employee above the amount payable pursuant to the pre-established performance goal based on the Qualifying Performance Criteria for the Performance Cycle.

12.5    MAXIMUM AWARD TO PARTICIPANTS.    The maximum aggregate number of Shares that may be subject to an Award and the maximum amount of compensation (whether represented by Shares, cash, or a combination thereof) that may be payable to a Participant shall be governed by Article 4 of this Plan.

12.6    TAX AND SECURITY LAWS.    In the event that applicable tax and securities laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have the sole discretion to make such changes without obtaining shareholder approval.

ARTICLE 13.

BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 14.

DEFERRALS

14.1    PARTICIPANT-INITIATED DEFERRALS.    Unless otherwise provided by the Committee, a Participant may elect to defer payment of the Participant’s Award under the Plan if deferral of an Award under the Plan is permitted pursuant to the terms of the Executive Deferred Compensation Plan, and the deferral complies with the terms of the Executive Deferred Compensation Plan and is completed under a procedure that is intended to comply with Code Section 409A and any guidance thereunder.

14.2    COMMITTEE-INITIATED DEFERRALS.    Notwithstanding any provision of the Plan to the contrary, any payment due under this Plan to an “Executive Officer” under the Dodd-Frank Act shall not be made until such period specified under the Dodd-Frank Act, if applicable. If during this deferral period, (1) the Corporation experiences a financial loss or (2) the Committee learns of inappropriate risk-taking activities by the Participant, the Committee will reduce the amount of the payment otherwise due to the Participant, in accordance with the procedures set forth in the Dodd-Frank Act. In addition, except in the situation of a Change in Control, the Committee may defer payment of an Award for such period as the Committee may determine. Any such deferrals of payment under this paragraph shall be made in compliance with the Executive Deferred Compensation Plan, all applicable federal and state banking regulations, including the Dodd Frank Act, and in a manner that is intended to comply with Code Section 409A and any guidance thereunder.

ARTICLE 15.

DISCRETION TO REDUCE AWARDS AND DELAY PAYMENT

Except as specifically provided in this Plan or an Award Agreement, the Committee has no discretion to reduce or eliminate an Award settled in Shares that would otherwise be paid to any Participant, including any covered Employee. Notwithstanding any provision of this Plan to the contrary, except in the event of a Change in Control, the Committee has the discretion to reduce or eliminate an Award settled in cash that would otherwise be paid to any Participant, including any Covered Employee, based on the Committee’s evaluation of Extraordinary Events or other factors described in Article 20. Also notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may delay making payment to a Participant of Shares or cash with respect to an Award, if the Committee reasonably believes that the making of the payment will violate federal securities laws or limit or eliminate the Corporation’s deduction under Code Section 162(m). In such circumstances, the payment will be made at the earliest date at which the Committee believes that the making of the payment will not cause the securities law violation or the reduction or elimination of the deduction under Code Section 162(m).

Additionally, if the Committee reasonably believes that the exercise of an Option would violate any applicable laws, government regulations, requirements of any securities exchange on which the Corporation’s Shares are traded, or any insider trading policy of the Corporation, the Committee, in its sole discretion, may prohibit any Participant from exercising an Option for such period of time that the Committee considers necessary to avoid such violation.

ARTICLE 16.

EFFECT OF CHANGE IN CONTROL

Except as otherwise provided in the Plan, any Award Agreement granted hereunder, or any employment agreement between the Corporation and a Participant, upon a Change in Control all outstanding Awards which are subject to a Period of Restriction or are not fully vested shall become fully exercisable and all restrictions thereon shall terminate if:

(a)	within 12 months after a Change in Control of the Corporation occurs, the Participant’s service has been terminated by the Corporation (provided that such termination is for a reason other than for Cause); or

(b)	(1) the Corporation previously terminated the Participant’s service without Cause during the year before the Change in Control was consummated but after a third party or the Corporation had taken steps reasonably calculated to effect a Change in Control, and (2) it is reasonably demonstrated by the Participant that such termination of service was in connection with or in anticipation of a Change in Control.

Notwithstanding the foregoing, the Committee may determine and provide through an Award Agreement, or other means, the treatment of partially completed Performance Cycles (if any) for any Awards outstanding upon a Change in Control. Further, the Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the cancellation of any Option or SAR for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Shares covered thereby had such Option or SAR been currently exercisable, but only upon prior approval of the Corporation’s shareholders of such action; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iii) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

ARTICLE 17.

RIGHTS OF EMPLOYEES

17.1    EMPLOYMENT.    Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant’s employment at any time, with or without Cause, nor confer upon any Participant any right to continue in the employ of the Corporation.

17.2    PARTICIPATION.    No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 18.

AMENDMENT, MODIFICATION, AND TERMINATION

The Board or Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that the Committee shall not have the authority to, without shareholder approval, (1) change the limits set forth in Article 4.1, (2) change the minimum Option Price or exercise price of a SAR, (3) change eligible Participants to receive Awards, (4) reprice or alter the Option Price of any Option or exercise price of any SAR, previously awarded to any Participant, whether through amendment, exchange, cancellation and replacement grant, or any other means, (5) buy out or cancel an existing Option or SAR in exchange for an amount of cash or Shares when the Fair Market Value of the Shares covered by the Option or SAR is less than the Option Price or exercise price of the SAR, or (6) permit the purchase of Shares subject to any unvested Option or SAR or waive the vesting requirement of any unvested Award except as a result of (a) a Change in Control, (b) the death of a Participant, or (c) a Participant’s separation from service with the Corporation as defined in accordance with Code Section 409A due to Retirement or involuntary termination without Cause. Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any

Award may or does not comply with Code Section 409A, the Corporation may amend the Plan and the affected Award Agreement, or take any other action, without the Participant’s consent, that the Committee believes necessary or appropriate to (1) exempt the Plan and any Award from the application of Code Section 409A, or (2) comply with the requirements of Code Section 409A.

ARTICLE 19.

WITHHOLDING

19.1    TAX WITHHOLDING.    The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2    SHARE WITHHOLDING.    With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, RSUs, SARs, or Deferred Stock Units, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the tax withholding requirement, in whole or in part, by (i) having the Corporation withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory tax withholding rates which could be withheld on the transaction or (ii) the delivery of shares to the Corporation (including attestation) having a Fair Market Value equal to the amount of the tax withholding obligations related to the transaction. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Delivery or withholding of fractional Shares shall not be permitted.

ARTICLE 20.

FORFEITURE

Except on or after a Change in Control or as otherwise provided in the applicable Award Agreement, and notwithstanding any other provisions in the Plan, in the event of:

(1) a serious breach of conduct by a Participant or former Participant (including, without limitation, any conduct prejudicial to or in conflict with the Corporation or any securities laws violations including any violations under the Sarbanes-Oxley Act of 2002), or

(2) any activity of a Participant or former Participant in which the Participant or former Participant solicits or takes away customers or potential customers with whom the Participant or former Participant had contact with or responsibility for during the Participant’s or former Participant’s employment with the Corporation (individually and collectively referred to as “Misconduct”), the Committee shall (a) terminate any outstanding Award granted to the Participant, in whole or in part, whether or not vested, and (b) if such Misconduct occurs within three (3) years of the exercise or payment of an Award, require the Participant or former Participant to repay the Corporation any gain realized or payment received upon the exercise or payment of such Award (with such gain or repayment valued as of the date of exercise or payment), without regard to when such Misconduct is actually discovered by the Corporation. Such termination or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Shares or cash or a combination thereof (based upon the Fair Market Value of the Shares on the day prior to the repayment) and the Committee may provide for an offset of any future payments owed by the Corporation to such person if necessary to satisfy the repayment obligation. The determination of whether any Participant or former Participant has engaged in a serious breach of conduct or any prohibited solicitation shall be determined by the Committee in good faith and in its sole discretion.

Further, notwithstanding any provision of the Plan to the contrary, if the Corporation is required to restate any of its financial statements because of a material financial reporting violation, the Corporation shall recover the amount in excess of the Award payable under the Corporation’s restated financial statements, or such other amount required under the Dodd-Frank Act or any other applicable law or policy. The Corporation shall recover this amount from any current or former Participant who received a payment under this Plan during the three-year period preceding the date on which the restatement is required, or from any other individual specified in the Dodd-Frank Act. In addition, if the Committee determines that a Participant (1) took unnecessary or excessive risk, (2) manipulated earnings, or (3) engaged in any misconduct described in the Huntington Bancshares Incorporated Recoupment Policy (the “Recoupment Policy”), the Committee shall terminate the Participant’s participation in this Plan and require repayment of any amount previously paid under this Plan in accordance with the terms of the Recoupment Policy, any other applicable policy of the Corporation, and any other applicable laws and regulations.

ARTICLE 21.

INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Corporation an opportunity at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Charter or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

ARTICLE 22.

SUCCESSORS

All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Corporation, or a merger, consolidation, or otherwise.

ARTICLE 23.

UNFUNDED PLAN

The Plan shall be unfunded and the Corporation shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Awards under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. Except as provided herein, no such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

ARTICLE 24.

NOTIFICATION UNDER CODE SECTION 83(b)

If the Participant, in connection with the exercise of any Option, or the grant of Shares from an Award of SARs, or Restricted Stock, desires to make the election permitted under Code Section 83(b) to include in such Participant’s gross income in the year of transfer the amounts specified in Code Section 83(b), then such Participant shall notify the Corporation of the desired election within ten (10) days before the filing of the notice of the election with the Internal Revenue Service in addition to any filing and notification required under regulations issued under Code Section 83(b). The Committee may, in connection with the grant of an Award or at any time thereafter before such an election being made, prohibit a Participant from making the election described above.

ARTICLE 25.

OTHER PLANS

Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Corporation or any Subsidiary to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a Subsidiary, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined. However, no such plan will be established or operated in a way that entitles or allows a Covered Employee to receive an award under such plan as a substitution or supplement for not achieving goals under this Plan.

ARTICLE 26.

LEGAL CONSTRUCTION

26.1    GENDER AND NUMBER.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

26.2    SEVERABILITY.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, but only if the intent of the Plan can be implemented without such severed provision.

26.3    REQUIREMENTS OF LAW.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

26.4    GOVERNING LAW.    In order to benefit Participants by establishing a uniform application of law with respect to the administration of the Plan, the Plan and all agreements hereunder shall be interpreted in accordance with Ohio law, except to the extent superseded by federal law and without regard to any choice of law provisions. Any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Plan, shall be brought in any court of the State of Ohio and of the United States for the Southern District of Ohio. The Corporation, each Participant, and any related parties irrevocably and unconditionally consent to the exclusive jurisdiction of such courts in any such litigation related to this Plan and any agreements hereunder, such parties irrevocably and unconditionally waive any objection that venue is improper or that such litigation has been brought in an inconvenient forum.

26.5    CODE SECTION 409A.    Anything under the Plan or an Award Agreement to the contrary notwithstanding, to the extent applicable, it is intended that any Awards under the Plan which provide for a “deferral of compensation” subject to Code Section 409A shall comply with the provisions of Code Section 409A, and the Plan and all applicable Awards shall be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a Retirement or other termination of service will be payable only if such event qualifies as a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)). Further, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon the Participant’s separation from service (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and the Corporation’s Executive Deferred Compensation Plan (or any successor thereto)) of the Company or Subsidiary, shall not be paid until the earlier of (a) the date that is six months following such separation from service or (b) the date of the Participant’s death following such separation from service.

26.6    NO LIABILITY WITH RESPECT TO ADVERSE TAX TREATMENT.    Notwithstanding any provision of this Plan to the contrary, in no event shall the Corporation or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S., foreign, state, local, or other tax or withholding treatment or (ii) avoid adverse tax or withholding treatment under U.S., foreign, state, local, or other law, including, without limitation, Code Section 409A.

Vote by Internet • Go to www.envisionreports.com/HBAN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Huntington Bancshares Incorporated Shareholders’ Meeting to be Held on April 23, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/HBAN to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 15, 2015, to facilitate timely delivery.

Proxy – Huntington Bancshares Incorporated

The 2015 annual meeting of shareholders of Huntington Bancshares Incorporated, a Maryland corporation, will be held on Thursday, April 23, 2015, at our Easton Business Service Center, 7 Easton Oval, Columbus, Ohio, at 2:00 p.m. EDT.

The matters to be considered and voted on at the meeting, each as more fully described in the proxy materials, are listed below:

1.	Election of directors:
	01 - Ann B. Crane	02 - Steven G. Elliott	03 - Michael J. Endres	04 - John B. Gerlach, Jr.	05 - Peter J. Kight
	06 - Jonathan A. Levy	07 - Eddie R. Munson	08 - Richard W. Neu	09 - David L. Porteous	10 - Kathleen H. Ransier
11 - Stephen D. Steinour

2.	Approval of the 2015 Long-Term Incentive Plan.

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

4.	An advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the proxy materials.

5.	Any other business that properly comes before the meeting.

The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 – 4.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must authorize a proxy online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/HBAN. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send an email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, plus the number located in the shaded bar on the reverse. State in the email that you want to receive a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 15, 2015.

01ZXXA

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 23, 2015.

Vote by Internet • Go to www.envisionreports.com/HBAN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 – 4.

1. Election of Directors:	☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.	+

01 – Ann B. Crane, 02 – Steven G. Elliott, 03 – Michael J. Endres,

04 – John B. Gerlach, Jr., 05 – Peter J. Kight, 06 – Jonathan A. Levy,

07 – Eddie R. Munson, 08 – Richard W. Neu, 09 – David L. Porteous,

10 – Kathleen H. Ransier, 11 – Stephen D. Steinour

01 - ☐ 02 - ☐ 03 - ☐ 04 - ☐ 05 - ☐ 06 - ☐

07 - ☐ 08 - ☐ 09 - ☐ 10 - ☐ 11 - ☐

☐ FOR all nominees	☐ WITHHOLD vote from all nominees

	For	Against	Abstain		For	Against	Abstain
2. Approval of the 2015 Long-Term Incentive Plan.	☐	☐	☐	3. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2015.	☐	☐	☐
4. An advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the accompanying proxy statement.	☐	☐	☐	5. Any other business that properly comes before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon and date. If shares are held jointly, each joint owner should sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian or in any other representative capacity, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Huntington Bancshares Incorporated

Proxy Solicited by the Board of Directors for Annual Meeting — April 23, 2015

The undersigned shareholder of Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), hereby appoints Larry D. Case, Mary Beth M. Clary, and Elizabeth B. Moore, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Huntington Annual Meeting of Shareholders to be held on Thursday, April 23, 2015, at our Easton Business Service Center, 7 Easton Oval, Columbus, Ohio, at 2:00 p.m. EDT, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

Huntington’s Board of Directors recommends a vote FOR each of the nominees for director and FOR proposals 2 – 4.

IF THIS PROXY IS PROPERLY EXECUTED AND NO DIRECTION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST: FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN; FOR THE APPROVAL OF THE 2015 LONG-TERM INCENTIVE PLAN; FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015; AND FOR THE ADVISORY RESOLUTION TO APPROVE, ON A NON-BINDING BASIS, THE COMPENSATION OF EXECUTIVES AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Vote by Internet • Go to www.envisionreports.com/HBANHIP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Huntington Bancshares Incorporated Shareholders’ Meeting to be Held on April 23, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/HBANHIP to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 15, 2015, to facilitate timely delivery.

Huntington Investment and Tax Savings Plan

The 2015 annual meeting of shareholders of Huntington Bancshares Incorporated, a Maryland corporation, will be held on Thursday, April 23, 2015, at our Easton Business Service Center, 7 Easton Oval, Columbus, Ohio, at 2:00 p.m. EDT.

The matters to be considered and voted on at the meeting, each as more fully described in the proxy materials, are listed below:

1.	Election of directors:
	01 - Ann B. Crane	02 - Steven G. Elliott	03 - Michael J. Endres	04 - John B. Gerlach, Jr.	05 - Peter J. Kight
	06 - Jonathan A. Levy	07 - Eddie R. Munson	08 - Richard W. Neu	09 - David L. Porteous	10 - Kathleen H. Ransier
11 - Stephen D. Steinour

2.	Approval of the 2015 Long-Term Incentive Plan.

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

4.	An advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the proxy materials.

5.	Any other business that properly comes before the meeting.

The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 – 4.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must authorize a proxy online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/HBANHIP. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send an email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, plus the number located in the shaded bar on the reverse. State in the email that you want to receive a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 15, 2015.

01ZXZA

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 21, 2015.

Vote by Internet • Go to www.envisionreports.com/HBANHIP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 – 4.

1. Election of Directors:	☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.

01 – Ann B. Crane, 02 – Steven G. Elliott, 03 – Michael J. Endres,

04 – John B. Gerlach, Jr., 05 – Peter J. Kight, 06 – Jonathan A. Levy,

07 – Eddie R. Munson, 08 – Richard W. Neu, 09 – David L. Porteous,

10 – Kathleen H. Ransier, 11 – Stephen D. Steinour

01 - ☐ 02 - ☐ 03 - ☐ 04 - ☐ 05 - ☐ 06 - ☐

07 - ☐ 08 - ☐ 09 - ☐ 10 - ☐ 11 - ☐

☐ FOR all nominees	☐ WITHHOLD vote from all nominees

	For	Against	Abstain		For	Against	Abstain
2. Approval of the 2015 Long-Term Incentive Plan.	☐	☐	☐	3. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2015.	☐	☐	☐
4. An advisory resolution to approve, on a non-binding basis, the compensation of executives as disclosed in the accompanying proxy statement.	☐	☐	☐	5. Any other business that properly comes before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Huntington Investment and Tax Savings Plan

Instruction Card to Plan Trustee

Huntington Bancshares Incorporated Annual Meeting — April 23, 2015

The undersigned participant in the Huntington Investment and Tax Savings Plan (the “Plan”) hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Larry D. Case, Mary Beth M. Clary, and Elizabeth B. Moore, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Huntington Bancshares Incorporated Annual Meeting of Shareholders to be held on Thursday, April 23, 2015, at our Easton Business Service Center, 7 Easton Oval, Columbus, Ohio, at 2:00 p.m. EDT, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting pursuant to the Plan and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

Huntington’s Board of Directors recommends a vote FOR each of the nominees for director and FOR proposals 2 – 4.

IF NO DIRECTION IS MADE, THE TRUSTEE OF THE PLAN WILL VOTE THE PARTICIPANT’S SHARES AS DIRECTED BY THE PLAN’S ADMINISTRATIVE COMMITTEE IN ACCORDANCE WITH THE TERMS OF THE PLAN.